Exhibit 10.1

AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

Dated as of August 18, 2006

among

SENECA FOODS CORPORATION,

SIGNATURE FRUIT COMPANY, LLC,

and

SENECA SNACK COMPANY

as Borrowers,

THE LENDERS LISTED ON SCHEDULE 1 HERETO,

BANK OF AMERICA, N.A.,

as Administrative Agent, Collateral Agent and Issuing Bank,

GENERAL ELECTRIC CAPITAL CORPORATION,

as Syndication Agent

COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK INTERNATIONAL”, NEW YORK BRANCH,

as Documentation Agent

with

BANC OF AMERICA SECURITIES LLC,

as Arranger

CTDOCS/1667596.9

1.	DEFINITIONS AND RULES OF INTERPRETATION	1
1.1.	Definitions	1
1.2.	Rules of Interpretation	31
1.3.	Joint and Several Obligations	32

2.	THE REVOLVING CREDIT FACILITY	34
2.1.	Commitment to Lend	34
2.2.	Unused Fee	34
2.3.	Reduction of Total Commitment	34
2.4.	The Notes	34
2.5.	Interest on Loans	35
2.6.	Requests for Loans	36
2.7.	Conversion Options	36
2.8.	Funds for Loan	37
2.9.	Change in Borrowing Base	38
2.10.	Settlements	38
2.11.	Repayments of Loans Prior to Event of Default	39
2.12.	Repayments of Loans After Event of Default	41
2.13.	Increase in Commitments	41

3.	REPAYMENT OF THE LOANS	42
3.1.	Maturity	42
3.2.	Mandatory Repayments of Loans	43
3.3.	Optional Repayments of Loans	43

4.	LETTERS OF CREDIT	44
4.1.	Letter of Credit Commitments; LC Guaranty	44
4.2.	Reimbursement Obligation of the Borrowers	46
4.3.	Letter of Credit Payments	47
4.4.	Obligations Absolute	47
4.5.	Reliance by Issuer	48
4.6.	Letter of Credit Fee	48

5.	CERTAIN GENERAL PROVISIONS	49
5.1.	Administrative Agent’s Fee	49
5.2.	Funds for Payments	49
5.3.	Computations	50
5.4.	Inability to Determine LIBOR Rate	51
5.5.	Illegality	51
5.6.	Additional Costs, etc	51
5.7.	Capital Adequacy	52
5.8.	Certificate	53
5.9.	Indemnity	53
5.10.	Interest After Default	53
5.11.	Replacement of Lenders	53

6.	COLLATERAL SECURITY	54

7.	REPRESENTATIONS AND WARRANTIES	54
7.1.	Corporate Authority	54
7.2.	Governmental Approvals	55
7.3.	Title to Properties; Leases	55
7.4.	Financial Statements and Projections	55
7.5.	No Material Adverse Changes, etc	56
7.6.	Franchises, Patents, Copyrights, etc	56
7.7.	Litigation	57
7.8.	No Materially Adverse Contracts, etc	57
7.9.	Compliance with Other Instruments, Laws, etc	57
7.10.	Tax Status	57
7.11.	No Event of Default	57
7.12.	Holding Company and Investment Company Acts	57
7.13.	Absence of Financing Statements, etc	58
7.14.	Perfection of Security Interest	58
7.15.	Certain Transactions	58
7.16.	Employee Benefit Plans	58
7.17.	Use of Proceeds	59
7.18.	Environmental Compliance	60
7.19.	Subsidiaries, etc	61
7.20.	Bank Accounts	61
7.21.	Alliance Agreement	61
7.22.	Signature Fruit Purchase Agreement	61
7.23.	Hancock Amended and Restated Note Agreement Documents and the Master Reimbursement Agreement	62
7.24.	PACA	62
7.25.	Subsidiary Business	62
7.26.	Perfection Certificates	62
7.27.	Food Security Act	62
7.28.	Disclosure	62

8.	AFFIRMATIVE COVENANTS	62
8.1.	Punctual Payment	62
8.2.	Maintenance of Office	63
8.3.	Records and Accounts	63
8.4.	Financial Statements, Certificates and Information	63
8.5.	Notices	65
8.6.	Legal Existence; Maintenance of Properties	67
8.7.	Insurance	67
8.8.	Taxes	67
8.9.	Inspection of Properties and Books, etc	68
8.10.	Compliance with Laws, Contracts, Licenses, and Permits	69
8.11.	Employee Benefit Plans	69
8.12.	Use of Proceeds	69
8.13.	Bank Accounts	70
8.14.	Additional Matters Relating to PACA	70
8.15.	Food Security Act	72
8.16.	Additional Subsidiaries	72
8.17.	Further Assurances	72

9.	CERTAIN NEGATIVE COVENANTS	72
9.1.	Restrictions on Indebtedness	72
9.2.	Restrictions on Liens	73
9.3.	Restrictions on Investments	75
9.4.	Restricted Payments	76
9.5.	Merger, Consolidation and Disposition of Assets	76
9.6.	Sale and Leaseback	77
9.7.	Compliance with Environmental Laws	77
9.8.	Subordinated Indebtedness	77
9.9.	Employee Benefit Plans	77
9.10.	Business Activities	78
9.11.	Fiscal Year	78
9.12.	Transactions with Affiliates	78
9.13.	Bank Accounts	78
9.14.	Subsidiary Business	79
9.15.	Accounts Receivable	79
9.16.	Hancock Signature Note Agreement Loans and Silgan Payable	79
9.17.	Subsidiary Business	79

10.	FINANCIAL COVENANTS	79
10.1.	Minimum EBITDA	79

11.	CLOSING CONDITIONS	79
11.1.	Loan Documents and Signature Fruit Purchase Agreement	79
11.2.	Certified Copies of Governing Documents	80
11.3.	Corporate or Other Action	80
11.4.	Incumbency Certificate	80
11.5.	Validity of Liens	81
11.6.	Perfection Certificates and UCC Search Results	81
11.7.	Landlord Warehouse Consents and Mortgagee Consents	81
11.8.	Certificates of Insurance	81
11.9.	Agency Account Agreements	81
11.10.	Borrowing Base Report; Excess Availability	81
11.11.	Accounts Receivable Aging Report	81
11.12.	Solvency Certificate	82
11.13.	Opinions of Counsel	82
11.14.	Payment of Fees	82
11.15.	Payoff Letter and/or Termination Agreement	82
11.16.	Disbursement Instructions	82
11.17.	Signature Fruit Tax Sharing Agreement	82
11.18.	Underwriting Fee	82

12.	CONDITIONS TO ALL BORROWINGS	83
12.1.	Representations True; No Event of Default	83
12.2.	No Legal Impediment	83
12.3.	Proceedings and Documents	83
12.4.	Borrowing Base Report	83

13.	EVENTS OF DEFAULT; ACCELERATION; ETC	83
13.1.	Events of Default and Acceleration	83
13.2.	Termination of Commitments	87
13.3.	Remedies	87
13.4.	Distribution of Collateral Proceeds	87

14.	THE ADMINISTRATIVE AGENT	88
14.1.	Authorization	88
14.2.	Employees and Administrative Agents	89
14.3.	No Liability	89
14.4.	No Representations	89
14.5.	Payments	90
14.6.	Holders of Loans	91
14.7.	Indemnity	91
14.8.	Administrative Agent as Lender	91
14.9.	Resignation	91
14.10.	Notification of Defaults and Events of Default	92
14.11.	Duties in the Case of Enforcement	92

15.	SUCCESSORS AND ASSIGNS	92
15.1.	General Conditions	92
15.2.	Assignments	93
15.3.	Register	93
15.4.	Participations	94
15.5.	Payments to Participants	94
15.6.	Miscellaneous Assignment Provisions	94
15.7.	Assignee or Participant Affiliated with a Borrower	95
15.8.	New Notes	95
15.9.	Special Purpose Funding Vehicle	95

16.	PROVISIONS OF GENERAL APPLICATIONS	96
16.1.	Setoff	96
16.2.	Expenses	97
16.3.	Indemnification	98
16.4.	Treatment of Certain Confidential Information	99
16.5.	Survival of Covenants, Etc	100
16.6.	Notices	100
16.7.	Governing Law	101
16.8.	Headings	101
16.9.	Counterparts	101
16.10.	Entire Agreement, Etc	102
16.11.	Waiver of Jury Trial	102
16.12.	Consents, Amendments, Waivers, Etc	102
16.13.	Notices to and Consents from the Borrowers	104
16.14.	Severability	104
16.15.	Effective Date	104
16.16.	Patriot Act Notice	104
16.17.	Restatement	104

vi
CTDOCS/1667596.9

Schedules

Schedule 1	Lenders and Commitments
Schedule 7.3	Title to Properties; Leases
Schedule 7.5	Restricted Payments
Schedule 7.6	Proprietary Rights
Schedule 7.7	Litigation
Schedule 7.18	Environmental Compliance
Schedule 7.19	Subsidiaries Etc.
Schedule 7.20	Bank Accounts
Schedule 7.26	Perfection Certificate Updates
Schedule 9.1	Existing Indebtedness
Schedule 9.2	Existing Liens
Schedule 9.3	Existing Investments

Exhibits

Exhibit A	Form of Borrowing Base Report
Exhibit B-1	Form of Amended and Restated Revolving Credit Note
Exhibit B-2	Form of Amended and Restated Swing Line Note
Exhibit C	Form of Loan Request
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Assignment and Acceptance

vi
CTDOCS/1667596.9

AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

This AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT is made as of August 18, 2006, by and among SENECA FOODS CORPORATION, a New York corporation (“Parent”), SIGNATURE FRUIT COMPANY, LLC, a Delaware limited liability company (“Signature Fruit”), and SENECA SNACK COMPANY, a Washington corporation (“Seneca Snack”, and together with the Parent and Signature Fruit, collectively, the “Borrowers”), BANK OF AMERICA, N.A., a national banking association, and the other lending institutions listed on Schedule 1, Bank of America, N.A. as administrative agent for itself and such other lending institutions, GENERAL ELECTRIC CAPITAL CORPORATION, as Syndication Agent, and COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK INTERNATIONAL”, NEW YORK BRANCH as Documentation Agent and BANK OF AMERICA, N.A., a national banking association, as Collateral Agent for itself and such other lending institutions and as Issuing Bank.

WHEREAS, pursuant to a certain Revolving Credit Agreement dated as of May 27, 2003, as amended from time to time (as amended and in effect from time to time, the “Original Credit Agreement”), the Original Lenders agreed to provide (subject to the terms set forth therein) a revolving credit facility to Parent and Seneca Snack;

WHEREAS, the parties wish to add Signature Fruit as a Borrower and to further amend, restate and supersede the Original Credit Agreement in its entirety as more fully set forth herein and to have all existing Loans made and Letters of Credit issued hereafter governed by the terms and conditions of this Credit Agreement.

NOW, THEREFORE, the Borrowers, the Lenders, the Administrative Agent, the Collateral Agent and the Issuing Bank agree that as of the Effective Date (as hereinafter defined), the Original Credit Agreement shall be amended, restated and superseded in its entirety as set forth herein to provide a revolving credit facility to the Borrowers on the terms and conditions set forth herein.

1.	DEFINITIONS AND RULES OF INTERPRETATION.

1.1.  Definitions.

The following terms shall have the meanings set forth in this §1 or elsewhere in the provisions of this Credit Agreement referred to below:

Accounts Receivable. All rights of the Borrowers to payment for goods sold in the ordinary course of business and all rights of the Borrowers to payment for services rendered in the ordinary course of business and all sums of money or other proceeds due thereon pursuant to transactions with account debtors, except for that portion of the sum of money or other proceeds due thereon that relate to sales, use or property taxes in conjunction with such transactions, as recorded on books of account in accordance with GAAP.

Adjustment Date. The first day of the month immediately following the month in which a Compliance Certificate is to be delivered by the Borrowers pursuant to §8.4(c) in respect of a period of four (4) Fiscal Quarters (and not in respect of any twelve (12) month period ending on a date other than the last day of a Fiscal Quarter).

Administrative Agent’s Fee. See §5.1.

Administrative Agent’s Office. The Administrative Agent’s office located at 200 Glastonbury Boulevard, Glastonbury, Connecticut 06033, or at such other location as the Administrative Agent may designate from time to time.

Administrative Agent. Bank of America, N.A., acting as agent for the Lenders, and each other Person appointed as the successor Administrative Agent in accordance with §14.9.

Administrative Agent’s Special Counsel. Bingham McCutchen LLP or such other counsel as may be approved by the Administrative Agent.

Administrative Questionnaire. An Administrative Questionnaire in a form supplied by the Administrative Agent.

Adverse GMOI Event. The occurrence of any one or more of the following: (a) the giving of notice of termination by any party to the Alliance Agreement, (b) the automatic termination of the Alliance Agreement pursuant to any provision thereof, (c) the giving of notice by any party to the Alliance Agreement to another party to the Alliance Agreement that such other party is in material breach of its obligations under the Alliance Agreement, (d) the occurrence of any event referred to in Article XX of the Alliance Agreement (i.e. force majeure) which may result in a Material Adverse Effect, (e) the occurrence of an event of default under the Pillsbury Note, and (f) the commencement of bankruptcy or insolvency proceedings by or against any party to the Alliance Agreement.

Affiliate. With respect to any Person, any Person that would be considered to be an affiliate of such Person under Rule 144(a) of the Rules and Regulations of the Securities and Exchange Commission, as in effect on the date hereof, if such other Person were issuing securities.

Affiliate PACA Contract. See §8.14.1.

Agency Account Agreement. See §8.13.1.

Alliance Agreement. The First Amended and Restated Alliance Agreement among The Pillsbury Company, Grand Metropolitan Incorporated, and Parent dated as of December 8, 1994, as amended February 10, 1995 and as it has been amended by (i) that certain Amendment No. 1 to First Amended and Restated Alliance Agreement, dated as of February 25, 1997, (ii) that certain Amendment No. 2 to First Amended and Restated Alliance Agreement, dated as of July 1, 1998, and (iii) that certain Agreement to Amend First Amended and Restated Alliance Agreement, dated as of May 23, 2002 among The Pillsbury Company, General Mills, Inc., GMOI, and Parent, pursuant to which The Pillsbury Company assigned all of its rights and obligations under the First Amended and Restated Alliance Agreement to GMOI.

Alliance Security Agreement. The Second Amended and Restated Alliance Security Agreement, dated or to be dated on or prior to the Effective Date, between the Parent, Seneca Snack and the Collateral Agent, in its capacity as collateral agent for the Lenders, the holders of the Hancock Notes, and in form and substance satisfactory to the Lenders and the Collateral Agent.

Applicable Margin. For each period commencing on an Adjustment Date through the date immediately preceding the next Adjustment Date (each a “Rate Adjustment Period”), the Applicable Margin shall be the applicable margin set forth below with respect to the Fixed Charge Coverage Ratio, as determined for the Reference Period of the Parent ending on the fiscal quarter ended immediately prior to the applicable Rate Adjustment Period.

Level	Fixed Charge Coverage Ratio	Base Rate Loans	LIBOR Rate Loans	Letter of Credit Fees	Unused Fee
I	Less than 1.30 to 1.00	0.25%	1.50%	1.50%	0.25%
II	Greater than or equal to 1.30 to 1.00 and less than 2.00 to 1.00	0.00%	1.25%	1.25%	0.25%
III	Greater than or equal to 2.00 to 1.00	0.00%	1.00%	1.00%	0.125%

Notwithstanding the foregoing, (a) for the Loans outstanding and the Letter of Credit Fees and the Unused Fee payable during the period commencing on the Closing Date through the date immediately preceding the first Adjustment Date to occur after the fiscal quarter of the Parent ending March 31, 2007, the Applicable Margin shall be the Applicable Margin set forth in Level II above, (b) if the Borrowers fail to deliver any Compliance Certificate pursuant to §8.4(c) hereof then, for the period commencing on the next Adjustment Date to occur subsequent to such failure through the date immediately following the date on which such Compliance Certificate is delivered, the Applicable Margin shall be the highest Applicable Margin set forth above, and (c) if the financial statements for any period are determined to have been inaccurate or such financial statements are restated, and the Fixed Charge Coverage Ratio would have been lower for such period, and the interest rate accruing on the Loans would have been higher, based on the accurate or restated financial statements, then the Applicable Margin for periods affected thereby shall be retroactively re-determined based on such accurate or restated financial statements and the Borrowers shall pay on demand the additional interest that results from re-determination.

Applicable Pension Legislation. At any time, any pension or retirement benefits legislation (be it national, federal, provincial, territorial or otherwise) then applicable to the Borrowers or any of their Subsidiaries.

Approved Fund. Any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

Arranger. Banc of America Securities LLC.

Asset Sale. Any one or series of related transactions in which a Person or any Subsidiary of such Person conveys, sells, leases, licenses or otherwise disposes of, directly or indirectly, any of its properties, businesses or assets (including the sale or issuance of Capital Stock of any Subsidiary to a Person other than a Borrower) whether owned on the Effective Date or thereafter acquired.

Assignment and Acceptance. An assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by §15.2), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

Balance Sheet Date. March 31, 2006.

Bank of America Concentration Account. See §8.13.1.

Base Rate. The variable annual rate of interest so designated from time to time by Bank of America, N.A. as its “prime rate” or “base rate”, such rate being a reference rate and not necessarily representing the lowest or best rate being charged to any customer. Changes in the Base Rate resulting from any changes in Bank of America, N.A.’s “prime rate” or “base rate” shall take place immediately without notice or demand of any kind.

Base Rate Loans. Loans bearing interest calculated by reference to the Base Rate.

Borrowers. As defined in the preamble hereto.

Borrowing Base. At the relevant time of reference thereto, an amount determined by reference to the most recent Borrowing Base Report, as adjusted pursuant to the provisions below, which is equal to the sum of:

(a)  up to 85% of Eligible Accounts Receivable of the Borrowers; plus

(b)  85% of the net Orderly Liquidation Value of Eligible Inventory consisting of finished goods and can and can stock raw materials (other than Cold Storage Pears)(it being understood that the percentages used in calculating the Orderly Liquidation Value have been rounded-up for the period from the Effective Date through and up to the date of the Administrative Agent’s receipt of the next inventory appraisal after the Effective Date; thereafter, the percentages used in calculating the Orderly Liquidation Value will be rounded up to the nearest whole percentage); minus

(c)  the Reserves.

Any Accounts Receivable or inventory acquired in connection with a Permitted Acquisition shall not be included in the Borrowing Base until the Administrative Agent’s receipt of a field examination and appraisal of such assets. The Administrative Agent may, in its discretion and in a commercially reasonable manner, from time to time, upon five (5) days’ prior notice to the Parent, (x) reduce the lending formula with respect to Eligible Accounts Receivable, or (y) reduce the lending formulas with respect to Eligible Inventory. In determining whether to reduce the lending formulas, the Administrative Agent may consider events, conditions, contingencies or risks which are also considered in determining Eligible Accounts Receivable, Eligible Inventory or in establishing the Reserves. The Administrative Agent may also, in its discretion, from time to time, include in the Borrowing Base up to 85% of the net Orderly Liquidation Value of Eligible Inventory consisting of frozen vegetables (not including Green Giant frozen vegetables).

Borrowing Base Report. A Borrowing Base Report signed by the chief financial officer or other senior officer satisfactory to the Administrative Agent of the Parent and in substantially the form of Exhibit A hereto.

Business Day. Any day other than a Saturday or Sunday on which banking institutions in the State of Connecticut are open for the transaction of banking business and, in the case of LIBOR Rate Loans, which is also a LIBOR Business Day.

California Producer’s Lien Law. §55631, et seq. of the California Food and Agricultural Code.

Capital Assets. Fixed assets, both tangible (such as land, buildings, fixtures, machinery and equipment) and intangible (such as patents, copyrights, trademarks, franchises and goodwill); provided that Capital Assets shall not include any item customarily charged directly to expense or depreciated over a useful life of twelve (12) months or less in accordance with GAAP.

Capital Expenditure Reserve. The reserve that the Administrative Agent from time to time may establish in respect of Capital Expenditures made by the Parent or any of its Subsidiaries (it being understood that such reserve shall initially be an amount equal to $25,000,000).

Capital Expenditures. With respect to any Person, amounts paid or Indebtedness incurred by such Person or any of its Subsidiaries in connection with (i) the purchase or lease of Capital Assets that would be required to be capitalized and shown on the balance sheet of such Person in accordance with GAAP or (ii) the lease of any assets by such Person or a Subsidiary of such Person as lessee under any Synthetic Lease to the extent that such assets would have been Capital Assets had the Synthetic Lease been treated for accounting purposes as a Capitalized Lease.

Capitalized Leases. Leases under which a Borrower or a Subsidiary of a Borrower is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP.

Capital Stock. Any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

Cash Equivalents. As to the Borrowers and their Subsidiaries, (a) securities issued or directly and fully guaranteed or insured by the United States of America and having a maturity of not more than six (6) months from the date of acquisition; (b) certificates of deposit, time deposits and eurodollar time deposits with maturities of six (6) months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six (6) months and overnight bank deposits, in each case, (i) with any Lenders or (ii) with any domestic commercial bank organized under the laws of the United States of America or any state thereof or a foreign subsidiary of such bank, in each case having a rating of not less than A or its equivalent by S&P or any successor and having capital and surplus in excess of $1,000,000,000; (c) repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in clauses (a) and (b) above; (d) any commercial paper or finance company paper issued by (i) any Lender or any holding company controlling any Lender or (ii) any other Person organized and existing under the laws of the United States of America or any state thereof whose debt securities are rated not less than “P-1” or “A-1” or their equivalents by Moody’s or S&P or their successors and (e) money-market mutual funds that invest solely in the investments set forth in any of items (a) through (d), inclusive, above.

Cash Management Services. Any cash management services (including, without limitation, ACH and similar transactions, the maintenance of operating or deposit accounts and the provision of checking or overdraft facilities) from time to time made available to the Borrowers by any of the Lenders, the Administrative Agent, the Issuing Bank, or any of their Affiliates, individually or collectively.

Casualty Event. With respect to any property (including any interest in property) of any Person or any of its Subsidiaries, any loss of, damage to, or condemnation or other taking of, such property for which any such Person or Subsidiary receives insurance proceeds, proceeds of a condemnation award or other compensation.

CERCLA. See §7.18(a).

Change of Control. An event or series of events by which (a) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act), directly or indirectly, of thirty percent (30%) or more of the combined voting power of the outstanding shares of Capital Stock of Parent, (b) during any period of twelve consecutive calendar months, individuals who were directors of Parent on the first day of such period (together with any new director whose election by the board of directors of Parent or whose nomination for election by the stockholders of Parent was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) shall cease to constitute a majority of the board of directors of Parent, or (c) the shareholders or directors of any Borrower shall have approved (i) any merger or consolidation in which such Borrower is not the surviving or continuing corporation or pursuant to which shares of such Borrower’s stock would be converted into cash, securities or other property, other than a merger of such Borrower in which shareholders immediately prior to the merger continue to be the beneficial owners of voting securities sufficient to maintain voting control of the surviving corporation immediately after the merger; (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of such Borrower, or (iii) any plan of liquidation or dissolution of such Borrower.

Closing Date. The first date on which the conditions set forth in §11 of the Original Credit Agreement were satisfied and any Loan was made or any Letter of Credit issued thereunder.

Code. The Internal Revenue Code of 1986, as amended.

Cold Storage Pears. Inventory of the Borrowers consisting of pears which are placed in cold storage for ripening.

Collateral. All of the property, rights and interests of the Borrowers and their Subsidiaries that are or are intended to be subject to the Liens created by the Security Documents.

Collateral Agent. Bank of America, N.A., acting as collateral agent in respect of the Collateral for the Lenders and the holders of the Hancock Notes, if any, and each other Person appointed as the successor Collateral Agent in accordance with the Intercreditor Agreement.

Commitment. With respect to each Lender, the amount set forth on Schedule 1 hereto as the amount of such Lender’s commitment to make Loans to, and to participate in the issuance, extension and renewal of Letters of Credit for the account of, the Borrowers, as the same may be increased (pursuant to §2.13) or reduced from time to time; or if such commitment is terminated pursuant to the provisions hereof, zero.

Commitment Percentage. With respect to each Lender, the percentage set forth on Schedule 1 hereto as such Lender’s percentage of the aggregate Commitments of all of the Lenders.

Compliance Certificate. See §8.4(c).

Consolidated or consolidated. With reference to any term defined herein, shall mean that term as applied to the accounts of the Borrowers and their Subsidiaries, consolidated in accordance with GAAP.

Consolidated Net Income. With respect to any Person and any fiscal period, the consolidated net income (or deficit) of such Person and its Subsidiaries, after deduction of all expenses, taxes, and other proper charges, determined in accordance with GAAP, after eliminating therefrom all extraordinary nonrecurring items of income.

Consolidated Total Interest Expense. With respect to any Person, for any period, the aggregate amount of interest required to be paid or accrued by such Person and its Subsidiaries during such period on all Indebtedness of such Person and its Subsidiaries outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of any Capitalized Lease or any Synthetic Lease, and including the Unused Fee, Administrative Agent’s Fees and Letter of Credit Fees payable hereunder and all other agency fees, facility fees, balance deficiency fees and similar fees or expenses in connection with the borrowing of money.

Contingent Obligation. With respect to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (b) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, (c) any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include any product warranties extended in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

Conversion Request. A notice given by the Borrowers to the Administrative Agent of the Borrowers’ election to convert or continue a Loan in accordance with §2.7.

Credit Agreement. This Amended and Restated Revolving Credit Agreement, including the Schedules and Exhibits hereto.

Default. See §13.1.

Delinquent Lender. See §14.5.3.

Distribution. With respect to the Parent, the declaration or payment of any dividend on or in respect of any shares of any class of Capital Stock of the Parent, other than dividends payable solely in shares of common stock of the Parent; the purchase, redemption, defeasance, retirement or other acquisition of any shares of any class of Capital Stock of the Parent, directly or indirectly through a Subsidiary of the Parent or otherwise (including the setting apart of assets for a sinking or other analogous fund to be used for such purpose); the return of capital by the Parent to its equity holders as such; or any other distribution on or in respect of any shares of any class of Capital Stock of the Parent.

Dollars or $. Dollars in lawful currency of the United States of America.

Domestic Lending Office. Initially, the office of each Lender designated as such in Schedule 1 hereto; thereafter, such other office of such Lender, if any, located within the United States that will be making or maintaining Base Rate Loans.

Drawdown Date. The date on which any Loan is made or is to be made, and the date on which any Loan is converted or continued in accordance with §2.7.

EBITDA. For any period and for any Person, (a) the Consolidated Net Income of such Person and its Subsidiaries for such period, plus (b) to the extent deducted in calculating Consolidated Net Income, without duplication, (i) income tax expense of such Person and its Subsidiaries during such period, (ii) Consolidated Total Interest Expense of such Person and its Subsidiaries during such period, (iii) depreciation and amortization, and (iv) other non-recurring extraordinary or unusual non-cash charges for such period, minus (c) to the extent such items were added in calculating Consolidated Net Income of such Person and its Subsidiaries, (i) extraordinary or unusual gains of such Person and its Subsidiaries during such period, and (ii) gains of such Person and its Subsidiaries from any Casualty Event, Asset Sale (except for a sale of inventory in the ordinary course of business) or discontinued operation during such period.

Effective Date. The first date on which the conditions set forth in §11 have been satisfied and any Loan is to be made or any Letter of Credit is to be issued hereunder.

Eligible Accounts Receivable. (a) The aggregate face amount of the Accounts Receivable outstanding and owed to any Borrower as determined in accordance with GAAP consistently applied and as entered on the books and records of such Borrower in the ordinary course of the business operations of such Borrower, minus (b) without duplication, the aggregate amount of any returns, discounts, claims with respect to such accounts, credits, debit memoranda, customer deposits, chargebacks, contra accounts, allowances or excise taxes of any nature (whether issued, owing, granted or outstanding), and which satisfy each of the requirements set forth below:

(i)  the subject goods have been sold and/or services have been rendered on an absolute sale basis and on an open account basis to an account debtor which is not a Governmental Authority or other Person such that the Assignment of Claims Act (or other similar legal or regulatory requirement) would apply to the pledge of receivables of such account debtor, unless the Assignment of Claims Act (or such other legal or regulatory requirement) has been complied with to the satisfaction of the Administrative Agent;

(ii)  a written invoice has been sent to the applicable account debtor and bears an invoice date contemporaneous with or later than the date of sale of such goods or rendering of such service;

(iii)  the Account Receivable does not arise from a sale to the account debtor on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-assignment, sale-on-appraisal, consignment (except in respect of a final sale) or any other repurchase or return basis;

(iv)  the Account Receivable is denominated in Dollars and is not evidenced by chattel paper or an instrument of any kind, and has not been reduced to judgment;

(v)  the account debtor is creditworthy, not insolvent, and not the subject of any bankruptcy or insolvency proceedings of any kind;

(vi)  the account debtor is an entity organized under the laws of one of the United States, whose main office is also located within the United States, or, if the account debtor is not such an entity organized and located within the United States, the account is supported by a letter of credit issued or confirmed by a bank acceptable to the Administrative Agent or by credit insurance, in each case in form and substance satisfactory to the Administrative Agent as to which letter of credit the Administrative Agent has a security interest perfected by control;

(vii)  the Account Receivable is a valid and legally enforceable obligation of the account debtor thereunder, it is not subject to offset which has been asserted or exercised (other than discount for prompt payment or volume discounts given in the ordinary course of a Borrower’s business), or other defense on the part of such account debtor or to any claim on the part of such account debtor denying liability thereunder;

(viii)  the Account Receivable is not subject to any Lien of any kind except for the Lien of the Collateral Agent and/or the Administrative Agent securing the Obligations and the Permitted Liens;

(ix)  the Account Receivable has not remained outstanding in whole or in part for more than sixty (60) days after the due date (invoiced in accordance with the Borrowers’ usual and customary terms as in effect on the Effective Date) or for more than ninety (90) days from the date of invoice;

(x)  the Account Receivable does not arise out of a transaction (direct or indirect) with an Affiliate of any Borrower;

(xi)  the Account Receivable is not owing from an account debtor from whom fifty percent (50%) or more of the dollar amount of all accounts receivable are deemed ineligible under clause (ix) above;

(xii)  the Account Receivable constitutes Collateral in which the Collateral Agent or the Administrative Agent has (A) a valid and perfected first priority Lien securing the Obligations with respect to Collateral comprised of the PACA Commodities subject only to Permitted Liens under §9.2.1(x) and (B) a valid and perfected first priority Lien securing the Obligations with respect to all other Collateral;

(xiii)  such Borrower has not made an agreement with the account debtor to extend the time of payment of the then-outstanding Account Receivable;

(xiv)  the account debtor is not located in Minnesota (or any other jurisdiction which adopts a statute or other requirement with respect to which any Person that obtains business from within such jurisdiction or is otherwise subject to such jurisdiction’s tax law must file a “Business Activity Report” (or other applicable report) or make any other required filings in a timely manner in order to enforce its claims in such jurisdiction’s courts or arising under such jurisdiction’s laws); provided that Accounts Receivable which would be Eligible Accounts Receivable but for the terms of this clause (xiv) shall nonetheless be deemed to be Eligible Accounts Receivable if the Borrower that owns such Account Receivable has filed a “Business Activity Report” (or other applicable report) with the applicable state office or is qualified to do business in such jurisdiction and, at the time the Account Receivable was created, was qualified to do business in such jurisdiction or had on file with the applicable state office a current “Business Activity Report” (or other applicable report);

(xv)  except for Accounts Receivable arising from sales of inventory pursuant to the Alliance Agreement, the total unpaid Accounts Receivable owing from such account debtor do not exceed twenty percent (20%) of all Eligible Accounts Receivable;

(xvi)  the Account Receivable does not consist of a progress billing or an excess billing; and

(xvii)  the Account Receivable is not owed by an account debtor that has a pending PACA Claim being asserted against a Borrower or any Subsidiary of a Borrower at the time that the Eligible Accounts are being determined;

provided however, that the Administrative Agent may in its discretion, (i) exclude particular accounts from the definition of Eligible Accounts Receivable and (ii) impose additional and/or more restrictive eligibility or valuation criteria than those set forth above as preconditions for any account to be deemed to be an Eligible Account hereunder.

Eligible Assignee. Any of (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and (ii) unless a Default or an Event of Default has occurred and is continuing, the Parent (each such approval not to be unreasonably withheld or delayed).

Eligible Inventory. Finished goods, raw materials and, with respect to work in process inventory, frozen vegetables, of any Borrower recorded on the books and records of such Borrower in the ordinary course of the business operations of such Borrower, which inventory satisfies each of the following requirements:

(i)  it is in good and merchantable condition;

(ii)  it meets all standards imposed by any government agency having regulatory authority over such goods and/or their use, manufacture and/or sale;

(iii)  it has been physically received in the continental United States by a Borrower, is not in transit, and is located at (A) a facility owned by a Borrower not subject to any Lien, (B) a facility leased by a Borrower as to which the landlord of such facility shall have entered into a Landlord Warehouse Consent, (C) a warehouse facility as to which the warehouseman of such warehouse facility shall have entered into a Landlord Warehouse Consent, (D) a facility owned by a Borrower subject to a mortgage as to which the mortgagee of such Real Estate shall have entered into a Mortgagee Consent, or (E) other locations (including, without limitation, facilities owned by a Borrower and encumbered by a mortgage or similar Lien or facilities which are leased by a Borrower and as to any of which no Landlord Warehouse Consent, Mortgagee Consent or similar waiver or consent has been entered into, provided that the amount of inventory that may be Eligible Inventory under clause (E) of this clause (iii) will not at any time exceed five percent (5%) of all inventory of the Borrowers in the aggregate, subject to the maintenance of Reserves with respect thereto, it being understood, however, that the Administrative Agent anticipates, without limiting the generality of the Administrative Agent’s discretion with respect to the maintenance of additional Reserves, that the Reserves will include an amount equal to the amount of rent, mortgage payments, fees and equivalent amounts that are payable by the Borrowers for a period of 90 days with respect to any location (1) referenced in clause (E) of this clause (iii) and (2) any other location for which the landlord, warehouseman or mortgagee with respect thereto has not waived or subordinated any rights it may have in the Collateral to the rights of the Collateral Agent and/or the Administrative Agent, as applicable;

(iv)  it is currently held for sale and currently salable in the normal course of the business operations, or, as respects raw materials or work in process, is incorporated or is being held to be incorporated in customer products being produced or provided by any Borrower;

(v)  it does not constitute returned (unless suitable for resale), excess, obsolete, unsalable, shopworn, seconds, used, damaged or unfit inventory;

(vi)  it has not remained in the possession of such Borrower for more than twenty-four (24) months, or has not otherwise been determined by the Administrative Agent in its sole discretion to constitute slow-moving inventory;

(vii)  it is not subject to a sale to an account debtor on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment or any other repurchase or return basis;

(viii)  it is not subject to any Lien of any kind except for the Lien of the Collateral Agent or the Administrative Agent securing the Obligations and the Permitted Liens;

(ix)  it has not been sold to any Borrower;

(x)  it is not being processed for or held for sale to GMOI or any Affiliate thereof, pursuant to the Alliance Agreement or otherwise;

(xi)  it does not contain or bear any Proprietary Rights licensed to Signature Fruit by any Person, unless the Administrative Agent is satisfied that it may sell or otherwise dispose of such Inventory in accordance with the terms of the Signature Fruit Security Agreement without infringing the rights of the licensor of such Proprietary Rights or violating any contract with such licensor (and without payment of any royalties other than any royalties due with respect to the sale or disposition of such Inventory pursuant to the existing license agreement), and, as to which Signature Fruit has delivered to the Administrative Agent a consent or sublicense agreement from such licensor in form and substance acceptable to the Administrative Agent; and

(xii)  it was not purchased from a Person that has a pending PACA Claim being asserted against a Borrower or any Subsidiary of a Borrower at the time that the Eligible Inventory is being determined;

provided however, that the Administrative Agent may in its discretion, (A) exclude particular items of inventory from the definition of Eligible Inventory and (B) impose additional and/or more restrictive eligibility or valuation criteria than those set forth above as preconditions for any item of inventory to be deemed to be Eligible Inventory hereunder.

Employee Benefit Plan. Any employee benefit plan within the meaning of §3(3) of ERISA maintained or contributed to by a Borrower or any ERISA Affiliate, other than a Guaranteed Pension Plan or a Multiemployer Plan.

Environmental Laws. See §7.18(a).

EPA. See §7.18(b).

ERISA. The Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate. Any Person which is treated as a single employer with any Borrower under §414 of the Code.

ERISA Reportable Event. A reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA and the regulations promulgated thereunder.

Eurocurrency Reserve Rate. For any day with respect to a LIBOR Rate Loan, the maximum rate (expressed as a decimal) at which any bank subject thereto would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulations relating to such reserve requirements) against “Eurocurrency Liabilities” (as that term is used in Regulation D), if such liabilities were outstanding, which rate is presently zero (0). The Eurocurrency Reserve Rate shall be adjusted automatically on and as of the effective date of any change in the Eurocurrency Reserve Rate.

Event of Default. See §13.1.

Excess Availability. As of any date of determination thereof, the difference between (a) the lesser of (i) the aggregate Total Commitments at such time and (ii) the Borrowing Base at such time and (b) the sum of the outstanding Loans, Maximum Drawing Amount and Unpaid Reimbursement Obligations at such time.

Excess Availability Percentage. As of any date of determination thereof, the quotient (expressed as a percentage) of (a) the Excess Availability on such date, divided by (b) the lesser of (i) the Total Commitment on such date and (ii) the Borrowing Base on such date.

Existing Letters of Credit. See §4.1.1(a).

Existing Signature Credit Agreement. The Amended and Restated Credit Agreement, dated as of June 14, 2006, among Signature Fruit, the lenders party thereto and Bank of America, N.A., as administrative agent for such lenders.

Existing Signature Lenders. Collectively, the lenders under the Existing Signature Credit Agreement.

Fee Letter. The fee letter dated as of August 14, 2006 among the Parent, the Administrative Agent and the Arranger.

Fees. Collectively, the Unused Fee, the Letter of Credit Fees, the Administrative Agent’s Fee, and the Underwriting Fee.

Fiscal Quarter. The fiscal quarter of the Parent.

Financial Affiliate. A Subsidiary of the bank holding company controlling any Lender, which Subsidiary is engaging in any of the activities permitted by §4(e) of the Bank Holding Company Act of 1956 (12 U.S.C. §1843).

Fixed Charge Coverage Condition. With respect to any acquisition or debt prepayment or purchase at any time, means the condition that (a) the Fixed Charge Coverage Ratio for the Reference Period most recently ended at such time (calculated, with respect to acquisitions, on a pro forma basis) (determined in a manner acceptable to the Administrative Agent) after giving effect to such acquisition or debt prepayment or purchase, would be greater than 1.10 to 1.00, and (b) the Fixed Charge Coverage Ratio for the next four (4) complete Fiscal Quarters after the consummation of such acquisition, as projected by the Borrowers in a manner acceptable to the Administrative Agent, after giving effect to such acquisition, would be greater than 1.10 to 1.00.

Fixed Charge Coverage Ratio. For any period, the ratio of (a) (i) EBITDA of the Parent and its Subsidiaries for such period, minus (ii) the amount by which Capital Expenditures of Parent and its Subsidiaries made during such period exceeded $25,000,000, minus (iii) the aggregate amount paid, or required to be paid, in cash in respect of the current portion of all income taxes for such period (but not less than zero), minus (iv) the aggregate amount of Distributions made by the Parent during such period, to (b) the sum for the Parent and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of (i) the aggregate amount of Consolidated Total Interest Expense of Parent and its Subsidiaries for such period, plus (ii) the aggregate amount of regularly scheduled payments of principal in respect of Indebtedness for borrowed money and other debt instruments (including the principal component of any payments in respect of Capital Lease Obligations and Synthetic Leases) paid or required to be paid by Parent and its Subsidiaries during such period.

Food Security Act. The Food Security Act of 1985, as amended, and the rules and regulations promulgated thereunder from time to time in effect.

Fund. Any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

GAAP or generally accepted accounting principles. (a) When used in §10 or in the definition of Applicable Margin, whether directly or indirectly through reference to a capitalized term used therein, means (i) principles that are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, in effect for the fiscal year ended on the Balance Sheet Date, and (ii) to the extent consistent with such principles, the accounting practice of Parent reflected in its consolidated financial statements for the year ended on the Balance Sheet Date, and (b) when used in general, other than as provided above, means principles that are (i) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time, and (ii) consistently applied with past financial statements of Parent adopting the same principles, provided that in each case referred to in this definition of “GAAP” a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in GAAP) as to financial statements in which such principles have been properly applied.

General Electric. General Electric Capital Corporation.

GMOI. General Mills Operations, Inc.

Governing Documents. With respect to any Person, its certificate or articles of incorporation, certificate of formation, or, as the case may be, certificate of limited partnership, its by-laws, operating agreement or, as the case may be, partnership agreement or other constitutive documents and all shareholder agreements, voting trusts and similar arrangements applicable to any of its Capital Stock.

Governmental Authority. Any foreign, federal, state, regional, local, municipal or other government, or any department, commission, board, bureau, agency, public authority or instrumentality thereof, or any court or arbitrator.

Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by a Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

Hancock. John Hancock Life Insurance Company.

Hancock Amended and Restated Note Agreement. The Amended and Restated Note Agreement dated as of June 30, 2003 between the Parent and Hancock pursuant to which the Hancock Notes are currently outstanding, as such agreement is in effect on the Effective Date and without giving effect to any amendments thereof after the Effective Date except for amendments which are not in breach of the terms of the Intercreditor Agreement.

Hancock Amended and Restated Note Agreement Documents. The Hancock Amended and Restated Note Agreement, the Hancock Notes and the other documents evidencing, securing or guarantying the Hancock Amended and Restated Note Agreement Loans, as in effect on the Effective Date and without giving effect to any amendments thereof after the Effective Date except for amendments which are not in breach of the terms of the Intercreditor Agreement.

Hancock Amended and Restated Note Agreement Loans. The obligations and Indebtedness of any Borrower or Subsidiary of any Borrower under the Hancock Amended and Restated Note Agreement Documents.

Hancock Collateral. As defined in the Intercreditor Agreement.

Hancock Notes. Collectively, the Mortgage Notes due August 1, 2013 in the original aggregate principal amount of $75,000,000 pursuant to the Hancock Amended and Restated Note Agreement, with a current outstanding aggregate principal amount of $67,015,584.

Hancock Signature Notes. Collectively, the 10% Senior Secured Notes due 2008 in the original aggregate principal amount of $63,776,738.63, and with a current aggregate principal amount of $45,483,000, outstanding pursuant to the Hancock Signature Note Agreement.

Hancock Signature Note Agreement. The Note Purchase Agreement, dated as of March 23, 2001 between Signature Fruit and the purchasers of the notes thereunder pursuant to which the Hancock Signature Notes are currently outstanding, as such agreement is in effect on the Effective Date and without giving effect to any amendments thereof after the Effective Date except for amendments which are not in breach of the terms of the Intercreditor Agreement.

Hancock Signature Note Agreement Documents. The Hancock Signature Note Agreement, the Hancock Signature Notes and the other documents evidencing, securing or guarantying the Hancock Signature Note Agreement Loans, as in effect on the Effective Date and without giving effect to any amendments thereof after the Effective Date except for amendments which are not in breach of the terms of the Intercreditor Agreement.

Hancock Signature Note Agreement Loans. The obligations and Indebtedness of Parent and Signature Fruit under the Hancock Signature Note Agreement Documents.

Hancock 2003 Liquidity Loan Agreement. The Second Amended and Restated Credit Agreement dated as of March 13, 2003 by and among Signature Fruit, the lenders party thereto and John Hancock Life Insurance Company, as Agent.

Hazardous Substances. See §7.18(b).

Hedging Agreement. Any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate futures contract, interest rate option agreement, interest rate exchange agreement, forward currency exchange agreement, forward rate currency agreement, commodity swap, commodity option, forward commodity contract or other similar agreement or arrangement to which any Borrower and any Lender or any Affiliate of a Lender is a party, designed to protect the applicable Borrower against fluctuations in interest rates, exchange rates or forward rates.

Increase Effective Date. See §2.13.4.

Indebtedness. As to any Person and whether recourse is secured by or is otherwise available against all or only a portion of the assets of such Person and whether or not contingent, but without duplication:

(a)  every obligation of such Person for money borrowed,

(b)  every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses,

(c)  every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person,

(d)  every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith),

(e)  every obligation of such Person under any Capitalized Lease,

(f)  every obligation of such Person under any Synthetic Lease,

(g)  every obligation of such Person in respect of sales of (i) accounts or general intangibles for money due or to become due, (ii) chattel paper, instruments or documents creating or evidencing a right to payment of money or (iii) other receivables (collectively, “receivables”), whether pursuant to a purchase facility or otherwise, other than in connection with the disposition of the business operations of such Person relating thereto or a disposition of defaulted receivables for collection and not as a financing arrangement, and together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith,

(h)  every obligation of such Person (an “equity related purchase obligation”) to purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock issued by such Person or any rights measured by the value of such Capital Stock,

(i)  every obligation of such Person under any forward contract, futures contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices (a “derivative contract”), including without limitation the Hedging Agreements,

(j)  every obligation in respect of Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor and such terms are enforceable under applicable law, and

(k)  every Contingent Obligation with respect to Indebtedness of any other Person.

The “amount” or “principal amount” of any Indebtedness at any time of determination represented by (u) any Indebtedness, issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with GAAP, (v) any Capitalized Lease shall be the principal component of the aggregate of the rentals obligation under such Capitalized Lease payable over the term thereof that is not subject to termination by the lessee, (w) any sale of receivables shall be the amount of unrecovered capital or principal investment of the purchaser (other than the Borrowers) thereof, excluding amounts representative of yield or interest earned on such investment, (x) any Synthetic Lease shall be the stipulated loss value, termination value or other equivalent amount, (y) any derivative contract shall be the maximum amount of any termination or loss payment required to be paid by such Person if such derivative contract were, at the time of determination, to be terminated by reason of any event of default or early termination event thereunder, whether or not such event of default or early termination event has in fact occurred, and (z) any equity related purchase obligation shall be the maximum fixed redemption or purchase price thereof inclusive of any accrued and unpaid dividends to be comprised in such redemption or purchase price.

Ineligible Securities. Securities which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. §24, Seventh), as amended.

Intercreditor Agreement. The Amended and Restated Intercreditor Agreement, dated on or prior to the Effective Date, among Hancock, individually and as a collateral agent, the Collateral Agent, the Administrative Agent and the Lenders and as a acknowledged and agreed to by Parent, Seneca Snack, Signature Fruit and Marion, as amended from time to time.

Interest Payment Date. (a) As to any Base Rate Loan, the first day of each calendar month with respect to interest accrued during the prior calendar month, including, without limitation, the calendar month which includes the Drawdown Date of such Base Rate Loan; and (b) as to any LIBOR Rate Loan, (i) the first day of each calendar month with respect to interest accrued during the prior calendar month, and (ii) the last day of such Interest Period.

Interest Period. With respect to each Loan, (a) initially, the period commencing on the Drawdown Date of such Loan and ending on the last day of one of the periods set forth below, as selected by a Borrower in a Loan Request or as otherwise required by the terms of this Credit Agreement (i) for any Base Rate Loan, the last day of each calendar month; (ii) for any LIBOR Rate Loan other than a Swing Line Loan, 1, 2, 3, or 6 months; and (iii) for any Swing Line Loan, 1 day; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Loan and ending on the last day of one of the periods set forth above, as selected by a Borrower in a Conversion Request (except that no Conversion Request shall be required for a Swing Line Loan, which shall at all times that LIBOR Rate Loans are available hereunder be a LIBOR Rate Loan with a 1 day Interest Period and which shall at all other times be Base Rate Loans); provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(A)  if any Interest Period with respect to a LIBOR Rate Loan would otherwise end on a day that is not a LIBOR Business Day, that Interest Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding LIBOR Business Day;

(B)  if any Interest Period with respect to a Base Rate Loan would end on a day that is not a Business Day, that Interest Period shall end on the next succeeding Business Day;

(C)  if a Borrower shall fail to give notice for any Loan (other than a Swing Line Loan) as provided in §2.7, such Borrower shall be deemed to have requested a conversion of the affected LIBOR Rate Loan to a Base Rate Loan and the continuance of all Base Rate Loans as Base Rate Loans on the last day of the then current Interest Period with respect thereto;

(D)  any Interest Period relating to any LIBOR Rate Loan that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last LIBOR Business Day of a calendar month; and

(E)  any Interest Period that would otherwise extend beyond the Maturity Date shall end on the Maturity Date.

Interim Concentration Account. See §8.13.1.

Investments. All expenditures made and all liabilities incurred (contingently or otherwise) for the acquisition of stock or Indebtedness of, or for loans, advances, capital contributions or transfers of property to, or in respect of any guaranties (or other commitments as described under Indebtedness), or obligations of, any Person. In determining the aggregate amount of Investments outstanding at any particular time: (a) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (b) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (c) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (d) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (b) may be deducted when paid; and (e) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

Issuing Bank. Bank of America, N.A.

Landlord Warehouse Consent. With respect to any Real Estate and any assets of a Borrower which are located at Real Estate leased by a Borrower or in the possession of a warehouseman, a letter, certificate or other instrument in writing from the lessor or warehouseman, as applicable, on a form approved by the Administrative Agent or otherwise in form and substance acceptable to the Administrative Agent.

LC Guaranty. A guaranty or indemnity in form and substance satisfactory to the Administrative Agent and the Issuing Bank pursuant to which the Administrative Agent shall guarantee the payment or performance by the Borrowers of their reimbursement obligations in respect of Letters of Credit.

Lender Affiliate. With respect to any Lender, (a) an Affiliate of such Lender or (b) any Approved Fund.

Lender Payment Amounts. With respect to any (a) amounts owed by any Lender in respect of advances made by the Administrative Agent pursuant to §2.8.2, or (b) Settlement Amounts owed by any Lender pursuant to §2.10.2, the product of (i) the average computed for the period referred to in clause (iii) below, of the weighted average interest rate paid by the Administrative Agent for federal funds acquired by the Administrative Agent during each day included in such period, times (ii) (1) with respect to the determination of amounts owed by any Lender pursuant to §2.8.2, the amount of such Lender’s Commitment Percentage of such Loans or (2) with respect to the determination of amounts owed by any Lender pursuant to §2.10.2, the Settlement Amount, as applicable, times (iii) a fraction, the numerator of which is the number of days that elapse from and including the applicable Drawdown Date or Settlement Date, as the case may be, to the date on which the amount of such Lender’s Commitment Percentage of such Loans (with respect to the determination of amounts owed by any Lender pursuant to §2.8.2) or Settlement Amount (with respect to the determination of amounts owed by any Lender pursuant to §2.10.2), as applicable, shall become immediately available to the Administrative Agent, and the denominator of which is 360.

Lenders. Bank of America, N.A. and the other lending institutions listed on Schedule 1 hereto and any other Person who becomes an assignee of any rights and obligations of a Lender pursuant to §15, and, unless the context otherwise requires, the Issuing Bank and the Swing Line Lender.

Letter of Credit. See §4.1.1.

Letter of Credit Application. See §4.1.1.

Letter of Credit Fee. See §4.6.

Letter of Credit Participation. See §4.1.4.

LIBOR Business Day. Any day other than a Saturday or Sunday on which commercial banks are open for international business (including dealings in Dollar deposits) in London or such other eurodollar interbank market as may be selected by the Administrative Agent in its sole discretion acting in good faith.

LIBOR Lending Office. Initially, the office of each Lender designated as such in Schedule 1 hereto; thereafter, such other office of such Lender, if any, that shall be making or maintaining LIBOR Rate Loans.

LIBOR Rate. For any Interest Period with respect to a LIBOR Rate Loan, the rate of interest equal to (i) the rate determined by the Administrative Agent at which Dollar deposits for such Interest Period are offered based on information presented on Page 3750 of the Dow Jones Market Service (formerly known as the Telerate Service) as of 11:00 a.m. London time on the second LIBOR Business Day prior to the first day of such Interest Period, divided by (ii) a number equal to 1.00 minus the Eurocurrency Reserve Rate. If the rate described above does not appear on the Dow Jones Market Service on any applicable interest determination date, the LIBOR Rate shall be the rate (rounded upward, if necessary, to the nearest 1/32nd of a percentage point), determined on the basis of the offered rates for deposits in Dollars for a period of time comparable to such LIBOR Rate Loan which are offered by four major banks in the London interbank market at approximately 11:00 a.m. London time, on the second LIBOR Business Day prior to the first day of such Interest Period as selected by the Administrative Agent. The principal London office of each of the four major London banks will be requested to provide a quotation of its Dollar deposit offered rate. If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in Dollars to leading European banks for a period of time comparable to such Interest Period offered by major banks in New York City at approximately 11:00 a.m. New York City time, on the second LIBOR Business Day prior to the first day of such Interest Period. In the event that the Administrative Agent is unable to obtain any such quotation as provided above, it will be considered that the LIBOR Rate pursuant to a LIBOR Rate Loan cannot be determined.

LIBOR Rate Loans. Loans bearing interest calculated by reference to the LIBOR Rate.

Lien. Any mortgage, deed of trust, security interest, pledge, hypothecation, assignment, attachment, deposit arrangement, encumbrance, lien (statutory, judgment or otherwise), or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any Capitalized Lease, any Synthetic Lease, statutory trust, any financing lease involving substantially the same economic effect as any of the foregoing and the filing of any financing statement under the UCC or comparable law of any jurisdiction).

Loan Documents. This Credit Agreement, the Revolving Credit Notes, the Swing Line Note, the Fee Letter, the Letter of Credit Applications, the Letters of Credit, the LC Guaranty, the Intercreditor Agreement, the Marion Guaranty and the Security Documents and any documents, agreements and/or instruments executed and/or delivered in connection therewith, excluding any Hedging Agreement, in each case as amended, reaffirmed, modified and/or supplemented from time to time.

Loan Request. See §2.6.

Loans. Revolving credit loans made or to be made by the Lenders to the Borrowers pursuant to §2, including the Swing Line Loans.

Local Account. See §8.13.1.

Marion. Marion Foods, Inc., a New York corporation, a wholly owned Subsidiary of Parent.

Marion Guaranty. The Amended and Restated Guaranty, dated on or prior to the Effective Date, executed and delivered by Marion in favor of the Administrative Agent, for the benefit of the Lenders, in form and substance satisfactory to the Lenders and the Administrative Agent.

Master Reimbursement Agreement. The Master Reimbursement Agreement dated as of September 15, 1997 between the Parent and General Electric providing for General Electric to cause the issuance of certain letters of credit to secure the payment of principal and interest on various bonds in an amount up to $23,500,000, as such Master Reimbursement Agreement is in effect on the Effective Date and without giving effect to any amendments thereof after the Effective Date.

Material Adverse Effect. With respect to any event or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding):

(a)  a material adverse effect on the business, properties, prospects, condition (financial or otherwise), assets, operations or income of any Borrower individually or the Borrowers taken as a whole;

(b)  an adverse effect on the ability of any Borrower to perform any of its respective Obligations under any of the Loan Documents to which it is a party; or

(c)  any impairment of the validity, binding effect or enforceability of this Credit Agreement or any of the other Loan Documents, any impairment of the rights, remedies or benefits available to the Administrative Agent, the Collateral Agent or any Lender under any Loan Document or any impairment of the attachment, perfection or priority of any Lien of the Collateral Agent and/or the Administrative Agent under the Security Documents.

In determining whether any individual event could reasonably be expected to result in a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events could reasonably be expected to result in a Material Adverse Effect.

Maturity Date. August 18, 2011.

Maximum Drawing Amount. The maximum aggregate amount that the beneficiaries may at any time draw under outstanding Letters of Credit (determined as if all conditions to such drawing have been satisfied), as such aggregate amount may be reduced from time to time pursuant to the terms of the Letters of Credit.

Moody’s. Moody’s Investors Services, Inc.

Mortgagee Consent. With respect to any Real Estate and any assets of a Borrower which are located at Real Estate owned by a Borrower and subject to a mortgage, a letter, certificate or other instrument in writing from the mortgagee on a form approved by the Administrative Agent or otherwise in form and substance acceptable to the Administrative Agent.

Multiemployer Plan. Any multiemployer plan within the meaning of §3(37) of ERISA maintained or contributed to by any Borrower or any ERISA Affiliate.

Net Cash Sale Proceeds. (a) With respect to any Asset Sale, the net cash proceeds received by a Person less the sum of (i) all reasonable out-of-pocket fees, commissions and other reasonable and customary direct expenses actually incurred in connection with such Asset Sale, including the amount of any transfer or documentary taxes required to be paid by such Person in connection with such Asset Sale, and (ii) the aggregate amount of cash so received by such Person which is required to be used to retire (in whole or in part) any Indebtedness (other than under the Loan Documents) of such Person permitted by this Credit Agreement that was secured by a lien or security interest permitted by this Credit Agreement having priority over the liens and security interests (if any) of the Collateral Agent and/or the Administrative Agent (for the benefit of the Collateral Agent, the Administrative and the Lenders) with respect to such assets transferred and which is required to be repaid in whole or in part (which repayment, in the case of any other revolving credit arrangement or multiple advance arrangement, reduces the commitment thereunder) in connection with such Asset Sale, and (b) with respect to any sale of Capital Stock, the aggregate amount of all cash proceeds received by or for the benefit of any Borrower or Subsidiary of a Borrower therefrom less (i) all reasonable legal, underwriting and similar fees and expenses incurred in connection therewith, and (ii) the aggregate amount of cash so received by such Person which is required by the terms of the Hancock Signature Note Agreement Loans and/or the Silgan Payable to be used, and which is in fact used, to prepay (in whole or in part) the Hancock Signature Note Agreement Loans and/or the Silgan Payable, provided that this clause (b) shall in any event not exceed the amount, if any, of the Hancock Signature Note Agreement Loans and the Silgan Payable that is, pursuant to §9.16 hereof, permitted to be prepaid.

Non-U.S. Lender. See §5.2.3.

Notes. The Revolving Credit Notes and the Swing Line Note.

Obligations. All indebtedness, obligations and liabilities of any of the Borrowers to any of the Lenders, the Issuing Bank, the Administrative Agent and the Collateral Agent, individually or collectively, existing on the date of this Credit Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Credit Agreement or any of the other Loan Documents or any Hedging Agreement or in respect of any of the Loans made or Reimbursement Obligations incurred or any Cash Management Services, any Note, Letter of Credit Application, Letter of Credit or other instruments at any time evidencing any thereof.

Operating Account. See §2.6.2.

Orderly Liquidation Value. With respect to any inventory, the net appraised orderly liquidation value of such inventory, as determined from time to time by the Administrative Agent by reference to the most recent appraisal of the inventory of the Borrowers performed by an appraisal firm acceptable to the Administrative Agent.

Original Lenders. The “Lenders”, as defined in the Original Credit Agreement.

Original Credit Agreement. As defined in the introductory paragraphs hereto.

Outstanding. With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination.

PACA. The Perishable Agricultural Commodities Act (7 USC §§ 499a et seq.) as amended, and the rules and regulations promulgated thereunder from time to time in effect.

PACA Claim. With respect to any Person, any right or claim of or for the benefit of such Person under PACA or any similar law enacted by any other state or jurisdiction including, without limitation, any right, title or interest in or to any claims, remedies or trust assets or other benefits or any proceeds thereof.

PACA Commodities. See §8.14.1.

PACA Conforming Contract. A contract for the purchase of PACA Commodities that complies with each of the provisions of clauses (i) and (ii) of §8.14.2 (regardless of whether such contract is an Affiliate PACA Contract).

Parent. As defined in the preamble hereto.

Participant. See §15.4.

PBGC. The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.

Perfection Certificates. The Perfection Certificates as defined in the Revolving Lender Security Agreement and the Signature Fruit Security Agreement.

Permitted Acquisition. The acquisition of any assets (out of the ordinary course of business) or any Person, business or division by any Borrower, provided that each of the following conditions is met with respect to any such acquisition:

(a)  immediately prior to and after giving effect to such acquisition, no Default or Event of Default shall then exist, and immediately after giving effect to such acquisition, the Fixed Charge Coverage Condition shall have been met, and such Borrower shall have delivered to the Administrative Agent a statement certified by the principal financial or accounting officer of the Parent to the effect that (i) immediately prior to and after giving effect to such acquisition, (x) no Default or Event of Default exists, which statement shall be accompanied by computations, in reasonable detail, evidencing on a pro forma basis (determined in a manner acceptable to the Administrative Agent) (A) compliance with the Fixed Charge Coverage Condition with respect to such acquisition, and (B) if the financial covenant in §10.1 is then in effect pursuant to the terms thereof, compliance (on a consolidated basis) with the financial covenant contained in §10.1 on a pro forma basis (determined in a manner acceptable to the Administrative Agent) after giving effect to such acquisition and (y) the Excess Availability Percentage is greater than 20% and (ii) as projected by the Parent for the twelve (12) month period immediately following such acquisition, the Excess Availability Percentage during such twelve (12) months will at all times exceed 20%, which statement shall be accompanied by computations, in reasonable detail, setting forth the basis for such projection, which projection shall be acceptable to the Administrative Agent in its sole but reasonable discretion;

(b)  the consideration for such acquisition shall not include the assumption of Indebtedness by such Borrower, other than Indebtedness (i) in existence prior to the date of such acquisition, (ii) which was not incurred in connection with or in contemplation of such acquisition, (iii) which is permitted pursuant to §9.1, and (iv) which is otherwise on terms and conditions satisfactory to the Administrative Agent;

(c)  if such acquisition is an acquisition of a Person, such acquisition shall have been approved by the board of directors (or other managing board) and shareholders or members, if applicable, of the Person so acquired or of the holders of the Capital Stock of the Person so acquired;

(d)  not less than ten (10) Business Days prior to the closing of such acquisition, such Borrower shall notify the Administrative Agent of the terms thereof and shall provide to the Administrative Agent such information and documents as may be deemed by the Administrative Agent to be necessary in order for the Administrative Agent to determine if the acquisition is a Permitted Acquisition;

(e)  if such acquisition is an acquisition of a Person, a business or a division (or a group of assets that is the equivalent of a business unit or division), such acquired Person, business or division shall have had EBITDA for the period of the four (4) consecutive fiscal quarters of the acquired Person, business or division most recently ended of not less than $1.00, which EBITDA, if not determined in the ordinary course of business by the acquired Person or the Person for which such business or division was acquired, shall be determined on a pro forma basis in a manner acceptable to the Administrative Agent; and

(f)  either (i) such acquisition is the acquisition of assets only for use in the same line of business as (or a line of business substantially similar to) the line of business of the Borrowers and in which assets which would be deemed Collateral pursuant to the Security Documents and the Collateral Agent or the Administrative Agent, as applicable, shall concurrently with the closing of the acquisition be granted, for the benefit of the Lenders, the Administrative Agent and the Collateral Agent, a perfected, first priority security interest (subject only to Permitted Liens) or (ii) such acquisition involves the purchase of the Capital Stock of a Person and each of the following conditions is met:

(A)  such acquisition is the acquisition of one hundred percent (100%) of each of the Capital Stock and Voting Stock of such Person, and the structure of such acquisition is acceptable to the Administrative Agent and;

(B)  such Person is in the same line of business (or a substantially similar line of business) as the Borrowers; and

(C)  contemporaneously with the occurrence of such acquisition, such Borrower shall (I) pledge the Capital Stock of such Person to the Collateral Agent, for the benefit of the Lenders and the Collateral Agent, pursuant to the Pledge Agreement and shall execute such amendment to the Pledge Agreement as requested by the Collateral Agent to effectuate such pledge, (II) cause such acquired Person to guaranty all of the Obligations hereunder pursuant to a guaranty in form and substance reasonably satisfactory to the Administrative Agent, which such guaranty shall be a Loan Document hereunder, (III) cause such acquired Person to take all steps as may be necessary or advisable in the reasonable opinion of the Collateral Agent to grant to the Collateral Agent or the Administrative Agent, as applicable, for the benefit of the Lenders, the Administrative Agent and the Collateral Agent, a first priority, perfected security interest in all of its assets which would be deemed Collateral pursuant to the Security Documents (except that there may exist liens thereon permitted by §9.2 hereof and there may exist a prior lien on those assets which secure Indebtedness assumed by such Borrower in connection with such Permitted Acquisition, to the extent permitted under §9.1 hereof) as collateral security for such guaranty, pursuant to security documents, mortgages, pledges and other documents in form and substance reasonably satisfactory to the Collateral Agent or the Administrative Agent, as applicable, each of which documents shall be Security Documents hereunder, and (IV) cause such Person to deliver to the Lenders and the Administrative Agent (aa) evidence of proper or similar corporate authorization and (bb) legal opinions with respect to each of the matters and documents set forth in this clause (C), in each case, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders.

Permitted Liens. Liens permitted by §9.2.

Person. Any individual, corporation, limited liability company, partnership, limited liability partnership, trust, other unincorporated association, business, or other legal entity, and any Governmental Authority.

Pillsbury Note. The 8% Secured Nonrecourse Subordinated Promissory Note dated February 1, 1995 in the original principal amount of $73,025,000 executed by Parent and payable to GMOI, as assignee of The Pillsbury Company, as amended by the Allonge executed and affixed thereto on September 26, 1997, by the Second Allonge executed and affixed thereto on March 31, 1999, by the Third Allonge executed and affixed thereto dated as of the Closing Date, by the Fourth Allonge executed and affixed thereto dated March 29, 2006 and by the Fifth Allonge executed and affixed thereto dated as of the Effective Date.

Pledge Agreement. The Amended and Restated Pledge Agreement, dated or to be dated on or prior to the Effective Date, between Parent, the Collateral Agent and each other Borrower that has Subsidiaries, in form and substance satisfactory to the Lenders and the Collateral Agent.

Proprietary Rights. All of any Signature Fruit’s or any of its Subsidiaries now owned and hereafter arising or acquired: licenses, franchises, permits, patents, patent rights, copyrights, works which are the subject matter of copyrights, trademarks, service marks, trade names, trade styles, patent, trademark and service mark applications, and all licenses and rights related to any of the foregoing, including those patents, trademarks, service marks, trade names and copyrights set forth on Schedule 7.6 hereto, and all other rights under any of the foregoing, all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing, and all rights to sue for past, present and future infringement of any of the foregoing.

RCRA. See §7.18(a).

Real Estate. All real property at any time owned or leased (as lessee or sublessee) by any Borrower.

Record. The grid attached to a Revolving Credit Note or a Swing Loan Note, or the continuation of such grid, or any other similar record, including computer records, maintained by any Lender with respect to any Loan.

Reference Period. As of any date of determination, the period of four (4) consecutive fiscal quarters of the Parent ending on such date (in each case treated as a single accounting period).

Register. See §15.3.

Reimbursement Obligation. The Borrowers’ obligation to reimburse the Administrative Agent, the Issuing Bank and the Lenders on account of any drawing under any Letter of Credit as provided in §4.2.

Related Parties. With respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

Required Lenders. As of any date, the Lenders holding an aggregate of at least sixty-five percent (65%) of the Total Commitment (or if the Total Commitment has been terminated, at least sixty-five percent (65%) of the sum of the outstanding aggregate principal amount of Loans, Unpaid Reimbursement Obligations, and the Maximum Drawing Amount of outstanding Letters of Credit) on such date.

Reserves. As of any date of determination, an amount equal to the sum of (a) the outstanding payables of the Borrowers owing to farmers, growers, producers, sellers or other persons supplying agricultural products, including without limitation, PACA Commodities, to the Borrowers to the extent such persons are entitled to (and have not waived or subordinated to the satisfaction of the Administrative Agent) Liens, trusts or priority claims (whether pursuant to the California Producer’s Lien Law, PACA or otherwise), plus (b) an amount equal to the amount of rental payments, fees and other amounts due under Mortgagee Consents, plus (c) the Capital Expenditure Reserve, plus (d) the Royalty Reserve, plus (e) such additional amounts as the Administrative Agent may from time to time determine to establish and revise (i) to reflect events, conditions, contingencies or risks or (ii) to reflect the belief of the Administrative Agent that any Borrowing Base Report or other collateral report or financial information furnished by or on behalf of the Borrowers to the Administrative Agent or any of the Lenders is or may have been incomplete, inaccurate or misleading in any material respect. Reserves may include, but are not limited to, reserves relating to the amount of any accrued and unpaid wage claims, wage deficiencies or employee benefits due and owing to any Wisconsin employee of any Borrower.

Restricted Payment. In relation to the Borrowers and their Subsidiaries, any (a) Distribution, (b) payment or prepayment by a Borrower or any of their Subsidiaries to such Borrower’s or Subsidiary’s shareholders or other equity holders (in each case, other than to a Borrower), or to any Affiliate of a Borrower or any Subsidiary or any Affiliate of a Borrower’s or Subsidiary’s shareholders or other equity holders (in each case, other than to a Borrower), or (c) derivatives or other transactions with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating a Borrower or any Subsidiary of a Borrower to make payments to such Derivatives Counterparty as a result of any change in market value of any Capital Stock of any Borrower, or any Subsidiary of a Borrower.

Revolving Lender Security Agreement. The Amended and Restated Security Agreement, dated or to be dated on or prior to the Effective Date, by and among the Borrowers, Marion and the Collateral Agent, in its capacity as collateral agent for the Lenders, and in form and substance satisfactory to the Lenders and the Collateral Agent.

Revolving Credit Notes. See §2.4(a).

Royalty Reserve. All reserves that the Administrative Agent from time to time may establish for Inventory with labels bearing trademarks or trade names licensed by any Borrower from Societe des Produits Nestlé, S.A., or from similar third parties, in an amount determined by the Administrative Agent to be sufficient to make any required royalty payments owing by Borrowers with respect to such Inventory necessary to sell or dispose of the Inventory in a commercially reasonable manner.

SARA. See §7.18(a).

Security Documents. The Alliance Security Agreement, the Revolving Lender Security Agreement, the Signature Fruit Security Agreement, the Trademark Assignments, the Pledge Agreement and all other instruments and documents, including without limitation Uniform Commercial Code financing statements, required to be executed or delivered pursuant to any Security Document.

Seneca Snack. As defined in the preamble hereto.

Senior Management. The Chairman of the Board, the President, Chief Executive Officer, Chief Financial Officer and any other individual holding an office of Senior Vice President or higher of any Borrower.

Settlement. The making or receiving of payments, in immediately available funds, by the Lenders, to the extent necessary to cause each Lender’s actual share of the outstanding amount of Loans (after giving effect to any Loan Request) to be equal to such Lender’s Commitment Percentage of the outstanding amount of such Loans (after giving effect to any Loan Request), in any case where, prior to such event or action, the actual share is not so equal.

Settlement Amount. See §2.10.1.

Settlement Date. See §2.10.1.

Settling Lender. See §2.10.1.

Signature Fruit. As defined in the preamble hereto.

Signature Fruit Purchase Agreement. The Purchase Agreement dated August 18, 2006 among Parent, as buyer, and John Hancock Life Insurance Company and John Hancock Variable Life Insurance Company, as sellers, pursuant to which the sellers agreed to sell to Parent 100% of the outstanding limited liability company interests in Signature Fruit, on the terms and conditions set forth therein, as in effect on the date hereof (without giving effect to any amendment thereof or waiver thereunder except for amendments and waivers consented to in writing by the Required Lenders.

Signature Fruit Security Agreement. The Security Agreement, dated or to be dated on or prior to the Effective Date, by and between Signature Fruit and the Administrative Agent, and in form and substance satisfactory to the Lenders and the Administrative Agent.

Silgan. Silgan Containers Corporation, a Delaware corporation.

Silgan Payable. Amounts due and owing by Parent to Silgan under the terms of the Supply Agreement dated as of August 18, 2006 between Parent and Silgan in an aggregate amount not to exceed $8,000,000 at any time, as such Supply Agreement is in effect on the date hereof and without giving effect to any amendments thereto.

S&P. Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc..

Subordinated Indebtedness. Collectively, (a) Indebtedness of the Parent under the Pillsbury Note, and (b) unsecured Indebtedness of the Borrowers or any of their Subsidiaries that is expressly subordinated and made junior to the payment and performance in full of the Obligations, and evidenced as such by a written instrument containing terms and subordination provisions in form and substance approved by the Required Lenders in writing.

Subsidiary. Any corporation, limited liability company, partnership, association, trust, or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding Voting Stock.

Swing Line Lender. Bank of America, N.A.

Swing Line Note. See §2.4(b).

Swing Line Loans. See §2.6.2.

Synthetic Lease. Any lease of goods or other property, whether real or personal, which is treated as an operating lease under GAAP and as a loan or financing for U.S. income tax purposes.

Total Commitment. The sum of the Commitments of the Lenders, in the initial amount of Two Hundred Fifty Million Dollars ($250,000,000), as in effect from time to time.

Trademark Assignments. Collectively, (a) the Trademark Collateral Security and Pledge Agreements, dated or to be dated on or prior to the Closing Date, made by the Parent and Seneca Snack in favor of the Collateral Agent and the Assignments of Trademarks and Service Marks executed in connection therewith, all in form and substance satisfactory to the Lenders and the Collateral Agent and (b) the Trademark Collateral Security and Pledge Agreements, dated or to be dated on or prior to the Effective Date, made by Signature Fruit in favor of the Administrative Agent and the Assignments of Trademarks and Service Marks executed in connection therewith, all in form and substance satisfactory to the Lenders and the Administrative Agent.

Type. As to any Loan, its nature as a Base Rate Loan or a LIBOR Rate Loan.

Underwriting Fee. See §11.18.

Unpaid Reimbursement Obligation. Any Reimbursement Obligation for which the Borrowers do not reimburse the Issuing Bank, the Administrative Agent and the Lenders on the date specified in, and in accordance with, §4.2.

Unused Fee. See §2.2.

Voting Stock. Stock or similar interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, limited liability company, partnership, association, trust or other business entity involved, whether or not the right so to vote exists by reason of the happening of a contingency.

Wachovia Letter of Credit. Irrevocable Standby Letter of Credit dated December 1, 1996 issued by Wachovia Bank, National Association for the account of the Parent (as successor by merger to Seneca Foods) for the benefit of First Bank, N.A., as amended by an Amendment to Irrevocable Standby Letter of Credit dated November 1, 2001, in the face amount of $933,000.00.

1.2.  Rules of Interpretation.

(a)  Except where otherwise stated, a reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Credit Agreement.

(b)  The singular includes the plural and the plural includes the singular.

(c)  A reference to any law includes any amendment or modification to such law.

(d)  A reference to any Person includes its permitted successors and permitted assigns.

(e)  Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.

(f)  The words “include”, “includes” and “including” are not limiting.

(g)  All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the State of New York, have the meanings assigned to them therein, with the term “instrument” being that defined under Article 9 of the Uniform Commercial Code.

(h)  Reference to a particular “§” refers to that section of this Credit Agreement unless otherwise indicated.

(i)  The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Credit Agreement as a whole and not to any particular section or subdivision of this Credit Agreement.

(j)  Unless otherwise expressly indicated, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”

(k)  This Credit Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are, however, cumulative and are to be performed in accordance with the terms thereof.

(l)  This Credit Agreement and the other Loan Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Administrative Agent and the Borrowers and are the product of discussions and negotiations among all parties. Accordingly, this Credit Agreement and the other Loan Documents are not intended to be construed against the Administrative Agent or any of the Lenders merely on account of the Administrative Agent’s or any Lender’s involvement in the preparation of such documents.

1.3.  Joint and Several Obligations.

(a)  Each of the Borrowers is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lenders under this Credit Agreement, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of each other Borrower to accept joint and several liability for the Obligations.

(b)  Each of the Borrowers, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 1.3), it being the intention of the parties hereto that all of the Obligations shall be the joint and several Obligations of each of the Borrowers without preferences or distinction among them.

(c)  If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation.

(d)  The Obligations of each of the Borrowers under the provisions of this Section 1.3 constitute full recourse Obligations of each of the Borrowers enforceable against each such Person to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Credit Agreement or any other circumstance whatsoever.

(e)  Except as otherwise expressly provided in this Credit Agreement, each of the Borrowers hereby waives notice of acceptance of its joint and several liability, notice of any Loans made under this Credit Agreement, notice of any action at any time taken or omitted by the Lenders under or in respect of any of the Obligations, and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Credit Agreement. Each of the Borrowers hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Lenders at any time or times in respect of any default by any of the Borrowers in the performance or satisfaction of any term, covenant, condition or provision of this Credit Agreement, any amendment of this Credit Agreement or any other Loan Document, any and all other indulgences whatsoever by the Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any of the Borrowers. Without limiting the generality of the foregoing, each of the Borrowers assents to any other action or delay in acting or failure to act on the part of the Lenders with respect to the failure by any of the Borrowers to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 1.3, afford grounds for terminating, discharging or relieving any of the Borrowers, in whole or in part, from any of its Obligations under this Section 1.3, it being the intention of each of the Borrowers that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of such Borrowers under this Section 1.3 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each of the Borrowers under this Section 1.3 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, re-construction or similar proceeding with respect to any of the Borrowers or the Lenders. The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any of the Borrowers or any Lender.

(f)  The provisions of this Section 1.3 are made for the benefit of the Lenders and their successors and assigns, and may be enforced in good faith by them from time to time against any or all of the Borrowers as often as the occasion therefor may arise and without requirement on the part of any Lender first to marshal any of their claims or to exercise any of their rights against any other Borrower or to exhaust any remedies available to them against any other Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 1.3 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by the Lenders upon the insolvency, bankruptcy or reorganization of any of the Borrowers, or otherwise, the provisions of this Section 1.3 will forthwith be reinstated in effect, as though such payment had not been made.

(g)  Any notice, request, waiver, consent or other action made, given or taken to or by any Borrower shall bind all Borrowers.

2.	THE REVOLVING CREDIT FACILITY.

2.1.  Commitment to Lend. Subject to the terms and conditions set forth in this Credit Agreement, each of the Lenders severally agrees to lend to the Borrowers and the Borrowers may borrow, repay, and reborrow from time to time from the Closing Date up to but not including the Maturity Date upon notice by a Borrower to the Administrative Agent given in accordance with §2.6, such sums as are requested by the Borrowers up to a maximum aggregate amount outstanding (after giving effect to all amounts requested) at any one time equal to such Lender’s Commitment minus such Lender’s Commitment Percentage of the sum of the Maximum Drawing Amount and all Unpaid Reimbursement Obligations, provided that the sum of the outstanding amount of the Loans (after giving effect to all amounts requested) plus the sum of the outstanding amount of the Maximum Drawing Amount and all Unpaid Reimbursement Obligations shall not at any time exceed the lesser of (a) the Total Commitment at such time and (b) the Borrowing Base at such time. The Loans shall be made pro rata in accordance with each Lender’s Commitment Percentage. Each request for a Loan hereunder shall constitute a representation and warranty by the Borrowers that the conditions set forth in §11 and §12, in the case of the initial Loans to be made on the Closing Date, and §12, in the case of all other Loans, have been satisfied on the date of such request.

2.2.  Unused Fee. The Borrowers jointly and severally agree to pay to the Administrative Agent for the accounts of the Lenders in accordance with their respective Commitment Percentages an Unused Fee (the “Unused Fee”) calculated at the rate per annum of the Applicable Margin with respect to the Unused Fee as in effect from time to time on the average daily amount during each calendar month or portion thereof from the Effective Date to the Maturity Date by which the Total Commitment exceeds the sum of the Maximum Drawing Amount, all Unpaid Reimbursement Obligations and the amount of Loans outstanding during such calendar month. The Unused Fee shall be payable monthly in arrears on the first day of each calendar month for the immediately preceding calendar month commencing on the first such date following the Effective Date, with a final payment on the Maturity Date or any earlier date on which the Commitments shall terminate.

2.3.  Reduction of Total Commitment. The Borrowers shall have the right at any time and from time to time upon five (5) Business Days prior written notice to the Administrative Agent to reduce by $10,000,000 or an integral multiple of $1,000,000 in excess thereof or to terminate entirely the Total Commitment, whereupon the Commitments of the Lenders shall be reduced pro rata in accordance with their respective Commitment Percentages of the amount specified in such notice or, as the case may be, terminated. Promptly after receiving any notice of the Borrowers delivered pursuant to this §2.3, the Administrative Agent will notify the Lenders of the substance thereof. Upon the effective date of any such reduction or termination, the Borrowers shall pay to the Administrative Agent for the respective accounts of the Lenders the full amount of any Unused Fee then accrued on the amount of the reduction. No reduction or termination of the Commitments may be reinstated.

2.4.  The Notes.

(a)  At the request of any Lender, the Loans owed to such Lender shall be evidenced by a separate promissory note of the Borrowers in substantially the form of Exhibit B-1 hereto (each a “Revolving Credit Note”), dated as of the Effective Date (or such other date on which a Lender may become a party hereto in accordance with §15 hereof) and completed with appropriate insertions. One Revolving Credit Note shall be payable to the order of each Lender in a principal amount equal to such Lender’s Commitment, plus interest accrued thereon, as set forth below. The Borrowers irrevocably authorize each Lender to make or cause to be made, at or about the time of the Drawdown Date of any Loan or at the time of receipt of any payment of principal on such Lender’s Revolving Credit Note, an appropriate notation on such Lender’s Revolving Credit Note Record reflecting the making of such Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Loans set forth on such Lender’s Revolving Credit Note Record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Lender, but the failure to record, or any error in so recording, any such amount on such Lender’s Revolving Credit Note Record shall not limit or otherwise affect the obligations of the Borrowers hereunder or under any Revolving Credit Note to make payments of principal of or interest on any Loan when due.

(b)  The Swing Line Loans shall be evidenced by a promissory note of the Borrowers in substantially the form of Exhibit B-2 hereto (the “Swing Line Note”), dated as of the Effective Date and completed with appropriate insertions. One Swing Line Note shall be payable to the order of the Swing Line Lender in a principal amount equal to $20,000,000, plus interest accrued thereon, as set forth below. Each Borrower irrevocably authorizes and requests the Swing Line Lender to make or cause to be made, at or about the time of the Drawdown Date of any Swing Line Loan or at the time of receipt of any payment of principal on the Swing Line Lender’s Swing Line Note, an appropriate notation on such Record reflecting the making of such Swing Line Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Swing Line Loans set forth on the Swing Line Lender’s Record or any other loan account maintained by the Administrative Agent shall be prima facie evidence of the principal amount thereof owing and unpaid to the Swing Line Lender, but the failure to record, or any error in so recording, any such amount on the Swing Line Lender’s Record shall not limit or otherwise affect the obligations of the Borrowers hereunder or under the Swing Line Note to make payments of principal of or interest on the Swing Line Note when due.

2.5.  Interest on Loans. Except as otherwise provided in §5.10,

(a)  Each Loan which is a Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate per annum equal to the Base Rate plus the Applicable Margin with respect to Base Rate Loans as in effect from time to time.

(b)  Each Loan which is a LIBOR Rate Loan, including all Swing Line Loans, shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate per annum equal to the LIBOR Rate determined for such Interest Period plus the Applicable Margin with respect to LIBOR Rate Loans as in effect from time to time.

The Borrowers jointly and severally promise to pay interest on each Loan in arrears on each Interest Payment Date with respect thereto.

2.6.  Requests for Loans.

2.6.1.  General. The Borrowers shall give to the Administrative Agent written notice in the form of Exhibit C hereto (or telephonic notice confirmed in a writing in the form of Exhibit C hereto) of each Loan requested hereunder (a “Loan Request”) (a) not later than 11:00 a.m. (Connecticut time) on the Drawdown Date of any Base Rate Loan and (b) no less than three (3) LIBOR Business Days prior to the proposed Drawdown Date of any LIBOR Rate Loan. Each such notice shall specify (i) the principal amount of the Loan requested, (ii) the proposed Drawdown Date of such Loan, (iii) with respect to LIBOR Rate Loans, the Interest Period for such Loan and (iv) the Type of such Loan. Promptly upon receipt of any such notice, the Administrative Agent shall notify each of the Lenders thereof. Each Loan Request shall be irrevocable and binding on the Borrowers and shall obligate the Borrowers to accept the Loan requested from the Lenders on the proposed Drawdown Date. Each Loan Request shall be in a minimum aggregate amount of $1,000,000 or an integral multiple of $500,000 in excess thereof.

2.6.2.  Swing Line. Notwithstanding the notice and minimum amount requirements set forth in §2.6.1 but otherwise in accordance with the terms and conditions of this Credit Agreement, the Administrative Agent may, in its sole discretion and without conferring with the Lenders, make Loans (“Swing Line Loans”) to the Borrowers (a) by entry of credits to any account of a Borrower (each, an “Operating Account”) at Bank of America, N.A. to cover checks or other charges which such Borrower has drawn or made against such account or (b) in an amount as otherwise requested by the Borrowers, provided that the outstanding principal balance of the Loans made under this §2.6.2 shall not exceed $20,000,000 at any time in the aggregate. The Borrowers hereby request and authorize the Administrative Agent to make from time to time such Loans by means of appropriate entries of such credits sufficient to cover checks and other charges then presented for payment from the Operating Account or as otherwise so requested. The Borrowers acknowledge and agree that the making of such Loans shall, in each case, be subject in all respects to the provisions of this Credit Agreement as if they were Loans covered by a Loan Request including, without limitation, the limitations set forth in §2.1 and the requirements that the applicable provisions of §11 (in the case of Loans made on the Effective Date) and §12 be satisfied. All actions taken by the Administrative Agent pursuant to the provisions of this §2.6.2 shall be conclusive and binding on the Borrowers and the Lenders absent the Administrative Agent’s gross negligence or willful misconduct. Loans made pursuant to this §2.6.2 shall be LIBOR Rate Loans until converted in accordance with the provisions of the Credit Agreement and, prior to a Settlement, such interest shall be for the account of the Administrative Agent.

2.7.  Conversion Options.

2.7.1.  Conversion to Different Type of Loan. The Borrowers may elect from time to time to convert any outstanding Loan to a Loan of another Type, provided that (a) with respect to any such conversion of a LIBOR Rate Loan to a Base Rate Loan, the Borrowers shall notify the Administrative Agent of such election no later than 11:00 a.m. on the date such conversion is to take effect; (b) with respect to any such conversion of a Base Rate Loan to a LIBOR Rate Loan, the Borrowers shall give the Administrative Agent at least three (3) LIBOR Business Days prior written notice of such election; and (c) no Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing. On the date on which such conversion is being made each Lender shall take such action as is necessary to transfer its Commitment Percentage of such Loans to its Domestic Lending Office or its LIBOR Lending Office, as the case may be. All or any part of outstanding Loans of any Type may be converted into a Loan of another Type as provided herein, provided that any partial conversion shall be in an aggregate principal amount of $1,000,000 or an integral multiple of $500,000 in excess thereof. Each Conversion Request relating to the conversion of a Loan to a LIBOR Rate Loan shall be irrevocable by the Borrowers.

2.7.2.  Continuation of Type of Loan. Any Loan of any Type may be continued as a Loan of the same Type upon the expiration of an Interest Period with respect thereto by compliance by the Borrowers with the notice provisions contained in §2.7.1; provided that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto ending during the continuance of any Default or Event of Default of which officers of the Administrative Agent active upon the Borrowers’ account have actual knowledge. In the event that the Borrowers fail to provide any such notice with respect to the continuation of any LIBOR Rate Loan as such, then such LIBOR Rate Loan shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto. The Administrative Agent shall notify the Lenders promptly when any such automatic conversion contemplated by this §2.7 is scheduled to occur.

2.7.3.  LIBOR Rate Loans. Any conversion to or from LIBOR Rate Loans shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all LIBOR Rate Loans having the same Interest Period shall not be less than $1,000,000 or an integral multiple of $500,000 in excess thereof. No more than seven (7) LIBOR Rate Loans having different Interest Periods may be outstanding at any time.

2.8.  Funds for Loan.

2.8.1.  Funding Procedures. Not later than 1:00 p.m. (Connecticut time) on the proposed Drawdown Date of any Loans, each of the Lenders will make available to the Administrative Agent, at the Administrative Agent’s Office, in immediately available funds, the amount of such Lender’s Commitment Percentage of the amount of the requested Loans. Upon receipt from each Lender of such amount, and upon receipt of the documents required by §§11 and 12 and the satisfaction of the other conditions set forth therein, to the extent applicable, the Administrative Agent will make available to the Borrowers the aggregate amount of such Loans made available to the Administrative Agent by the Lenders. The failure or refusal of any Lender to make available to the Administrative Agent at the aforesaid time and place on any Drawdown Date the amount of its Commitment Percentage of the requested Loans shall not relieve any other Lender from its several obligation hereunder to make available to the Administrative Agent the amount of such other Lender’s Commitment Percentage of any requested Loans.

2.8.2.  Advances by Administrative Agent. The Administrative Agent may, unless notified to the contrary by any Lender prior to a Drawdown Date, assume that such Lender has made available to the Administrative Agent on such Drawdown Date the amount of such Lender’s Commitment Percentage of the Loans to be made on such Drawdown Date, and the Administrative Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrowers a corresponding amount. If any Lender makes available to the Administrative Agent such amount on a date after such Drawdown Date, such Lender shall pay to the Administrative Agent on demand an amount equal to the Lender Payment Amount. A statement of the Administrative Agent submitted to such Lender with respect to any Lender Payment Amount owing under this paragraph shall be prima facie evidence of the amount due and owing to the Administrative Agent by such Lender. If the amount of such Lender’s Commitment Percentage of such Loans is not made available to the Administrative Agent by such Lender within three (3) Business Days following such Drawdown Date, the Administrative Agent shall be entitled to recover such amount from the Borrowers on demand, with interest thereon at the rate per annum applicable to the Loans made on such Drawdown Date.

2.9.  Change in Borrowing Base. The Borrowing Base shall be determined monthly (or at such other interval as may be specified pursuant to §8.4(e)) by reference to the Borrowing Base Report, commercial finance and collateral audit reports, and other information obtained by or provided to the Administrative Agent. The Administrative Agent shall give to the Borrowers written notice of any change in the Borrowing Base determined by the Administrative Agent. In the case of a reduction in the lending formula with respect to Eligible Accounts Receivable or Eligible Inventory, such notice shall be effective five (5) days after its receipt by the Borrowers, and in the case of any change in the general criteria for Eligible Accounts Receivable or Eligible Inventory, such notice shall be effective upon its receipt by the Borrowers. Prior to the time that such notice becomes effective the Borrowing Base shall be computed as it would have been computed in the absence of such notice.

2.10.  Settlements.

2.10.1.  General. Upon demand by the Swing Line Lender (a “Settlement Date”) which shall be made no less frequently than every other week, the Administrative Agent shall, not later than 11:00 a.m. (Connecticut time), give telephonic or facsimile notice (a) to the Lenders and the Borrowers of the respective outstanding amount of Swing Line Loans made by the Swing Line Lender on behalf of the Lenders from the immediately preceding Settlement Date through the close of business on the prior day and the amount of any LIBOR Rate Loans to be made on such date pursuant to a Loan Request, if any, and (b) to the Lenders of the amount (a “Settlement Amount”) that each Lender (a “Settling Lender”) shall pay (or receive) to effect a Settlement of any Loan. A statement of the Administrative Agent submitted to the Lenders and the applicable Borrowers or to the Lenders with respect to any amounts owing under this §2.10 shall be prima facie evidence of the amount due and owing. Each Settling Lender shall, not later than 3:00 p.m. (Connecticut time) on such Settlement Date for any Loan, effect a wire transfer of immediately available funds to the Administrative Agent in the amount of the Settlement Amount for such Settling Lender. All funds advanced by any Lender as a Settling Lender pursuant to this §2.10 shall for all purposes be treated as a Loan made by such Settling Lender to the Borrowers and all funds received by any Lender pursuant to this §2.10 shall for all purposes be treated as repayment of amounts owed with respect to Loans made by such Lender. In the event that any bankruptcy, reorganization, liquidation, receivership or similar cases or proceedings in which any Borrower is a debtor prevent a Settling Lender from making any Loan to effect a Settlement as contemplated hereby, such Settling Lender will make such dispositions and arrangements with the other Lenders with respect to such Loans, either by way of purchase of participations, distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender’s share of the outstanding Loans being equal, as nearly as may be, to such Lender’s Commitment Percentage of the outstanding amount of the Loans.

2.10.2.  Failure to Make Funds Available. The Administrative Agent may, unless notified to the contrary by any Settling Lender prior to a Settlement Date, assume that such Settling Lender has made or will make available to the Administrative Agent on such Settlement Date the amount of such Settling Lender’s Settlement Amount, and the Administrative Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrowers a corresponding amount. If any Settling Lender makes available to the Administrative Agent such amount on a date after such Settlement Date, such Settling Lender shall pay to the Administrative Agent on demand an amount equal to the Lender Payment Amount. A statement of the Administrative Agent submitted to such Settling Lender with respect to any Lender Payment Amount owing under this §2.10.2 shall be prima facie evidence of the amount due and owing to the Administrative Agent by such Settling Lender. If such Settling Lender’s Settlement Amount is not made available to the Administrative Agent by such Settling Lender within three (3) Business Days following such Settlement Date, the Administrative Agent shall be entitled to recover such amount from the Borrowers on demand, with interest thereon at the rate per annum applicable to Base Rate Loans.

2.10.3.  No Effect on Other Lenders. The failure or refusal of any Settling Lender to make available to the Administrative Agent at the aforesaid time and place on any Settlement Date the amount of such Settling Lender’s Settlement Amount shall not (a) relieve any other Settling Lender from its several obligations hereunder to make available to the Administrative Agent the amount of such other Settling Lender’s Settlement Amount or (b) impose upon any Lender, other than the Settling Lender so failing or refusing, any liability with respect to such failure or refusal or otherwise increase the Commitment of such other Lender.

2.11.  Repayments of Loans Prior to Event of Default.

2.11.1.  Credit for Funds Received in Concentration Account. Prior to the occurrence of an Event of Default as to which the account officers of the Administrative Agent active upon the Borrowers’ account have actual knowledge, (a) all funds and cash proceeds in the form of money, checks and like items received in the Bank of America Concentration Account as contemplated by §8.13 shall be credited, on the same Business Day on which the Administrative Agent determines that good collected funds have been received, and, prior to the receipt of good collected funds, on a provisional basis until final receipt of good collected funds, and applied as contemplated by §2.11.2, (b) all funds and cash proceeds in the form of a wire transfer received in the Bank of America Concentration Account as contemplated by §8.13 shall be credited on the same Business Day as the Administrative Agent’s receipt of such amounts (or up to such later date as the Administrative Agent determines that good collected funds have been received), and applied as contemplated by §2.11.2, and (c) all funds and cash proceeds in the form of an automated clearing house transfer received in the Bank of America Concentration Account as contemplated by §8.13 shall be credited, on the next Business Day following the Administrative Agent’s receipt of such amounts (or up to such later date as the Administrative Agent determines that good collected funds have been received), and applied as contemplated by §2.11.2. For purposes of the foregoing provisions of this §2.11.1, the Administrative Agent shall not be deemed to have received any such funds or cash proceeds on any day unless received by the Administrative Agent before 2:30 p.m. (Connecticut time) on such day. The Borrowers further acknowledge and agree that any such provisional credits or credits in respect of wire or automatic clearing house funds transfers shall be subject to reversal if final collection in good funds of the related item is not received by, or final settlement of the funds transfer is not made in favor of, the Administrative Agent in accordance with the Administrative Agent’s customary procedures and practices for collecting provisional items or receiving settlement of funds transfers.

2.11.2.  Application of Payments Prior to Event of Default.

(a)  Prior to the occurrence of an Event of Default of which the account officers of the Administrative Agent active on the Borrowers’ account have knowledge, all funds transferred to the Bank of America Concentration Account and for which the Borrowers have received credits shall be applied to the Obligations as follows:

(i)  first, to pay amounts then due and payable under this Credit Agreement, the Revolving Credit Notes and the other Loan Documents;

(ii)  second, to pay Swing Line Loans made by the Administrative Agent pursuant to §2.6.2 and for which Settlement has not then been made;

(iii)  third, to reduce other Loans which are Base Rate Loans;

(iv)  fourth, to reduce Loans which are LIBOR Rate Loans; and

(v)  fifth, except as otherwise required by §4.2(b) and (c), to an Operating Account.

(b)  All prepayments of LIBOR Rate Loans prior to the end of an Interest Period shall obligate the Borrowers to pay any breakage costs associated with such LIBOR Rate Loans in accordance with §5.9.

(c)  All prepayments of the Loans pursuant to this §2.11.2 shall be allocated among the Lenders making such Loans, in proportion, as nearly as practicable, to the respective unpaid principal amount of such Loans outstanding, with adjustments to the extent practicable to equalize any prior payments or repayments not exactly in proportion. Prior to any Settlement Date, however, all prepayments of the Loans shall be applied in accordance with this §2.11.2 first to outstanding Swing Line Loans of the Swing Line Lender.

2.12.  Repayments of Loans After Event of Default. Following the occurrence and during the continuance of an Event of Default of which the account officers of the Administrative Agent active on the Borrowers’ account have knowledge, all funds transferred to the Bank of America Concentration Account and for which the Borrowers have received credits shall be applied to the Obligations in accordance with §13.4.

2.13.  Increase in Commitments.

2.13.1.  Request for Increase. Provided there exists no Default or Event of Default and no Default would exist after giving effect to the requested increase in the Total Commitments, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrowers may make up to six requests to increase the Total Commitment by an aggregate amount (for all such requests in the aggregate) not to exceed $150,000,000, provided that each such request is in a minimum amount of $25,000,000. At the time of sending such notice, the Borrowers (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders).

2.13.2.  Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Commitment Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

2.13.3.  Notification by Administrative Agent. The Administrative Agent shall notify the Borrowers and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase, and subject to the approval of the Administrative Agent, the Issuing Bank and the Swing Line Lender, the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

2.13.4.  Effective Date and Allocations. If the Total Commitment is increased in accordance with this §2.13, the Administrative Agent and the Borrowers shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrowers and the Lenders of the Increase Effective Date and shall prepare and distribute to the Borrowers and the Lenders a revised Schedule 1 hereto reflecting the revised Commitments (and, if applicable, the revised Commitment Percentages) of the Lenders. Absent manifest error, Schedule 1 hereto shall be deemed to be amended to conform to the revised Schedule 1 so distributed by the Administrative Agent.

2.13.5.  Conditions to Effectiveness of Increase. As a condition precedent to such increase, (a) each Borrower shall deliver to the Administrative Agent a certificate dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by the principal financial or accounting officer of such Borrower (i) certifying and attaching the resolutions adopted by such Borrower approving or consenting to such increase, and (ii) certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article 7 of this Credit Agreement and those contained in the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, (B) in addition to being true with respect to the financial statements referred to in §7.4, the representations and warranties contained in §7.4 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of §8.4, and certifying that such representations and warranties, as applied to such most recently furnished financial statements, are true and correct, (C) the requested increase in the Total Commitments would not breach the terms of or constitute a default under any document evidencing or securing any Indebtedness or contract to which any Borrower is a party, and (D) no Default or Event of Default exists or would result therefrom and (b) the Borrowers shall have delivered a new Revolving Credit Note to each Lender participating in such increase reflecting the amount of such Lender’s revised Commitment against delivery by such Lender of its existing Revolving Credit Note (such existing Revolving Credit Note to be immediately canceled by the Borrowers upon receipt thereof). The Borrowers shall prepay any Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to §5.9) to the extent necessary to keep the outstanding Loans ratable with any revised Commitment Percentages arising from any nonratable increase in the Commitments under this Section.

2.13.6.  Conflicting Provisions. This Section shall supersede any provisions in §16.12.

3.	REPAYMENT OF THE LOANS.

3.1.  Maturity. The Borrowers jointly and severally promise to pay on the Maturity Date, and there shall become absolutely due and payable on the Maturity Date, all of the Loans outstanding on such date, together with any and all accrued and unpaid interest thereon.

3.2.  Mandatory Repayments of Loans.

3.2.1.  Excess Revolving Loans. If at any time the sum of the outstanding amount of the Loans, the Maximum Drawing Amount and all Unpaid Reimbursement Obligations exceeds the lesser of (a) the Total Commitment at such time and (b) the Borrowing Base at such time, then the Borrowers shall immediately pay the amount of such excess to the Administrative Agent for the respective accounts of the Lenders, to be applied as follows: first, to any Unpaid Reimbursement Obligations; second, to the Loans; and third, to provide to the Administrative Agent cash collateral for Reimbursement Obligations as contemplated by §4.2(b) and (c). Each payment of any Unpaid Reimbursement Obligations or prepayment of Loans shall be allocated among the Lenders, in proportion, as nearly as practicable, to each Reimbursement Obligation or (as the case may be) the respective unpaid principal amount of each Lender’s Revolving Credit Note, with adjustments to the extent practicable to equalize any prior payments or repayments not exactly in proportion.

3.2.2.  Proceeds of Certain Events. Concurrently with the receipt by any Borrower or Subsidiary of:

(a)  Net Cash Sale Proceeds from Asset Sales (other than the sale, lease, license or other disposition of (i) the Hancock Collateral, (ii) the collateral securing the obligations of the Parent under the Master Reimbursement Agreement, (iii) the collateral securing the obligations of the Parent under the Pillsbury Note or (iv) any other assets in the ordinary course of business consistent with past practices); or

(b)  Net Cash Sale Proceeds from sales of Capital Stock; or

(c)  proceeds in excess of $500,000 in the aggregate received from Casualty Events (other than Casualty Events in respect of the assets described in clauses (i), (ii) and (ii) of §3.2.2(a)) by the Borrowers and Subsidiaries which have not been committed (as evidenced by a binding written contract) by the applicable Borrower or Subsidiary within 60 days of receipt of such proceeds to the repair or replacement of the property so damaged, destroyed or taken, or, if so committed, such repair or replacement of the property so damaged, destroyed or taken shall have not commenced within 90 days of receipt of such proceeds pursuant to such binding written contract (provided, however, if a Default or Event of Default has occurred and is continuing, such proceeds shall be immediately paid to the Administrative Agent);

the Borrowers shall pay to the Administrative Agent for the respective accounts of the Lenders an amount equal to (i) with respect to the proceeds from Asset Sales and Casualty Events, one hundred percent (100%) of the amount of such proceeds that the Lenders have the right to receive pursuant to the terms of the Intercreditor Agreement, and (ii) with respect to the Net Cash Sale Proceeds from sales of Capital Stock, one hundred percent (100%) of the amount of such Net Cash Sale Proceeds.

3.3.  Optional Repayments of Loans. The Borrowers shall have the right, at their election, to repay the outstanding amount of the Loans, as a whole or in part, at any time, provided that any full or partial prepayment of the outstanding amount of any LIBOR Rate Loans pursuant to this §3.3 may be made only on the last day of the Interest Period relating thereto. The Borrowers shall give the Administrative Agent, no later than 10:00 a.m. (Connecticut time) at least two (2) Business Days prior written notice of any proposed prepayment pursuant to this §3.3 of Base Rate Loans, and three (3) LIBOR Business Days notice of any proposed prepayment pursuant to this §3.3 of LIBOR Rate Loans, in each case specifying the proposed date of prepayment of Loans and the principal amount to be prepaid. Each such partial prepayment of the Loans shall be accompanied by the payment of accrued interest on the principal prepaid to the date of prepayment, and shall be applied, in the absence of instruction by the Borrowers, first to the principal of Base Rate Loans and then to the principal of LIBOR Rate Loans. Each partial prepayment shall be allocated among the Lenders, in proportion, as nearly as practicable, to the respective unpaid principal amount of each Lender’s Loans, with adjustments to the extent practicable to equalize any prior repayments not exactly in proportion.

4.	LETTERS OF CREDIT.

4.1.  Letter of Credit Commitments; LC Guaranty.

4.1.1.  Commitment to Issue Letters of Credit.

(a)  Subject to the terms and conditions hereof, the execution and delivery by a Borrower of a letter of credit application on the Issuing Bank’s customary form (a “Letter of Credit Application”) and the Issuing Bank’s receipt of an LC Guaranty, if requested by the Issuing Bank, the Issuing Bank on behalf of the Lenders and in reliance upon the agreement of the Lenders set forth in §4.1.4 and upon the representations and warranties of the Borrowers contained herein, agrees, in its individual capacity, to issue, extend and renew for the account of the Borrowers one or more standby or documentary letters of credit (individually, a “Letter of Credit”), in such form as may be requested from time to time by a Borrower and agreed to by the Issuing Bank; provided, however, that, after giving effect to such request, (a) the sum of the aggregate Maximum Drawing Amount and all Unpaid Reimbursement Obligations shall not exceed $50,000,000 at any one time, and (b) the sum of (i) the Maximum Drawing Amount on all Letters of Credit, (ii) all Unpaid Reimbursement Obligations, and (iii) the amount of all Loans outstanding shall not exceed the lesser of (A) the Total Commitment at such time and (B) the Borrowing Base at such time. Notwithstanding the foregoing, the Issuing Bank shall have no obligation to issue any Letter of Credit to support or secure any Indebtedness of any Borrower to the extent that such Indebtedness was incurred prior to the proposed issuance date of such Letter of Credit, unless in any such case the Borrowers demonstrate to the satisfaction of the Administrative Agent that (x) such prior incurred Indebtedness was then fully secured by a prior perfected and unavoidable security interest in collateral provided by the Borrowers to the proposed beneficiary of such Letter of Credit or (y) such prior incurred Indebtedness was then secured or supported by a letter of credit issued for the account of a Borrower and the reimbursement obligation with respect to such letter of credit was fully secured by a prior perfected and unavoidable security interest in collateral provided to the issuer of such letter of credit by a Borrower. The parties hereto hereby acknowledge and agree that the letters of credit issued by Bank of America, N.A. under the Existing Signature Credit Agreement (collectively, the "Existing Letters of Credit") shall, on the Effective Date, become Letters of Credit hereunder and shall be subject to the conditions hereunder.

(b)  The Administrative Agent agrees, on behalf of the Lenders and in reliance upon the agreement of the Lenders set forth in subsection 4.1.4 below and upon the representations and warranties of the Borrowers contained herein, to enter into an LC Guaranty with the Issuing Bank, if the Issuing Bank so requires, to support the reimbursement obligations of the Borrowers with respect to any Letter of Credit.

4.1.2.  Letter of Credit Applications. Each Letter of Credit Application shall be completed to the satisfaction of the Issuing Bank and the Administrative Agent and shall be submitted at least three (3) Business Days prior to the proposed date of issuance. In the event that any provision of any Letter of Credit Application shall be inconsistent with any provision of this Credit Agreement, then the provisions of this Credit Agreement shall, to the extent of any such inconsistency, govern.

4.1.3.  Terms of Letters of Credit. Each Letter of Credit issued, extended or renewed hereunder shall, among other things, (a) provide for the payment of sight drafts for honor thereunder when presented in accordance with the terms thereof and when accompanied by the documents described therein, (b) be issued solely in Dollars, and (c) have an expiry date no later than the date which is fourteen (14) days (or, if the Letter of Credit is confirmed by a confirmer or otherwise provides for one or more nominated persons, forty-five (45) days) prior to the Maturity Date. In addition, each Letter of Credit which is a documentary Letter of Credit shall have an expiry date no later than one hundred eighty (180) days from the date of issuance. Each Letter of Credit so issued, extended or renewed shall be subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 or any successor version thereto adopted by the Issuing Bank in the ordinary course of its business as a letter of credit issuer and in effect at the time of issuance of such Letter of Credit (the “Uniform Customs”) or, in the case of a standby Letter of Credit, either the Uniform Customs or the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, or any successor code of standby letter of credit practices among banks adopted by the Issuing Bank in the ordinary course of its business as a standby letter of credit issuer and in effect at the time of issuance of such Letter of Credit.

4.1.4.  Reimbursement Obligations of Lenders; Participation in LC Guaranty.

(a)  Each Lender severally agrees that it shall be absolutely liable, without regard to the occurrence of any Default or Event of Default or any other condition precedent whatsoever, to the extent of such Lender’s Commitment Percentage, to reimburse the Issuing Bank on demand for the amount of each draft paid by the Issuing Bank under each Letter of Credit to the extent that such amount is not reimbursed by the Borrowers pursuant to §4.2 (such agreement for a Lender being called herein the “Letter of Credit Participation” of such Lender).

(b)  By the issuance of the LC Guaranty by the Administrative Agent, and without any further action on the part of the Administrative Agent, the Administrative Agent hereby grants to each Lender, and each Lender hereby acquires from the Administrative Agent, a participation in the LC Guaranty equal to such Lender’s Commitment Percentage of the aggregate amount guaranteed under the LC Guaranty. In the event the Administrative Agent is required to make any payment to the Issuing Bank under the LC Guaranty, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent such Lender’s Commitment Percentage of each such payment made by the Administrative Agent and not reimbursed by the applicable Borrowers pursuant §4.2, or of any reimbursement payment required to be refunded to the applicable Borrower for any reason, and each Lender severally agrees that it shall be absolutely liable, without regard to the occurrence of any Default or Event of Default or any other condition precedent whatsoever, to the extent of such Lender’s Commitment Percentage, to reimburse the Administrative Agent on demand for such payment. In the event that no LC Guaranty is issued with respect to any Letter of Credit each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Commitment Percentage of the Maximum Drawing Amount under such Letter of Credit.

4.1.5.  Participations of Lenders. Each such payment made by a Lender shall be treated as the purchase by such Lender of a participating interest in the Borrowers’ Reimbursement Obligation under §4.2 in an amount equal to such payment. Each Lender shall share in accordance with its participating interest in any interest which accrues pursuant to §4.2.

4.2.  Reimbursement Obligation of the Borrowers. In order to induce the Issuing Bank to issue, extend and renew each Letter of Credit, the Administrative Agent to enter into the LC Guaranty, and the Lenders to participate therein, the Borrowers hereby jointly and severally agree to reimburse or pay to the Administrative Agent, for the account of the Issuing Bank or (as the case may be) the Lenders, with respect to each Letter of Credit issued, extended or renewed by the Issuing Bank hereunder,

(a)  except as otherwise expressly provided in §4.2(b) and (c), on each date that any draft presented under such Letter of Credit is honored by the Issuing Bank, or the Issuing Bank otherwise makes a payment with respect thereto or the Administrative Agent shall make any payment under the LC Guaranty, (i) the amount paid by the Issuing Bank or the Administrative Agent, as the case may be, under or with respect to such Letter of Credit, and (ii) the amount of any taxes, fees, charges or other costs and expenses whatsoever incurred by the Issuing Bank or any Lender in connection with any payment made by the Issuing Bank or any Lender under, or with respect to, such Letter of Credit,

(b)  upon the reduction (but not termination) of the Total Commitment to an amount less than the Maximum Drawing Amount, an amount equal to such difference, which amount shall be held by the Administrative Agent for the benefit of the Lenders and the Administrative Agent as cash collateral for all Reimbursement Obligations, and

(c)  upon the termination of the Total Commitment, or the acceleration of the Reimbursement Obligations with respect to all Letters of Credit in accordance with §13, an amount equal to the then Maximum Drawing Amount on all Letters of Credit, which amount shall be held by the Administrative Agent for the benefit of the Lenders and the Issuing Bank as cash collateral for all Reimbursement Obligations.

Each such payment shall be made to the Administrative Agent at the Administrative Agent’s Office in immediately available funds. Interest on any and all amounts remaining unpaid by the Borrowers under this §4.2 at any time from the date such amounts become due and payable (whether as stated in this §4.2, by acceleration or otherwise) until payment in full (whether before or after judgment) shall be payable to the Administrative Agent on demand at the rate specified in §5.10 for overdue principal on the Loans.

4.3.  Letter of Credit Payments. If any draft shall be presented or other demand for payment shall be made under any Letter of Credit, the Issuing Bank shall notify the Borrowers of the date and amount of the draft presented or demand for payment and of the date and time when it expects to pay such draft or honor such demand for payment. If the Borrowers fail to reimburse the Administrative Agent as provided in §4.2 on or before the date that such draft is paid or other payment is made by the Issuing Bank, the Administrative Agent may at any time thereafter notify the Lenders of the amount of any such Unpaid Reimbursement Obligation. No later than 3:00 p.m. (Connecticut time) on the Business Day next following the receipt of such notice, (i) the Administrative Agent, as guarantor under the LC Guaranty, shall make available to the Issuing Bank at the Administrative Agent’s Office, in immediately available funds, the amount of such Unpaid Reimbursement Obligation, together with an amount equal to the product of (a) the average, computed for the period referred to in clause (c) below, of the weighted average interest rate paid by the Issuing Bank for federal funds acquired by the Issuing Bank during each day included in such period, times (b) the amount equal to such Unpaid Reimbursement Obligations, times (c) a fraction, the numerator of which is the number of days that elapse from and including the date the Issuing Bank paid the draft presented for honor or otherwise made payment to the date on which such Unpaid Reimbursement Obligation shall become immediately available to the Issuing Bank, and the denominator of which is 360, and (ii) each Lender shall make available to the Administrative Agent, at the Administrative Agent’s Office, in immediately available funds, for the account of the Issuing Bank, such Lender’s Commitment Percentage of such Unpaid Reimbursement Obligation, together with an amount equal to the product of (a) the average, computed for the period referred to in clause (c) below, of the weighted average interest rate paid by the Issuing Bank for federal funds acquired by the Issuing Bank during each day included in such period, times (b) the amount equal to such Lender’s Commitment Percentage of such Unpaid Reimbursement Obligation, times (c) a fraction, the numerator of which is the number of days that elapse from and including the date the Issuing Bank paid the draft presented for honor or otherwise made payment to the date on which such Lender’s Commitment Percentage of such Unpaid Reimbursement Obligation shall become immediately available to the Issuing Bank, and the denominator of which is 360. The responsibility of the Issuing Bank to the Borrowers and the Lenders shall be only to determine that the documents (including each draft) delivered under each Letter of Credit in connection with such presentment shall be in conformity in all material respects with such Letter of Credit.

4.4.  Obligations Absolute. The Borrowers’ obligations under this §4 shall be absolute and unconditional under any and all circumstances and irrespective of the occurrence of any Default or Event of Default or any condition precedent whatsoever or any setoff, counterclaim or defense to payment which the Borrowers may have or have had against the Administrative Agent, any Lender, the Issuing Bank or any beneficiary of a Letter of Credit. The Borrowers further agree with the Administrative Agent, the Issuing Bank and the Lenders that the Administrative Agent, the Issuing Bank and the Lenders shall not be responsible for, and the Borrowers’ Reimbursement Obligations under §4.2 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrowers, the beneficiary of any Letter of Credit or any financing institution or other party to which any Letter of Credit may be transferred or any claims or defenses whatsoever of the Borrowers against the beneficiary of any Letter of Credit or any such transferee. The Administrative Agent, the Issuing Bank and the Lenders shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit. The Borrowers agree that any action taken or omitted by the Administrative Agent, the Issuing Bank or any Lender under or in connection with each Letter of Credit and the related drafts and documents, if done in good faith, shall be binding upon the Borrowers and shall not result in any liability on the part of the Administrative Agent or any Lender to the Borrowers.

4.5.  Reliance by Issuer. To the extent not inconsistent with §4.4, the Issuing Bank shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel, independent accountants and other experts selected by the Issuing Bank. The Issuing Bank shall be fully justified in failing or refusing to take any action under this Credit Agreement unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Issuing Bank shall in all cases be fully protected in acting, or in refraining from acting, under this Credit Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and all future holders of the Revolving Credit Notes or of a Letter of Credit Participation.

4.6.  Letter of Credit Fee. The Borrowers shall pay a fee (a “Letter of Credit Fee”) to the Administrative Agent, for the accounts of the Lenders in accordance with their respective Commitment Percentages, in respect of each standby or documentary Letter of Credit, for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum in an amount equal to the Applicable Margin for Letter of Credit Fees per annum with respect to Letter of Credit Fees of the available amount of such standby and/or documentary Letter of Credit, together with a fronting fee for the Issuing Bank’s own account computed at a rate of 0.25% per annum. Accrued Letter of Credit Fees and such fronting fees shall be due and payable monthly in arrears on the first Business Day of each month and on the first Business Day on or after the termination of the Total Commitment upon which no Letters of Credit remain outstanding. In respect of each Letter of Credit, the Borrowers shall also pay to the Administrative Agent for the Issuing Bank’s own account, at such other time or times as such charges are customarily made by the Issuing Bank, the Issuing Bank’s customary issuance, amendment, negotiation or document examination, and other administrative fees as in effect from time to time.

5.	CERTAIN GENERAL PROVISIONS.

5.1.  Administrative Agent’s Fee. The Borrowers shall pay to the Administrative Agent annually in advance, for the Administrative Agent’s own account, on the Effective Date and on each anniversary of the Effective Date, an Administrative Agent’s fee (the “Administrative Agent’s Fee”) as set forth in the Fee Letter.

5.2.  Funds for Payments.

5.2.1.  Payments to Administrative Agent. All payments of principal, interest, Reimbursement Obligations, Fees and any other amounts due hereunder or under any of the other Loan Documents shall be made on the due date thereof to the Administrative Agent in Dollars, for the respective accounts of the Lenders and the Administrative Agent or the Issuing Bank, as the case may be, at the Administrative Agent’s Office or at such other place that the Administrative Agent may from time to time designate, in each case at or about 11:00 a.m. (Connecticut time) and in immediately available funds. The Borrowers authorize the Administrative Agent to debit any account maintained by any Borrower with the Administrative Agent and/or to charge the loan account of the Borrowers for any payment required to be made hereunder with respect to the Borrowers.

5.2.2.  No Offset, etc. All payments by the Borrowers hereunder and under any of the other Loan Documents shall be made without recoupment, setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrowers are compelled by law to make such deduction or withholding. If any such obligation is imposed upon the Borrowers with respect to any amount payable by them hereunder or under any of the other Loan Documents, the Borrowers will pay to the Administrative Agent, for the account of the Lenders or (as the case may be) the Administrative Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Lenders, the Issuing Bank or the Administrative Agent to receive the same net amount which the Lenders, the Issuing Bank or the Administrative Agent would have received on such due date had no such obligation been imposed upon the Borrowers. The Borrowers will deliver promptly to the Administrative Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrowers hereunder or under such other Loan Document.

5.2.3.  Non-U.S. Lenders. Each Lender and the Administrative Agent that is not a U.S. Person as defined in Section 7701(a)(30) of the Code for federal income tax purposes (a “Non-U.S. Lender”) hereby agrees that, if and to the extent it is legally able to do so, it shall, prior to the date of the first payment by the Borrowers hereunder to be made to such Lender or the Administrative Agent or for such Lender’s or the Administrative Agent’s account, deliver to the Borrowers and the Administrative Agent, as applicable, such certificates, documents or other evidence, as and when required by the Code or Treasury Regulations issued pursuant thereto, including (a) in the case of a Non-U.S. Lender that is a “bank” for purposes of Section 881(c)(3)(A) of the Code, two (2) duly completed copies of Internal Revenue Service Form W-8BEN or Form W-8ECI and any other certificate or statement of exemption required by Treasury Regulations, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Lender or the Administrative Agent establishing that with respect to payments of principal, interest or fees hereunder it is (i) not subject to United States federal withholding tax under the Code because such payment is effectively connected with the conduct by such Lender or Administrative Agent of a trade or business in the United States or (ii) totally exempt or partially exempt from United States federal withholding tax under a provision of an applicable tax treaty and (b) in the case of a Non-U.S. Lender that is not a “bank” for purposes of Section 881(c)(3)(A) of the Code, a certificate in form and substance reasonably satisfactory to the Administrative Agent and the Borrowers and to the effect that such Non-U.S. Lender (i) is not a “bank” for purposes of Section 881(c)(3)(A) of the Code, is not subject to regulatory or other legal requirements as a bank in any jurisdiction, and has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any governmental authority, any application made to a rating agency or qualification for any exemption from any tax, securities law or other legal requirements, (ii) is not a ten (10) percent shareholder for purposes of Section 881(c)(3)(B) of the Code and (iii) is not a controlled foreign corporation receiving interest from a related person for purposes of Section 881(c)(3)(C) of the Code, together with a properly completed Internal Revenue Service Form W-8 or W-9, as applicable (or successor forms). Each Lender or the Administrative Agent agrees that it shall, promptly upon a change of its lending office or the selection of any additional lending office, to the extent the forms previously delivered by it pursuant to this section are no longer effective, and promptly upon a Borrower’s or the Administrative Agent’s reasonable request after the occurrence of any other event (including the passage of time) requiring the delivery of a Form W-8BEN, Form W-8ECI, Form W-8 or W-9 in addition to or in replacement of the forms previously delivered, deliver to the Borrowers and the Administrative Agent, as applicable, if and to the extent it is properly entitled to do so, a properly completed and executed Form W-8BEN, Form W-8ECI, Form W-8 or W-9, as applicable (or any successor forms thereto).

5.3.  Computations. All computations of interest on the Loans and of Fees shall be based on a 360-day year and paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term “Interest Period” with respect to LIBOR Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The outstanding amount of the Loans as reflected on the Revolving Credit Note Records from time to time shall be considered correct and binding on the Borrowers unless within five (5) Business Days after receipt of any notice by any Borrower from the Administrative Agent or any of the Lenders of such outstanding amount, the Borrowers shall notify the Administrative Agent or such Lender to the contrary.

5.4.  Inability to Determine LIBOR Rate. In the event, prior to the commencement of any Interest Period relating to any LIBOR Rate Loan, the Administrative Agent shall determine or be notified by the Required Lenders that (a) adequate and reasonable methods do not exist for ascertaining the LIBOR Rate that would otherwise determine the rate of interest to be applicable to any LIBOR Rate Loan during any Interest Period or (b) the LIBOR Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to the Lenders of making or maintaining their LIBOR Rate Loans during such period, the Administrative Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrowers and the Lenders) to the Borrowers and the Lenders. In such event (i) any Loan Request or Conversion Request with respect to LIBOR Rate Loans shall be automatically withdrawn and shall be deemed a request for Base Rate Loans, (ii) each LIBOR Rate Loan will automatically, on the last day of the then current Interest Period relating thereto, become a Base Rate Loan, and (iii) the obligations of the Lenders to make LIBOR Rate Loans shall be suspended until the Administrative Agent determines that the circumstances giving rise to such suspension no longer exist, whereupon the Administrative Agent shall so notify the Borrowers and the Lenders.

5.5.  Illegality. Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or the interpretation or application thereof shall make it unlawful for any Lender to make or maintain LIBOR Rate Loans, such Lender shall forthwith give notice of such circumstances to the Borrowers and the other Lenders and thereupon (a) the commitment of such Lender to make LIBOR Rate Loans or convert Base Rate Loans to LIBOR Rate Loans shall forthwith be suspended and (b) such Lender’s Loans then outstanding as LIBOR Rate Loans, if any, shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such LIBOR Rate Loans or within such earlier period as may be required by law. The Borrowers hereby jointly and severally agree promptly to pay the Administrative Agent for the account of such Lender, upon demand by such Lender, any additional amounts necessary to compensate such Lender for any costs incurred by such Lender in making any conversion in accordance with this §5.5, including any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder.

5.6.  Additional Costs, etc. If any present or future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Lender or the Administrative Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

(a)  subject any Lender or the Administrative Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Credit Agreement, the other Loan Documents, any Letters of Credit, such Lender’s Commitment or the Loans (other than taxes based upon or measured by the income or profits of such Lender or the Administrative Agent), or

(b)  materially change the basis of taxation (except for changes in taxes on income or profits) of payments to any Lender of the principal of or the interest on any Loans or any other amounts payable to any Lender or the Administrative Agent under this Credit Agreement or any of the other Loan Documents, or

(c)  impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Credit Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or letters of credit issued by, or commitments of an office of any Lender, or

(d)  impose on any Lender or the Administrative Agent any other conditions or requirements with respect to this Credit Agreement, the other Loan Documents, any Letters of Credit, the Loans, such Lender’s Commitment, or any class of loans, letters of credit or commitments of which any of the Loans or such Lender’s Commitment forms a part, and the result of any of the foregoing is:

(i)  to increase the cost to any Lender of making, funding, issuing, renewing, extending or maintaining any of the Loans or such Lender’s Commitment or any Letter of Credit, or

(ii)  to reduce the amount of principal, interest, Reimbursement Obligation or other amount payable to such Lender or the Administrative Agent hereunder on account of such Lender’s Commitment, any Letter of Credit or any of the Loans, or

(iii)  to require such Lender or the Administrative Agent to make any payment or to forego any interest or Reimbursement Obligation or other sum payable hereunder, the amount of which payment or foregone interest or Reimbursement Obligation or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender or the Administrative Agent from the Borrowers hereunder, then, and in each such case, the Borrowers will, upon demand made by such Lender or (as the case may be) the Administrative Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Lender or the Administrative Agent such additional amounts as will be sufficient to compensate such Lender or the Administrative Agent for such additional cost, reduction, payment or foregone interest or Reimbursement Obligation or other sum.

5.7.  Capital Adequacy. If after the date hereof any Lender or the Administrative Agent determines that (a) the adoption of or change in any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) regarding capital requirements for banks or bank holding companies or any change in the interpretation or application thereof by a Governmental Authority with appropriate jurisdiction, or (b) compliance by such Lender or the Administrative Agent or any corporation controlling such Lender or the Administrative Agent with any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) of any such entity regarding capital adequacy, has the effect of reducing the return on such Lender’s or the Administrative Agent’s commitment with respect to any Loans to a level below that which such Lender or the Administrative Agent could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or the Administrative Agent’s then existing policies with respect to capital adequacy and assuming full utilization of such entity’s capital) by any amount deemed by such Lender or (as the case may be) the Administrative Agent to be material, then such Lender or the Administrative Agent may notify the Borrowers of such fact. To the extent that the amount of such reduction in the return on capital is not reflected in the Base Rate, the Borrowers jointly and severally agree to pay such Lender or (as the case may be) the Administrative Agent for the amount of such reduction in the return on capital as and when such reduction is determined upon presentation by such Lender or (as the case may be) the Administrative Agent of a certificate in accordance with §5.8 hereof. Each Lender shall allocate such cost increases among its customers in good faith and on an equitable basis.

5.8.  Certificate. A certificate setting forth any additional amounts payable pursuant to §§5.6 or 5.7 and a brief explanation of such amounts which are due, submitted by any Lender or the Administrative Agent to the Borrowers, shall be conclusive, absent manifest error, that such amounts are due and owing.

5.9.  Indemnity. The Borrowers jointly and severally agree to indemnify each Lender and to hold each Lender harmless from and against any loss, cost or expense (including loss of anticipated profits) that such Lender may sustain or incur as a consequence of (a) default by the Borrowers in payment of the principal amount of or any interest on any LIBOR Rate Loans as and when due and payable, including any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its LIBOR Rate Loans, (b) default by the Borrowers in making a borrowing or conversion after the Borrowers have given (or are deemed to have given) a Loan Request or a Conversion Request relating thereto in accordance with §2.6 or §2.7 or (c) the making of any payment of a LIBOR Rate Loan or the making of any conversion of any such Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain any such Loans.

5.10.  Interest After Default. During the continuance of a Default or an Event of Default (a) the principal of and (to the extent permitted by applicable law) interest on the Loans and all Unpaid Reimbursement Obligations and all other overdue amounts payable hereunder or under any of the other Loan Documents shall bear interest compounded monthly and payable on demand at a rate per annum equal to two percent (2%) above the rate of interest then otherwise applicable thereto (or, if no rate of interest is then applicable thereto, two percent (2%) above the Base Rate) until such amount shall be paid in full (after as well as before judgment) and (b) the Applicable Margin for purposes of calculating the Letter of Credit Fees shall be a rate that is two percent (2%) above the Applicable Margin then otherwise applicable thereto.

5.11.  Replacement of Lenders. If any Lender (an “Affected Lender”) (a) makes demand upon the Borrowers for (or if the Borrowers are otherwise required to pay) amounts pursuant to §§5.6 or 5.7, (b) is unable to make or maintain LIBOR Rate Loans as a result of a condition described in §5.5, or (c) defaults in its obligation to make Loans in accordance with the terms of this Credit Agreement or purchase any Letter of Credit Participation, the Borrowers may, so long as no Default or Event of Default has occurred and is then continuing, within ninety (90) days of receipt of such demand, notice (or the occurrence of such other event causing the Borrowers to be required to pay such compensation or causing §5.5 to be applicable), or default, as the case may be, by notice (a “Replacement Notice”) in writing to the Administrative Agent and such Affected Lender (i) request the Affected Lender to cooperate with the Borrowers in obtaining a replacement Lender satisfactory to the Administrative Agent and the Borrowers (the “Replacement Lender”); (ii) request the non-Affected Lenders to acquire and assume all of the Affected Lender’s Loans and Commitment as provided herein, but none of such Lenders shall be under an obligation to do so; or (iii) designate a Replacement Lender approved by the Administrative Agent, such approval not to be unreasonably withheld or delayed. If any satisfactory Replacement Lender shall be obtained, and/or if any one or more of the non-Affected Lenders shall agree to acquire and assume all of the Affected Lender’s Loans and Commitment, then such Affected Lender shall assign, in accordance with §15, all of its Commitment, Loans, Letter of Credit Participations, Notes and other rights and obligations under this Credit Agreement and all other Loan Documents to such Replacement Lender or non-Affected Lenders, as the case may be, in exchange for payment of the principal amount so assigned and all interest and fees accrued on the amount so assigned, plus all other Obligations then due and payable to the Affected Lender; provided, however, that (A) such assignment shall be without recourse, representation or warranty and shall be on terms and conditions reasonably satisfactory to such Affected Lender and such Replacement Lender and/or non-Affected Lenders, as the case may be, and (B) prior to any such assignment, the Borrowers shall have paid to such Affected Lender all amounts properly demanded and unreimbursed under §§5.6 and 5.7. Upon the effective date of such assignment, the Borrowers shall issue replacement Notes to such Replacement Lender and/or non-Affected Lenders, as the case may be, and such institution shall become a “Lender” for all purposes under this Credit Agreement and the other Loan Documents.

6.	COLLATERAL SECURITY.

The Obligations shall be secured by a perfected first priority security interest in the Collateral (subject only to Permitted Liens entitled to priority under applicable law) pursuant to the terms of the Security Documents.

7.	REPRESENTATIONS AND WARRANTIES.

Each of the Borrowers represents and warrants to the Lenders and the Administrative Agent as follows:

7.1.  Corporate Authority.

7.1.1.  Incorporation; Good Standing. Each of the Borrowers and their Subsidiaries (a) is a corporation (or other business entity) duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, (b) has all requisite corporate (or the equivalent company) power to own its property and conduct its business as now conducted and as presently contemplated, and (c) is in good standing as a foreign corporation (or other business entity) and is duly authorized to do business in each jurisdiction where such qualification is necessary except where a failure to be so qualified would not have a Material Adverse Effect.

7.1.2.  Authorization. The execution, delivery and performance of this Credit Agreement, the other Loan Documents and the Signature Fruit Purchase Agreement to which the Borrowers are or are to become parties and the transactions contemplated hereby and thereby, including, without limitation, the acquisition of Signature Fruit by Parent, (a) are within the corporate (or the equivalent company) authority of such Persons, (b) have been duly authorized by all necessary corporate (or the equivalent company) proceedings, (c) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which any Borrower is subject or any judgment, order, writ, injunction, license or permit applicable to any Borrower, and (d) do not conflict with any provision of the Governing Documents of, or any agreement or other instrument binding upon, any Borrower.

7.1.3.  Enforceability. The execution and delivery of this Credit Agreement and the other Loan Documents to which the Borrowers are or are to become parties will result in valid and legally binding obligations of such Persons enforceable against them in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

7.2.  Governmental Approvals. The execution, delivery and performance by the Borrowers of this Credit Agreement, the other Loan Documents and the Signature Fruit Purchase Agreement to which any of the Borrowers is or is to become a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing with, any governmental agency or authority other than those already obtained and filed, and all applicable waiting periods (and any extensions thereof), if any, under the Hart-Scott-Rodino Act have expired or otherwise been terminated.

7.3.  Title to Properties; Leases. Except as set forth on Schedule 7.3 hereto, Parent and its Subsidiaries own all of the assets reflected in the consolidated balance sheet of Parent and its Subsidiaries as at the Balance Sheet Date or acquired since that date (except property and assets sold or otherwise disposed of in the ordinary course of business since that date), subject to no Liens or other rights of others, except Permitted Liens. Neither Seneca Snack nor Marion collectively have any Accounts Receivable in excess of $50,000 in the aggregate at any time.

7.4.  Financial Statements and Projections.

7.4.1.  Fiscal Year. Parent and each of its Subsidiaries (other than Signature Fruit and its Subsidiaries) have fiscal years which are the twelve months ending on March 31 of each year. As of the Closing Date, Signature Fruit and each of its Subsidiaries have fiscal years which are the twelve months ending on December 31 of each year and, on or before December 31, 2006 Signature Fruit and its Subsidiaries will be changing their fiscal years to a fiscal year which ends on March 31 of each year.

7.4.2.  Financial Statements. There has been furnished to each of the Lenders a consolidated balance sheet of the Parent and its Subsidiaries (other than Signature Fruit) as at the Balance Sheet Date and as at March 31, 2006, and a consolidated statement of income of the Parent and its Subsidiaries (other than Signature Fruit) for the Fiscal Quarter ended on the Balance Sheet Date and the fiscal year ended on March 31, 2006, the annual statements having been certified by BDO Seidman, LLP. There has been furnished to the Lenders a consolidated balance sheet of Signature Fruit as at December 31, 2005 and as at the Balance Sheet Date, and a consolidated statement of income of Signature Fruit for the fiscal year ended December 31, 2005 and for the six months ended on the Balance Sheet Date, the annual statements of Signature Fruit having been certified by Ernst & Young LLP. Such balance sheets and statements of income have been prepared in accordance with GAAP and fairly present the financial condition of Parent and its Subsidiaries and Signature Fruit, respectively, as at the close of business on the dates thereof and the results of operations for the periods then ended. There were no contingent liabilities of Parent or any of its Subsidiaries as of such dates involving material amounts, known to the officers of any Borrower, which were not disclosed in such balance sheets and the notes related thereto.

7.4.3.  Projections. The projections of the annual operating budgets of the Borrowers and their Subsidiaries on a consolidated basis, balance sheets and cash flow statements for the 2006 to 2008 fiscal years, copies of which have been delivered to each Lender, disclose all assumptions made with respect to general economic, financial and market conditions used in formulating such projections. To the knowledge of the Borrowers, no facts exist that (individually or in the aggregate) would result in any material change in any of such projections. The projections are based upon reasonable estimates and assumptions, have been prepared on the basis of the assumptions stated therein and reflect the reasonable estimates of the Borrowers and their Subsidiaries of the results of operations and other information projected therein.

7.5.  No Material Adverse Changes, etc. Since December 31, 2005 there has been no event or occurrence which has had a Material Adverse Effect. Except as set forth in Schedule 7.5 hereto, since December 31, 2005, no Borrower has made any Restricted Payment.

7.6.  Franchises, Patents, Copyrights, etc. The Borrowers and each of their Subsidiaries possess all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of their business substantially as now conducted without known conflict with any rights of others. Schedule 7.6 hereto sets forth a correct and complete list of all of the Signature Fruit’s Proprietary Rights. None of the Proprietary Rights is subject to any licensing agreement or similar arrangement except as set forth on Schedule 7.6. To the best of Signature Fruit’s knowledge, none of the Proprietary Rights infringes on or conflicts with any other Person’s property, and no other Person’s property infringes on or conflicts with the Proprietary Rights. The Proprietary Rights described on Schedule 7.6 constitute all of the property of such type necessary to the current and anticipated future conduct of Signature Fruit’s business.

7.7.  Litigation. Except as set forth in Schedule 7.7 hereto, there are no actions, suits, proceedings or investigations of any kind pending or threatened against the Borrowers or any of their Subsidiaries before any Governmental Authority, that, (a) if adversely determined, might, either in any case or in the aggregate, (i) have a Material Adverse Effect or (ii) materially impair the right of the Borrowers and their Subsidiaries, considered as a whole, to carry on business substantially as now conducted by them, or result in any substantial liability not adequately covered by insurance, or for which adequate reserves are not maintained on the consolidated balance sheet of Parent and its Subsidiaries, or (b) question the validity of this Credit Agreement or any of the other Loan Documents, or any action taken or to be taken pursuant hereto or thereto.

7.8.  No Materially Adverse Contracts, etc. Neither any Borrower nor any of their Subsidiaries is subject to any Governing Document or other legal restriction, or any judgment, decree, order, law, statute, rule or regulation that has or is expected in the future to have a Material Adverse Effect. Neither any Borrower nor any of their Subsidiaries is a party to any contract or agreement that has or is expected, in the judgment of Parent’s officers, to have any Material Adverse Effect.

7.9.  Compliance with Other Instruments, Laws, etc. Neither any Borrower nor any of their Subsidiaries is in violation of any provision of its Governing Documents, or any agreement or instrument (including any agreement or instrument which may be affected by the acquisition of Signature Fruit by Parent) to which it may be subject or by which it or any of its properties may be bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that could result in the imposition of substantial penalties or have a Material Adverse Effect.

7.10.  Tax Status. The Borrowers and their Subsidiaries (a) have made or filed all federal, state and foreign income and all other tax returns, reports and declarations required by any jurisdiction to which any of them is subject, except for such returns, reports and declaration in respect of amounts which do not, in the aggregate, exceed $500,000, (b) have paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings and (c) have set aside on their books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and none of the officers of the Borrowers know of any basis for any such claim. The Borrowing Base Report most recently delivered to the Administrative Agent sets forth the amount of reserves established by each of the Borrowers and each of their Subsidiaries to cover such Borrower’s or such Subsidiary’s sales or use tax obligations in each jurisdiction where such Borrower or such Subsidiary is required to pay such taxes. Such reserves are adequate for the payment of all of such obligations.

7.11.  No Event of Default. No Default or Event of Default has occurred and is continuing.

7.12.  Holding Company and Investment Company Acts. Neither any Borrower nor any of their Subsidiaries is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 1935; nor is it an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.

7.13.  Absence of Financing Statements, etc. Except with respect to Permitted Liens, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry or other public office, that purports to cover, affect or give notice of any present or possible future Lien on any assets or property of the Borrowers or any of their Subsidiaries or any rights relating thereto.

7.14.  Perfection of Security Interest. All filings, assignments, pledges and deposits of documents or instruments have been made and all other actions have been taken that are necessary or advisable, under applicable law, to establish and perfect the Administrative Agent’s first priority security interest in the Collateral. The Collateral and the Administrative Agent’s rights with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses. The Borrowers are the owners of the Collateral free from any Lien, except for Permitted Liens.

7.15.  Certain Transactions. Except for arm’s length transactions pursuant to which a Borrower or any of their Subsidiaries makes payments in the ordinary course of business upon terms no less favorable than such Borrower or Subsidiary could obtain from third parties, none of the officers, directors, or employees of the Borrowers or any of their Subsidiaries is presently a party to any transaction with any Borrower or any of their Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Borrowers, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

7.16.  Employee Benefit Plans.

7.16.1.  In General. Each Employee Benefit Plan and each Guaranteed Pension Plan is in compliance in all material respects with the provisions of ERISA and all Applicable Pension Legislation and, to the extent applicable, the Code, including but not limited to the provisions thereunder respecting prohibited transactions and the bonding of fiduciaries and other persons handling plan funds as required by §412 of ERISA.

7.16.2.  Guaranteed Pension Plans. Each contribution required to be made to a Guaranteed Pension Plan, whether required to be made to avoid the incurrence of an accumulated funding deficiency, the notice or lien provisions of §302(f) of ERISA, or otherwise, has been timely made. No waiver of an accumulated funding deficiency or extension of amortization periods has been received with respect to any Guaranteed Pension Plan, and neither any Borrower nor any ERISA Affiliate is obligated to or has posted security in connection with an amendment to a Guaranteed Pension Plan pursuant to §307 of ERISA or §401(a)(29) of the Code. No liability to the PBGC (other than required insurance premiums, all of which have been paid) has been incurred by any Borrower or any ERISA Affiliate with respect to any Guaranteed Pension Plan and there has not been any ERISA Reportable Event (other than an ERISA Reportable Event as to which the requirement of 30 days notice has been waived), or any other event or condition which presents a material risk of termination of any Guaranteed Pension Plan by the PBGC. Based on the latest valuation of each Guaranteed Pension Plan, and on the actuarial methods and assumptions employed for long-term funding purposes in that valuation, the aggregate benefit liabilities of all such Guaranteed Pension Plans within the meaning of §4001 of ERISA did not exceed the aggregate value of the assets of all such Guaranteed Pension Plans by more than an amount that would have a Material Adverse Effect disregarding for this purpose the benefit liabilities and assets of any Guaranteed Pension Plan with assets in excess of benefit liabilities.

7.16.3.  Multiemployer Plans. Neither any Borrower nor any ERISA Affiliate has incurred any liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under §4201 of ERISA or as a result of a sale of assets described in §4204 of ERISA that is reasonably expected to have a Material Adverse Effect. Neither any Borrower nor any ERISA Affiliate has been notified that any Multiemployer Plan is in reorganization or insolvent under and within the meaning of §4241 or §4245 of ERISA or is at risk of entering reorganization or becoming insolvent, or that any Multiemployer Plan intends to terminate or has been terminated under §4041A of ERISA, other than in a case in which the reorganization, insolvency or termination is not reasonably expected to have a Material Adverse Effect.

7.17.  Use of Proceeds.

7.17.1.  General. The proceeds of the Loans shall be used to fund (a) on the Effective Date a portion of the amount needed to finance the acquisition of Signature Fruit, (b) to refinance on the Effective Date certain existing Indebtedness of the Borrowers, (c) to make Permitted Acquisitions and (d) for working capital and general corporate purposes. The Borrowers will obtain Letters of Credit solely for working capital and general corporate purposes.

7.17.2.  Regulations U and X. No portion of any Loan is to be used, and no portion of any Letter of Credit is to be obtained, for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

7.17.3.  Ineligible Securities. No portion of the proceeds of any Loans is to be used, and no portion of any Letter of Credit is to be obtained, for the purpose of knowingly purchasing, or providing credit support for the purchase of, during the underwriting or placement period or within thirty (30) days thereafter, any Ineligible Securities underwritten or privately placed by a Financial Affiliate.

7.18.  Environmental Compliance. The Borrowers have taken steps to investigate the condition and usage of the Real Estate and the operations conducted thereon and, based upon such investigation, have determined that:

(a)  none of the Borrowers, their Subsidiaries or any operator of the Real Estate or any operations thereon is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state, local or foreign law, statute, regulation, ordinance, order or decree relating to health, safety or the environment (hereinafter “Environmental Laws”), which violation could have a material adverse effect on the environment or a Material Adverse Effect;

(b)  neither any of the Borrowers nor any of their Subsidiaries has received notice from any third party including, without limitation, any Governmental Authority, (i) that any one of them has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B; (ii) that any hazardous waste, as defined by 42 U.S.C. §6903(5), any hazardous substances as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) and any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws (“Hazardous Substances”) which any one of them has generated, transported or disposed of has been found at any site at which a Governmental Authority has conducted or has ordered that the Borrowers or any of their Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances;

(c)  except as set forth on Schedule 7.18 attached hereto: (i) no portion of the Real Estate has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws or except where the failure to have done so would not have a Material Adverse Effect; and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Real Estate except in accordance with applicable Environmental Laws or except where the violation of any Environmental Laws would not have a Material Adverse Effect; (ii) in the course of any activities conducted by the Borrowers, their Subsidiaries or operators of its properties, no Hazardous Substances have been generated or are being used on the Real Estate except in accordance with applicable Environmental Laws or except where any noncompliance with such Environmental Laws would not have a Material Adverse Effect; (iii) there have been no releases (i.e. any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Substances on, upon, into or from the properties of the Borrowers or their Subsidiaries, which releases could have a material adverse effect on the value of any of the Real Estate or adjacent properties or the environment; (iv) to the best of the Borrowers’ knowledge, there have been no releases on, upon, from or into any real property in the vicinity of any of the Real Estate which, through soil or groundwater contamination, may have come to be located on, and which would have a material adverse effect on the value of, the Real Estate; and (v) in addition, any Hazardous Substances that have been generated on any of the Real Estate have been transported offsite only by carriers having an identification number issued by the EPA (or the equivalent thereof in any foreign jurisdiction), treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are, to the best of the Borrowers’ knowledge, operating in compliance with such permits and applicable Environmental Laws except where any such noncompliance would not have a Material Adverse Effect; and

(d)  none of the Borrowers and their Subsidiaries or Real Estate is subject to any applicable Environmental Law requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any Governmental Authority or the recording or delivery to other Persons of an environmental disclosure document or statement by virtue of the transactions set forth herein and contemplated hereby or as a condition to the effectiveness of any other transactions contemplated hereby.

7.19.  Subsidiaries, etc. The Persons listed on Schedule 7.19 hereto are the only Subsidiaries of Parent. Except as set forth on Schedule 7.19 hereto, neither any of the Borrowers nor any Subsidiary of any of the Borrowers is engaged in any joint venture or partnership with any other Person. The jurisdiction of incorporation/formation and principal place of business of each Subsidiary of the Borrowers is listed on Schedule 7.19 hereto.

7.20.  Bank Accounts. Schedule 7.20 sets forth the account numbers and location of all Local Accounts, Interim Concentration Accounts and other bank accounts of the Borrowers or any of their Subsidiaries.

7.21.  Alliance Agreement. The Alliance Agreement is in full force and effect, and no Adverse GMOI Event has occurred.

7.22.  Signature Fruit Purchase Agreement. The “Closing Date”, as defined in the Signature Fruit Purchase Agreement, has occurred under the Signature Fruit Purchase Agreement, and (a) the purchase of limited liability company interests provided for therein have been consummated and the consideration therefor has been paid, (b) the representations and warranties of each of the parties to the Signature Fruit Purchase Agreement with respect to the business and financial condition of the limited liability company purchased and sold thereunder are, to the best of the knowledge of the Borrowers, true as of the date hereof, (c) each of the conditions to the obligations of Parent under the Signature Fruit Purchase Agreement was satisfied and none of such conditions were waived, (d) each of the parties to the Signature Fruit Purchase Agreement is, to the best of the knowledge of the Borrowers, in compliance with each of the covenants required to be performed by such party subsequent to the “Closing Date” (as defined in the Signature Fruit Purchase Agreement) of the Signature Fruit Purchase Agreement, and (e) no notice or claim has been given or made by any party to the Signature Fruit Purchase Agreement that such party is entitled to indemnification thereunder.

7.23.  Hancock Amended and Restated Note Agreement Documents and the Master Reimbursement Agreement. The Hancock Amended and Restated Note Agreement Documents, the Master Reimbursement Agreement and the Hancock Signature Note Agreement Documents are in full force and effect and no “Default”, as defined therein, has occurred and is continuing thereunder.

7.24.  PACA. No PACA Claims have ever been asserted against any of the Borrowers or their Subsidiaries. None of the Borrowers or their Subsidiaries has violated or failed to comply with PACA.

7.25.  Subsidiary Business. Neither Seneca Foods International, Ltd., Signature Fruit (Tomato), Inc. nor Friday U.K., Limited engages in any business or has any assets.

7.26.  Perfection Certificates. Except as set forth on Schedule 7.26 attached hereto, all of the information contained in the Perfection Certificates of the Parent, Seneca Snack and Marion remains true, correct and complete.

7.27.  Food Security Act. Neither any Borrower nor any of their Subsidiaries has received any notice given pursuant to Section 1324(e)(1) or (3) of the Food Security Act and there has not been filed any financing statement or notice, purportedly in compliance with the provisions of the Food Security Act, purporting to perfect, or continue perfected, a security interest in farm products purchased by any Borrower or any Subsidiary in favor of a secured creditor of the seller of such farm products. The Borrowers and each of their Subsidiaries have registered pursuant to Section 1324(c)(2)(D) of the Food Security Act, with the Secretary of State of each State in which are produced farm products purchased by any Borrower and any Subsidiary and which has established or hereafter establishes a central filing system, as a buyer of farm products produced in such State.

7.28.  Disclosure. None of this Credit Agreement or any of the other Loan Documents contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading. There is no fact known to the Borrowers or any of their Subsidiaries which has a Material Adverse Effect, or which is reasonably likely in the future to have a Material Adverse Effect, exclusive of effects resulting from changes in general economic conditions, legal standards or regulatory conditions.

8.	AFFIRMATIVE COVENANTS.

The Borrowers covenant and agree that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or any Lender has any obligation to make any Loans or the Issuing Bank has any obligation to issue, extend or renew any Letters of Credit:

8.1.  Punctual Payment. The Borrowers will duly and punctually pay or cause to be paid the principal and interest on the Loans, all Reimbursement Obligations, the Letter of Credit Fees, the Unused Fees, the Administrative Agent’s Fee and all other amounts provided for in this Credit Agreement and the other Loan Documents to which any Borrower or any Subsidiary of a Borrower is a party, all in accordance with the terms of this Credit Agreement and such other Loan Documents.

8.2.  Maintenance of Office. The Borrowers will maintain their chief executive office in Marion, New York, or at such other place in the United States of America as the Borrowers shall designate upon written notice to the Administrative Agent, where notices, presentations and demands to or upon the Borrowers in respect of the Loan Documents to which the Borrowers is a party may be given or made.

8.3.  Records and Accounts. The Borrowers will (a) keep, and cause each of their Subsidiaries to keep, true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP, (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of their properties and the properties of their Subsidiaries, contingencies, and other reserves, (c) maintain written records pertaining to perishable agricultural commodities and by-products and/or farm products in its possession to which a constructive trust under PACA or a Lien under the California Producer’s Lien Law is applicable, and (d) at all times engage BDO Seidman, LLP and/or other independent certified public accountants satisfactory to the Administrative Agent as the independent certified public accountants of Parent and its Subsidiaries and will not permit more than thirty (30) days to elapse between the cessation of such firm’s (or any successor firm’s) engagement as the independent certified public accountants of Parent and its Subsidiaries and the appointment in such capacity of a successor firm satisfactory to the Administrative Agent.

8.4.  Financial Statements, Certificates and Information. The Borrowers will deliver to each of the Lenders (other than the items described in clause (f) of this Section 8.4, which the Borrower will deliver to the Administrative Agent and which the Administrative will, upon the request of any Lender, deliver to such Lender):

(a)  as soon as practicable, but in any event not later than ninety (90) days after the end of each fiscal year of Parent, the consolidated and consolidating balance sheet of Parent and its Subsidiaries as at the end of such year, and the related consolidated and consolidating statement of income and consolidated statement of cash flow for such year, each setting forth in comparative form the figures for the previous fiscal year and all such consolidated and consolidating statements to be in reasonable detail, prepared in accordance with GAAP, and certified (with respect to the consolidated statements), without qualification and without an expression of uncertainty as to the ability of Parent or any of its Subsidiaries to continue as going concerns, by BDO Seidman, LLP and/or by other independent certified public accountants satisfactory to the Administrative Agent, together with (i) an audit report of such accountants stating that such consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of Parent and its Subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP and (ii) a copy of their accountants’ management letter for such fiscal year;

(b)  (i) with respect to each of the first three Fiscal Quarters of each fiscal year of the Parent during which the Excess Availability Percentage is equal to or greater than 30% at all times, as soon as practicable, but in any event not later than forty-five (45) days after the end of each such Fiscal Quarter, copies of the unaudited consolidated and consolidating balance sheet of Parent and its Subsidiaries as at the end of such quarter, and the related consolidated and consolidating statement of income and consolidated statement of cash flow for the portion of Parent’s fiscal year then elapsed, together with, in the case of the consolidated statements, comparisons to corresponding quarterly and year-to-date periods for the previous year, all in reasonable detail and prepared in accordance with GAAP, together with a certification by the principal financial or accounting officer of Parent that the information contained in such financial statements fairly presents the financial position of Parent and its Subsidiaries on the date thereof (subject to year-end adjustments) and (ii) with respect to each of the first eleven (11) months of each fiscal year of the Parent during which the Excess Availability Percentage is less than 30% at any time, as soon as practicable, but in any event not later than thirty (30) days after the end of each such month, copies of the unaudited consolidated and consolidating balance sheet of Parent and its Subsidiaries as at the end of such month, and the related consolidated and consolidating statement of income and consolidated statement of cash flow for the portion of Parent’s fiscal year then elapsed, all in reasonable detail and prepared in accordance with GAAP, together with a certification by the principal financial or accounting officer of Parent that the information contained in such financial statements fairly presents the financial position of Parent and its Subsidiaries on the date thereof (subject to year-end adjustments);

(c)  simultaneously with the delivery of the financial statements referred to in subsections (a) and (b), a statement certified by the principal financial or accounting officer of Parent in substantially the form of Exhibit D hereto (a “Compliance Certificate”) setting forth in reasonable detail computations evidencing the Fixed Charge Coverage Ratio and, if applicable, with respect to the financial periods for which the Parent is required to maintain minimum EBITDA under §10.1 in accordance with the terms thereof, computations evidencing compliance with the covenant contained in §10.1 and (if applicable) reconciliations to reflect changes in GAAP since the Balance Sheet Date;

(d)  contemporaneously with the filing or mailing thereof, copies of all documents of a financial nature (or including any financial information) filed with the Securities and Exchange Commission or sent to the stockholders of Parent;

(e)  within twenty (20) days after the end of each fiscal month or at such earlier time as the Administrative Agent may reasonably request, (i) a Borrowing Base Report setting forth the Borrowing Base as at the end of such fiscal month or other date so requested by the Administrative Agent and (ii) a listing of all locations where inventory of Signature Fruit is located and the value of the inventory located thereon, in form and detail satisfactory to the Administrative Agent; provided that the Borrowing Base Report will be delivered weekly setting forth the Borrowing Base as at the end of each calendar week within five (5) days after the ending of each week during which the Excess Availability Percentage is less than 30% at any time (it being understood that such weekly Borrowing Base Reports shall reflect changes in Accounts Receivable and that changes in inventory and ineligible Accounts Receivable and inventory will continue to be updated on a monthly basis);

(f)  contemporaneously with any delivery made in connection with clause (e) of this §8.4, an Accounts Receivable aging report, an accounts payable aging report and an inventory summary;

(g)  as soon as available and in any event prior to the beginning of each fiscal year of Parent, (i) statements of forecasted consolidated income and cash flows for Parent and its Subsidiaries for each fiscal month in the next fiscal year and a forecasted consolidated balance sheet of Parent and its Subsidiaries as of the last day of each fiscal month in such next fiscal year, and a comparison of the projected Excess Availability as of the last day of each fiscal month in such next fiscal year, and (ii) statements of forecasted consolidated income and cash flows for Parent and its Subsidiaries for the following fiscal year and a forecasted consolidated balance sheet of Parent and its Subsidiaries as of the last day of the following fiscal year, and a comparison of the projected Excess Availability as of the last day of the following fiscal year, together (in the case of clauses (i) and (ii)) with supporting assumptions which were reasonable when made, all prepared in good faith in reasonable detail and consistent with Parent’s past practices in preparing projections and otherwise reasonably satisfactory in scope to the Administrative Agent;

(h)  promptly after submission to any Governmental Authority, all material documents and information furnished to such Governmental Authority in connection with any investigation of any Borrower or any Subsidiary of a Borrower other than routine inquiries by such Governmental Authority and except as prohibited by law;

(i)  by November 30 of each year, an off-season reserve analysis for the remainder of such fiscal year ending on March 31, in form and detail consistent with past practices and satisfactory to the Administrative Agent; and

(j)  from time to time such other financial data and information as the Administrative Agent or any Lender may reasonably request.

8.5.  Notices.

8.5.1.  Defaults. The Borrowers will promptly notify the Administrative Agent and each of the Lenders in writing of the occurrence of any Adverse GMOI Event or other Default or Event of Default, together with a reasonably detailed description thereof, and the actions the Borrowers propose to take with respect thereto. If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Credit Agreement or any other Indebtedness (including any Contingent Obligation), indenture or other obligation to which or with respect to which any Borrower or any Subsidiary of a Borrower is a party or obligor, whether as principal, guarantor, surety or otherwise, the Borrowers shall forthwith give written notice thereof to the Administrative Agent and each of the Lenders, describing the notice or action and the nature of the claimed default.

8.5.2.  Environmental Events. The Borrowers will promptly give notice to the Administrative Agent and each of the Lenders (a) of any violation of any Environmental Law that any Borrower or any Subsidiary of a Borrower reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any Governmental Authority and (b) upon becoming aware thereof, of any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, of any Governmental Authority that could have a Material Adverse Effect.

8.5.3.  Notification of Claim against Collateral. The Borrowers will, immediately upon becoming aware thereof, notify the Administrative Agent and each of the Lenders in writing of any setoff, claims, withholdings or other defenses to which any of the Collateral, or the Administrative Agent’s rights with respect to the Collateral, are subject.

8.5.4.  Notice of Litigation and Judgments. The Borrowers will, and will cause each of their Subsidiaries to, give notice to the Administrative Agent and each of the Lenders in writing within fifteen (15) days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting any Borrower or any Subsidiary of a Borrower or to which any Borrower or Subsidiary is or becomes a party involving an uninsured claim against any Borrower or Subsidiary that could reasonably be expected to have a Material Adverse Effect and stating the nature and status of such litigation or proceedings. The Borrowers will, and will cause each of their Subsidiaries to, give notice to the Administrative Agent and each of the Lenders, in writing, in form and detail satisfactory to the Administrative Agent, within ten (10) days of any judgment not covered by insurance, final or otherwise, against any Borrower or any Subsidiary of a Borrower in an amount in excess of $250,000.

8.5.5.  Notices Concerning Inventory Collateral. The Borrowers shall provide to the Administrative Agent prompt notice of (a) any physical count of the inventory of any Borrower or any Subsidiary of a Borrower, together with a copy of the results thereof certified by such Borrower or such Subsidiary, (b) any determination by a Borrower or any Subsidiary of a Borrower that the inventory levels of such Borrower or such Subsidiary are not adequate to meet the projections in respect of pre-tax income of such Borrower or such Subsidiary, (c) details of all credit card arrangements to which any Borrower or any Subsidiary of a Borrower is from time to time a party, including details relating to such Borrower’s or such Subsidiary’s compliance with the terms of payment to the Bank of America Concentration Account of the proceeds of all credit card charges for sales by such Borrower or such Subsidiary, and (d) any failure of a Borrower or any Subsidiary of a Borrower to pay rent at any location, which failure continues for more than fifteen days following the day on which such rent is due and payable by such Borrower or such Subsidiary. If so requested by the Administrative Agent or any Lender, the Borrowers shall provide to the Administrative Agent or such Lender copies of all advertising by the Borrowers or any of their Subsidiaries including copies of all print advertising and duplicate tapes of all video and radio advertising.

8.5.6.  Notices Concerning Signature Fruit Purchase Agreement, Indebtedness, Alliance Agreement, or PACA Claims. The Borrowers shall provide to the Administrative Agent copies, as soon as possible and in any event within five (5) days after execution, receipt or delivery thereof, of any material notices that any Borrower or any Subsidiary of a Borrower gives or receives under or in connection with (a) the Signature Fruit Purchase Agreement, (b) the Alliance Agreement or any other agreement between a Borrower and GMOI or any Affiliate thereof, (c) any Indebtedness, (d) PACA or any PACA Claim being asserted or (e) any claim of any Lien under the California Producer’s Lien Law.

8.6.  Legal Existence; Maintenance of Properties. The Borrowers will do or cause to be done all things necessary to preserve and keep in full force and effect their legal existence, rights and franchises and those of their Subsidiaries and will not, and will not cause or permit any of their Subsidiaries to, convert to a limited liability company or a limited liability partnership. The Borrowers (i) will cause all of their properties and those of their Subsidiaries used or useful in the conduct of their business or the business of their Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, (ii) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrowers may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, and (iii) will, and will cause each of their Subsidiaries to, continue to engage primarily in the businesses now conducted by them and in related businesses; provided that nothing in this §8.6 shall prevent the Borrowers from discontinuing the operation and maintenance of any of their properties or any of those of their Subsidiaries if such discontinuance is, in the judgment of the Borrowers, desirable in the conduct of its or their business and that do not in the aggregate have a Material Adverse Effect.

8.7.  Insurance.

The Borrowers will, and will cause each of their Subsidiaries to, maintain with financially sound and reputable insurers insurance with respect to their properties and business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent and in accordance with the terms of the Security Documents.

8.8.  Taxes. The Borrowers will, and will cause each of their Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon them and their Real Estate, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid might by law become a Lien or charge upon any of their property; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the applicable Borrower or Subsidiary shall have set aside on its books adequate reserves with respect thereto; and provided further that each Borrower and each Subsidiary of a Borrower will pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any Lien that may have attached as security therefor.

8.9.  Inspection of Properties and Books, etc.

8.9.1.  General. The Borrowers will permit the Lenders, with the Administrative Agent, to visit and inspect any of the properties of the Borrowers or any of their Subsidiaries, to examine the books of account of the Borrowers and their Subsidiaries (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Borrowers and their Subsidiaries with, and to be advised as to the same by, their officers, and to conduct verifications (whether by internal commercial finance examiners or independent auditors) of all components included in the Borrowing Base, all at such reasonable times and intervals as the Administrative Agent or any Lender may reasonably request. All such visits and inspections shall be at the expense of the Borrowers.

8.9.2.  Collateral Exams. The Borrowers will obtain and deliver to the Administrative Agent, or, if the Administrative Agent so elects, will cooperate with the Administrative Agent in the Administrative Agent’s obtaining, a report of an independent collateral auditor satisfactory to the Administrative Agent (which may be affiliated with one of the Lenders) with respect to the Accounts Receivable and inventory components included in the Borrowing Base, which report shall indicate whether or not the information set forth in the Borrowing Base Report most recently delivered is accurate and complete in all material respects based upon a review by such auditors of the Accounts Receivable (including verification with respect to the amount, aging, identity and credit of the respective account debtors and the billing practices of the applicable Borrowers or Subsidiaries) and inventory (including verification as to the value, location and respective types). The Administrative Agent shall perform two of such field examinations during the period from the Effective Date through and including the first anniversary of the Effective, each at the Borrowers’ expense. Thereafter, the Administrative Agent shall perform one such field examination during each fiscal year and may, at the Administrative Agent’s discretion (or at the direction of the Required Lenders, and then at the expense of such Required Lenders), perform one additional field examination or participate in or observe any physical count of inventory included in the Collateral during any such fiscal year, each at the Borrowers’ expense (including, without limitation, an $850 per day per field examiner charge), provided that, if an Event of Default has occurred and is continuing or at any time that the Excess Availability Percentage is less than 15%, the Administrative Agent shall have the right to perform unlimited field examinations, at the Borrowers expense, provided further that, if no Event of Default has occurred or is continuing, the Administrative Agent may, in its discretion, perform additional field examinations, at the expense of the Lenders.

8.9.3.  Appraisals. No more frequently than once each calendar year on a desktop basis, or more frequently as determined by the Administrative Agent if an Event of Default shall have occurred and be continuing, upon the request of the Administrative Agent, the Borrowers will obtain and deliver to the Administrative Agent appraisal reports in form and substance and from appraisers satisfactory to the Administrative Agent, stating (a) the then current orderly liquidation values of each category of inventory of the Borrowers, and (b) the then current business value of each of the Borrowers. All such appraisals shall be conducted and made at the expense of the Borrowers. If no Event of Default has occurred or is continuing, the Administrative Agent may, in its discretion, require additional appraisal reports, at the expense of the Lenders.

8.9.4.  Communications with Accountants. The Borrowers authorize the Administrative Agent to communicate directly with the Borrowers’ independent certified public accountants and authorize such accountants to disclose to the Administrative Agent and the Lenders any and all financial statements and other supporting financial documents and schedules with respect to the business, financial condition and other affairs of the Borrowers or any of their Subsidiaries. At the request of the Administrative Agent, the Borrowers shall deliver a letter addressed to such accountants instructing them to comply with the provisions of this §8.9.4.

8.10.  Compliance with Laws, Contracts, Licenses, and Permits. The Borrowers will, and will cause each of their Subsidiaries to, comply with (a) the applicable laws and regulations wherever their business is conducted, including all Environmental Laws and PACA, (b) the provisions of their Governing Documents, (c) all agreements and instruments by which they or any of their properties may be bound and (d) all applicable decrees, orders, and judgments. If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Borrowers or any of their Subsidiaries may fulfill any of their obligations hereunder or any of the other Loan Documents to which any Borrower or any such Subsidiary is a party, the Borrowers will, or (as the case may be) will cause such Subsidiary to, immediately take or cause to be taken all reasonable steps within the power of the Borrowers or such Subsidiary to obtain such authorization, consent, approval, permit or license and furnish the Administrative Agent and the Lenders with evidence thereof.

8.11.  Employee Benefit Plans. The Borrowers will (a) promptly upon request of the Administrative Agent, furnish to the Administrative Agent a copy of the most recent actuarial statement required to be submitted under §103(d) of ERISA and Annual Report, Form 5500, with all required attachments, in respect of each Guaranteed Pension Plan, (b) promptly upon receipt or dispatch, furnish to the Administrative Agent any notice, report or demand sent or received in respect of a Guaranteed Pension Plan under §§302, 4041, 4042, 4043, 4063, 4066 and 4068 of ERISA, or in respect of a Multiemployer Plan, under §§4041A, 4202, 4219, 4242, or 4245 of ERISA and (c) furnish to the Administrative Agent promptly, upon request, a copy of all actuarial statements required to be submitted under all Applicable Pension Legislation.

8.12.  Use of Proceeds. The Borrowers will use the proceeds of the Loans and obtain Letters of Credit solely for the purposes set forth in §7.17.1.

8.13.  Bank Accounts.

8.13.1.  General. On or prior to the Effective Date, each of the Parent and Signature Fruit will (a) establish at Bank of America, N.A. a depository account (the “Bank of America Concentration Account”) under the control of the Administrative Agent for the benefit of the Lenders and the Administrative Agent, in the name of the Parent or Signature Fruit, as applicable, (b) instruct all account debtors and other obligors, pursuant to notices of assignment and instruction letters in form and substance satisfactory to the Administrative Agent, to remit all cash proceeds of Accounts Receivable to local depository accounts (“Local Accounts”) or concentration depository accounts (“Interim Concentration Accounts”) with financial institutions which have entered into agency account agreements and, if applicable, lock box agreements (collectively, “Agency Account Agreements”) in form and substance satisfactory to the Administrative Agent, or the Bank of America Concentration Account, (c) direct all depository institutions with Local Accounts to cause all funds held in each such Local Account to be transferred no less frequently than once each day to, and only to, an Interim Concentration Account or the Bank of America Concentration Account, (d) direct all depository institutions with Interim Concentration Accounts to cause all funds of the Parent and Signature Fruit held in such Interim Concentration Accounts to be transferred daily to, and only to, the Bank of America Concentration Account, and (e) at all times ensure that immediately upon the Parent’s or Signature Fruit’s receipt of any funds constituting or cash proceeds of any Collateral, all such amounts shall have been deposited in a Local Account, an Interim Concentration Account or the Bank of America Concentration Account.

8.13.2.  Acknowledgment of Application. The Parent and Signature Fruit hereby agree that all amounts in the Bank of America Concentration Account will be the sole and exclusive property of the Administrative Agent, for the accounts of the Lenders and the Administrative Agent, to be applied in accordance §2.11 or §2.12 as applicable.

8.14.  Additional Matters Relating to PACA.

8.14.1.  Defined Terms. As referred to in this §8.14, “Affiliate PACA Contracts” shall mean any contract or agreement for the growing, purchase and/or sale of any Perishable Agricultural Commodity (as defined in §499a(b)(4) of PACA (other than tree or viticultural fruit), the “PACA Commodities”) among any of the Borrowers or their Subsidiaries, as a commission merchant, dealer, and/or broker (as those terms are defined, respectively, in §§499a(b)(5), (6) and (7) of PACA, the “Affiliate PACA Buyer”) and any of the Borrowers or their Subsidiaries, as a supplier or seller of PACA Commodities (the “Affiliate PACA Seller”), and “Non-Affiliate PACA Contracts” shall mean any contract or agreement for the purchase and sale of any PACA Commodities, among any of the Borrowers or their Subsidiaries as a supplier or seller of PACA Commodities (the “Non-Affiliate PACA Seller”), and any commission merchant, dealer, and/or broker (as those terms are defined, respectively, in §§499a(b)(5), (6) and (7) of PACA) that is not an Affiliate of any of the Borrowers or their Subsidiaries (the “Non-Affiliate PACA Buyer”). As referred to in this Credit Agreement, “PACA Trust” shall mean the statutory trust authorized by §499e(c) of PACA.

8.14.2.  Affiliate PACA Contracts After Effective Date. Any Affiliate PACA Contracts, or any provisions under any contract or agreement that constitute an Affiliate PACA Contract, executed on or after the Effective Date, shall:

(i)  provide for payment terms of not less than 31 days after receipt and acceptance (as defined in 7 U.S.C. §46.46(a) and 46.2(dd)) of any shipment of PACA Commodities sold under such Affiliate PACA Contract; and

(ii)  provide for the Affiliate PACA Seller’s irrevocable waiver of its right to give written notice of any kind to the Affiliate PACA Buyer of the Affiliate PACA Seller’s intent to preserve the benefits of the PACA Trust.

8.14.3.  Affiliate PACA Contracts Existing on the Effective Date. Any Affiliate PACA Contracts, or any provisions under any contract or agreement that constitutes an Affiliate PACA Contract, existing as of the Effective Date, shall be amended to conform to §8.14.2 above on or prior to the Effective Date.

8.14.4.  Non-Affiliate PACA Contracts After Effective Date. Any Non-Affiliate PACA Contracts, or any provisions under any contract or agreement that constitutes a Non-Affiliate PACA Contract, executed on or after the Effective Date, shall provide for payment terms of not more than 30 days after receipt and acceptance (as defined in 7 U.S.C. §46.46(a) and 46.2(dd)) of any shipment of PACA Commodities sold under such Non-Affiliate PACA Contract.

8.14.5.  Payment for Perishable Agricultural Commodities. Each of the Borrowers will pay, not later than the date required for payment thereof, any outstanding invoices for perishable agricultural commodities purchased from any vendor except for a Borrower or a Subsidiary of a Borrower, provided that, if any such invoice requires payment upon delivery, payment shall be made on the date of delivery, and further provided that such payment may be made on a later date with respect to any vendor that has waived in writing its rights under PACA with respect to the applicable invoice. If notification, other than on an invoice, is received by a Borrower or a Subsidiary of a Borrower from a vendor that such vendor intends to enforce its rights under PACA or to establish that a statutory trust or lien exists in favor of such vendor, such Borrower or Subsidiary shall pay the amount owed to such vendor within one Business Day after receiving such notice and shall promptly give notice to the Administrative Agent of its receipt of such notice from such vendor, which notice to the Administrative Agent shall be accompanied by a copy of such vendor notice, provided that, the applicable Borrower or Subsidiary may defer the payment of the amounts owed to such vendor if and so long as (a) appropriate legal or administrative action has been commenced with respect thereto and is being diligently pursued or defended in good faith by the applicable Borrower or Subsidiary, (b) the right of the vendor to pursue any rights or enforce any liens or trusts provided under PACA has been stayed or otherwise legally prohibited during the pendency of such action, and (c) the Reserve shall include the amount owed to such vendor.

8.15.  Food Security Act. Each of the Borrowers shall:

(a)  promptly provide the Administrative Agent with a copy of any notice received by such Borrower with respect to a security interest created by a seller of farm products; and

(b)  with respect to any farm products produced in a state with a central filing system, register with the secretary of state of such state prior to the purchase of such farm products and maintain such registration in full force and effect.

8.16.  Additional Subsidiaries. The Borrowers shall not create any Subsidiary (other than Subsidiaries existing on the Effective Date and disclosed in §7.19 hereto) unless (a) one hundred percent (100%) of the Capital Stock of such Subsidiary is owned by the Borrowers, (b) prior to the formation of such Subsidiary, the Borrowers shall notify the Administrative Agent and the Lenders thereof, and (c) contemporaneously with the formation of such Subsidiary, the Borrowers shall (i) cause such Subsidiary to guaranty all of the Obligations hereunder pursuant to a guaranty in form and substance satisfactory to the Administrative Agent, which such guaranty shall be a Security Document hereunder, (ii) cause such Subsidiary to take all steps as may be necessary or advisable in the opinion of the Administrative Agent to grant to the Administrative Agent, for the benefit of the Lenders and the Administrative Agent, a first priority (subject only to Permitted Liens), perfected security interest in its assets which would be deemed Collateral pursuant to the Security Documents as collateral security for such guaranty, pursuant to security documents, mortgages, pledges and other documents in form and substance satisfactory to the Administrative Agent, each of which documents shall be Security Documents hereunder, (iii) deliver to the Administrative Agent and the Lenders appropriate corporate (or other applicable entity) backup documentation and one or more legal opinions, in each case, in form and substance satisfactory to the Administrative Agent, as to each such guaranty and grant of security interest, where applicable, and (iv) provide the Administrative Agent with an updated Schedule 7.19 hereto.

8.17.  Further Assurances. The Borrowers will, and will cause each of their Subsidiaries to, cooperate with the Lenders and the Administrative Agent and execute such further instruments and documents as the Lenders or the Administrative Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Credit Agreement and the other Loan Documents.

9.	CERTAIN NEGATIVE COVENANTS.

The Borrowers covenant and agree that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or any Lender has any obligation to make any Loans or the Issuing Bank has any obligations to issue, extend or renew any Letters of Credit:

9.1.  Restrictions on Indebtedness. The Borrowers will not, and will not permit any of their Subsidiaries to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

(a)  Indebtedness to the Lenders and the Administrative Agent arising under any of the Loan Documents;

(b)  endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(c)  Subordinated Indebtedness;

(d)  Indebtedness incurred in connection with the acquisition after the date hereof of any real or personal property by the Borrowers or such Subsidiary or under any Capitalized Lease, provided that the aggregate principal amount of such Indebtedness of the Borrowers and their Subsidiaries shall not exceed the aggregate amount of $25,000,000 at any one time;

(e)  Indebtedness in respect of Hedging Agreements;

(f)  Indebtedness existing on the date hereof and listed and described on Schedule 9.1 hereto;

(g)  Indebtedness of a Borrower to another Borrower;

(h)  the Hancock Amended and Restated Note Agreement Loans;

(i)  the Silgan Payable;

(j)  the Hancock Signature Note Agreement Loans; and

(k) reimbursement obligations of the Parent in respect of the Wachovia Letter of Credit, provided that the Parent shall not be or remain liable for any such reimbursement obligations at any time after November 30, 2006.

9.2.  Restrictions on Liens.

9.2.1.  Permitted Liens. The Borrowers will not, and will not permit any of their Subsidiaries to, (a) create or incur or suffer to be created or incurred or to exist any Lien upon any of their property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (d) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against them that if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; or (e) sell, assign, pledge or otherwise transfer any “receivables” as defined in clause (g) of the definition of the term “Indebtedness,” with or without recourse; provided that the Borrowers or any of their Subsidiaries may create or incur or suffer to be created or incurred or to exist:

(i)  Liens in favor of a Borrower on all or part of the assets of a Borrower or a Subsidiary of a Borrower securing Indebtedness owing by such Borrower or Subsidiary of a Borrower;

(ii)  Liens to secure taxes, assessments and other government charges in respect of obligations not overdue or Liens on properties to secure claims for labor, material or supplies in respect of obligations not overdue;

(iii)  deposits or pledges made in connection with, or to secure payment of, workmen’s compensation, unemployment insurance, old age pensions or other social security obligations;

(iv)  Liens in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which the Borrowers or their Subsidiaries shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review;

(v)  Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens in respect of obligations not overdue;

(vi)  encumbrances on Real Estate consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s liens and other minor Liens, provided that none of such Liens (A) interferes materially with the use of the property affected in the ordinary conduct of the business of the Borrowers and their Subsidiaries, and (B) individually or in the aggregate have a Material Adverse Effect;

(vii)  Liens existing on the date hereof and listed on Schedule 9.2 hereto;

(viii)  purchase money security interests in or purchase money mortgages on real or personal property acquired after the date hereof to secure purchase money Indebtedness of the type and amount permitted by §9.1(d), incurred in connection with the acquisition of such property, which security interests or mortgages cover only the real or personal property so acquired and secure only the purchase price therefor;

(ix)  Liens in favor of the Collateral Agent or the Administrative Agent for the benefit of the Lenders, the Administrative Agent or the Collateral Agent under the Loan Documents and any Hedging Agreement;

(x)  statutory Liens under the California Producer’s Liens Law in favor of California sellers of farm products and statutory Liens in favor of California sellers of PACA Commodities and tree and viticultural fruit so long as the Borrowers are in compliance with §8.14;

(xi)  Liens on the Hancock Collateral securing the Indebtedness evidenced by the Hancock Amended and Restated Note Agreement Documents and the Hancock Signature Note Agreement Loans;

(xii)  Liens on the Alliance Collateral (as defined in the Intercreditor Agreement) in favor of the Collateral Agent for the benefit of the Lenders, the Administrative Agent, the Collateral Agent and the holders of the Hancock Amended and Restated Note Agreement Loans; and

(xiii)  Liens on the Revolving Lender Collateral (as defined in the Intercreditor Agreement) in favor of the Collateral Agent for the benefit of the Lenders, the Administrative Agent and the Collateral Agent.

9.2.2.  Restrictions on Negative Pledges and Upstream Limitations. The Borrowers will not, and will not permit any of their Subsidiaries to, (a) enter into or permit to exist any arrangement or agreement (excluding the Credit Agreement and the other Loan Documents, the Alliance Agreement, the Master Reimbursement Agreement, the Hancock Amended and Restated Note Agreement Documents and the Hancock Signature Note Agreement Documents) which directly or indirectly prohibits the Borrowers or any of their Subsidiaries from creating, assuming or incurring any Lien upon its properties, revenues or assets or those of any of its Subsidiaries whether now owned or hereafter acquired, or (b) enter into any agreement, contract or arrangement (excluding the Credit Agreement and the other Loan Documents, the Alliance Agreement, the Master Reimbursement Agreement, the Hancock Amended and Restated Note Agreement Documents, and the Hancock Signature Note Agreement Documents) restricting the ability of any Borrower or Subsidiary of the Borrowers to pay or make dividends or distributions in cash or kind to the Borrowers, to make loans, advances or other payments of whatsoever nature to the Borrowers, or to make transfers or distributions of all or any part of its assets to the Borrowers; in each case other than (i) restrictions on specific assets which assets are the subject of purchase money security interests to the extent permitted under §9.2.1, and (ii) customary anti-assignment provisions contained in leases and licensing agreements entered into by a Borrower or Subsidiary in the ordinary course of its business.

9.3.  Restrictions on Investments. The Borrowers will not, and will not permit any of its Subsidiaries to, make or permit to exist or to remain outstanding any Investment except Investments in:

(a)  Cash Equivalents;

(b)  Permitted Acquisitions;

(c)  Investments existing on the date hereof and listed on Schedule 9.3 hereto;

(d)  Investments with respect to Indebtedness permitted by §9.1(g) so long as the Person in which such Investments are made remains a Borrower;

(e)  Investments by the Borrowers in Subsidiaries of the Borrowers existing on the Effective Date;

(f)  Investments consisting of promissory notes received as proceeds of asset dispositions permitted by §9.5.2;

(g)  Investments by the Borrowers in Subsidiaries that have guarantied the Obligations and otherwise complied with the provisions of §8.16; and

(h)  Investments consisting of loans and advances to employees for moving, entertainment, travel and other similar expenses in the ordinary course of business not to exceed $1,000,000 in the aggregate at any time outstanding;

provided, however, that, with the exception of loans and advances referred to in §§9.3(g) and (h), such Investments will be considered Investments permitted by this §9.3 only if all actions have been taken to the satisfaction of the Administrative Agent to provide to the Administrative Agent, for the benefit of the Lenders and the Administrative Agent, a first priority perfected security interest in all of such Investments free of all Liens other than Permitted Liens.

9.4.  Restricted Payments. The Borrowers will not make any Restricted Payments other than (a) Distributions by the Parent in the form of repurchases of Capital Stock of the Parent (i) for the Parent’s 401(k) Plan or (ii) other than for the Parent’s 401(k) Plan, (A) for aggregate consideration not to exceed $10,000,000 in any fiscal year of the Parent if, at the time of (and before and after giving effect to) any such repurchase, the Excess Availability Percentage equals or exceeds 25% but is less than 40%, or (B) for aggregate consideration in excess of $10,000,000 if, at the time of (and before and after giving effect to) any such repurchase, the Excess Availability Percentage equals or exceeds 40% and (b) other Distributions by the Parent in an aggregate amount not to exceed $500,000 in any fiscal year.

9.5.  Merger, Consolidation and Disposition of Assets.

9.5.1.  Mergers and Acquisitions. None of the Borrowers will, and the Borrowers will not permit any of their Subsidiaries to, become a party to any merger, amalgamation or consolidation, or agree to or effect any asset acquisition or stock acquisition (other than the acquisition of assets in the ordinary course of business consistent with past practices) except (a) the merger or consolidation of one or more of the Subsidiaries of a Borrower with and into such Borrower so long as the Parent has provided the Administrative Agent with not less than thirty (30) days’ prior written notice of such event and the surviving Borrower shall have executed and delivered all documents and agreements requested by the Administrative Agent in connection therewith, (b) the merger or consolidation of two or more Subsidiaries of a Borrower or (c) Permitted Acquisitions.

9.5.2.  Disposition of Assets. None of the Borrowers will, and the Borrowers will not permit any of their Subsidiaries to, become a party to or agree to or effect any Asset Sales, other than (a) the sale of inventory, (b) the licensing of intellectual property, (c) the disposition of obsolete assets, (d) the sale of Signature Fruit’s real property and improvements located at 555 Mariposa Road, Modesto, California, and (e) other Asset Sales having a net book value on the Borrowers’ books and records not in excess of $25,000,000 in the aggregate in any fiscal year and $50,000,000 in the aggregate from and after the Effective Date so long as each such Asset Sale occurring under clauses (a), (b), (c), (d) and (e) is in exchange for consideration having a fair market value at least equal to that of the property exchanged; provided, that in the case of Asset Sales occurring under clauses (a), (b) and (c) of this §9.5.2 each such Asset Sale is in the ordinary course of business consistent with past practices.

9.6.  Sale and Leaseback. The Borrowers will not, and will not permit any of their Subsidiaries to, enter into any arrangement, directly or indirectly, whereby a Borrower or any Subsidiary of a Borrower shall sell or transfer any property owned by it in order for a Borrower or a Subsidiary of a Borrower to lease such property or lease other property that a Borrower or a Subsidiary of a Borrower intends to use for substantially the same purpose as the property being sold or transferred other than to the extent the aggregate fair market value of all such property sold from and after the Effective Date does not exceed $10,000,000.

9.7.  Compliance with Environmental Laws. The Borrowers will not, and will not permit any of their Subsidiaries to, (a) use any of the Real Estate or any portion thereof for the handling, processing, storage or disposal of Hazardous Substances in violation of applicable law, except to the extent that the failure to do so will not have a Material Adverse Effect, (b) cause or permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Substances in violation of applicable law except where the violation of any applicable law would not have a Material Adverse Effect, (c) generate any Hazardous Substances on any of the Real Estate in violation of applicable law except to the extent that the failure to do so will not have a Material Adverse Effect, (d) conduct any activity at any Real Estate or use any Real Estate in any manner so as to cause a release (i.e. releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping) or threatened release of Hazardous Substances on, upon or into the Real Estate which would have a Material Adverse Effect or (e) otherwise conduct any activity at any Real Estate or use any Real Estate in any manner that would violate any Environmental Law or bring such Real Estate in violation of any Environmental Law which would have a Material Adverse Effect.

9.8.  Subordinated Indebtedness. The Borrowers will not, and will not permit any of their Subsidiaries to, amend, supplement or otherwise modify the terms of any of Subordinated Indebtedness or prepay, redeem or repurchase any Subordinated Indebtedness in advance of the scheduled payment schedule and maturity thereof, except that, upon prior notice to the Administrative Agent, amounts outstanding under the Pillsbury Note may be converted into Capital Stock of the Parent.

9.9.  Employee Benefit Plans. Neither the Borrowers nor any ERISA Affiliate will:

(a)  engage in any “prohibited transaction” within the meaning of §406 of ERISA or §4975 of the Code which could result in a material liability for the Borrowers or any of their Subsidiaries; or

(b)  permit any Guaranteed Pension Plan to incur an “accumulated funding deficiency”, as such term is defined in §302 of ERISA, whether or not such deficiency is or may be waived; or

(c)  fail to contribute to any Guaranteed Pension Plan to an extent which, or terminate any Guaranteed Pension Plan in a manner which, could result in the imposition of a lien or encumbrance on the assets of the Borrowers or any of their Subsidiaries pursuant to §302(f) or §4068 of ERISA; or

(d)  amend any Guaranteed Pension Plan in circumstances requiring the posting of security pursuant to §307 of ERISA or §401(a)(29) of the Code; or

(e)  permit or take any action which would result in the aggregate benefit liabilities (with the meaning of §4001 of ERISA) of all Guaranteed Pension Plans exceeding the value of the aggregate assets of such Plans by more than an amount that would have a Material Adverse Effect disregarding for this purpose the benefit liabilities and assets of any such Plan with assets in excess of benefit liabilities.

9.10.  Business Activities. The Borrowers will not, and will not permit any of their Subsidiaries to, engage directly or indirectly (whether through Subsidiaries or otherwise) in any type of business other than the businesses conducted by them on the Effective Date and in related businesses.

9.11.  Fiscal Year. The Borrowers will not, and will not permit any of their Subsidiaries to, change the date of the end of their fiscal years from that set forth and otherwise represented in §7.4.1 except that Signature Fruit will change its fiscal year to a fiscal year ending March 31 of each year on or prior to December 31, 2006.

9.12.  Transactions with Affiliates. The Borrowers will not, and will not permit any of their Subsidiaries to, engage in any transaction with any Affiliate (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Affiliate or, to the knowledge of the Borrowers, any corporation, partnership, trust or other entity in which any such Affiliate has a substantial interest or is an officer, director, trustee or partner, on terms more favorable to such Person than would have been obtainable on an arm’s-length basis in the ordinary course of business.

9.13.  Bank Accounts. The Borrowers will not, and will not permit any of their Subsidiaries to, (a) establish any bank accounts other than those Local Accounts, Interim Concentration Accounts and other accounts, all listed on Schedule 7.20, without prior written notice to the Administrative Agent, (b) violate directly or indirectly any Agency Account Agreement or other bank agency or lock box agreement in favor of the Administrative Agent for the benefit of the Lenders and the Administrative Agent with respect to such account, (c) deposit into any of the payroll accounts listed on Schedule 7.20 any amounts in excess of amounts necessary to pay current payroll obligations from such accounts, or (d) establish or maintain accounts (other than the Bank of America Concentration Account, the Local Accounts, the Interim Concentration Accounts and payroll accounts maintained in accordance with clause (c) of this §9.13) having deposits in excess of $750,000 in the aggregate.

9.14.  Accounts Receivable. Parent will not permit Seneca Snack or Marion to have any Accounts Receivable outstanding in excess of $50,000 in the aggregate at any time.

9.15.  Hancock Signature Note Agreement Loans and Silgan Payable. The Borrowers will not, and will not permit any of their Subsidiaries to, amend, supplement or otherwise modify the terms of the Hancock Signature Note Agreement Loans or the Silgan Payable or prepay, redeem or repurchase the Hancock Signature Note Agreement Loans or the Silgan Payable or any portion thereof in advance of the scheduled payment schedule and maturity thereof, except that the Borrowers may make prepayments of the Hancock Signature Note Agreement Loans and/or the Silgan Payable if (a) Excess Availability at the time of the each such prepayment, and after giving effect to such prepayment, is greater than 20% of the Borrowing Base, (b) Excess Availability, as projected by the Borrowers in a manner acceptable to the Administrative Agent for the 6 months commencing at the time of such prepayment, would not at any time be less than 20% of the Borrowing Base, (c) the Fixed Charge Coverage Condition shall be satisfied at the time of such prepayment, and (d) no Event of Default has occurred and is continuing at the time of such prepayment.

9.16.  Subsidiary Business. Parent will not permit Seneca Foods International, Ltd., Signature Fruit (Tomato), Inc. or Friday U.K., Limited to engage in any business or have any assets.

10.	FINANCIAL COVENANTS.

The Borrowers covenant and agree that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or any Lender has any obligation to make any Loans or the Issuing Bank has any obligation to issue, extend or renew any Letters of Credit:

10.1.  Minimum EBITDA. If the Excess Availability is at any time less than the 15% of the Borrowing Base, then Parent will not permit EBITDA for the Reference Period ending at the end of the most recently ended Fiscal Quarter to be less than $45,000,000.

11.	CLOSING CONDITIONS.

The obligations of the Lenders to make the initial Loans and of the Issuing Bank to issue any initial Letters of Credit shall be subject to the satisfaction of the following conditions precedent on or prior to August 18, 2006:

11.1.  Loan Documents and Signature Fruit Purchase Agreement.

11.1.1.  Loan Documents. Each of the Loan Documents (including the Intercreditor Agreement) shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to each of the Lenders. Each Lender shall have received a fully executed copy of each such document.

11.1.2.  Allonge to Pillsbury Note. An Allonge to the Pillsbury Note shall have been executed in form and substance acceptable to the each of the Lenders. Each Lender shall have received a fully executed copy of each such document.

11.1.3.  Signature Fruit Purchase Agreement. The transactions provided for in the Signature Fruit Purchase Agreement shall have been consummated in accordance with the terms of the Signature Fruit Purchase Agreement, Parent shall be the direct or indirect owner of 100% of the outstanding limited liability company interests of Signature Fruit, each of the representations and warranties in §7.22 shall be true, and Parent shall have collaterally assigned all of its rights, but not its obligations, under the Signature Fruit Purchase Agreement to the Administrative Agent as additional security for the Obligations, pursuant to an assignment agreement in form and substance satisfactory to the Administrative Agent.

11.1.4.  Debt Documents. Each of the Master Reimbursement Agreement, the Hancock Signature Note Agreement and the Hancock Amended and Restated Note Agreement shall have been amended on terms and conditions satisfactory to the Lenders.

11.2.  Certified Copies of Governing Documents. Each of the Lenders shall have received from each Borrower a copy, certified by a duly authorized officer of such Borrower to be true and complete on the Effective Date, of each of its Governing Documents as in effect on such date of certification.

11.3.  Corporate or Other Action. All corporate (or other) action necessary for the valid execution, delivery and performance by the Borrowers of this Credit Agreement and the other Loan Documents to which it is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Lenders shall have been provided to each of the Lenders.

11.4.  Incumbency Certificate. Each of the Lenders shall have received from each Borrower an incumbency certificate, dated as of the Effective Date, signed by a duly authorized officer of such Borrower, and giving the name and bearing a specimen signature of each individual who shall be authorized: (a) to sign, in the name and on behalf of each Borrower, each of the Loan Documents to which such Borrower is or is to become a party; (b) to make Loan Requests and Conversion Requests and to apply for Letters of Credit; and (c) to give notices and to take other action on its behalf under the Loan Documents.

11.5.  Validity of Liens. The Security Documents shall be effective to create in favor of the Administrative Agent a legal, valid and enforceable first (except for Permitted Liens entitled to priority under applicable law) security interest in and Lien upon the Collateral. All filings, recordings, deliveries of instruments and other actions necessary or desirable in the opinion of the Administrative Agent to protect and preserve such security interests shall have been duly effected. The Administrative Agent shall have received evidence thereof in form and substance satisfactory to the Administrative Agent.

11.6.  Perfection Certificates and UCC Search Results. The Administrative Agent shall have received from the Borrowers and their Subsidiaries a completed and fully executed Perfection Certificate of Signature Fruit and the results of UCC searches (and the equivalent thereof in all applicable foreign jurisdictions) of the Borrowers and their Subsidiaries with respect to the Collateral, indicating no Liens other than Permitted Liens and otherwise in form and substance satisfactory to the Administrative Agent.

11.7.  Landlord Warehouse Consents and Mortgagee Consents. The Borrowers and their Subsidiaries shall have delivered to the Administrative Agent a Landlord Warehouse Consent or Mortgagee Consent, as applicable, with respect to any Real Estate and/or any assets of the Borrowers that are in the possession of a warehouseman.

11.8.  Certificates of Insurance. The Administrative Agent shall have received (a) evidence of insurance from an independent insurance broker dated as of the Effective Date, identifying insurers, types of insurance, insurance limits, and policy terms, and otherwise describing the insurance obtained in accordance with the provisions of the Security Documents and (b) certified copies of all policies evidencing such insurance (or certificates therefore signed by the insurer or an agent authorized to bind the insurer).

11.9.  Agency Account Agreements. Each of the Parent and Signature Fruit shall have established a Bank of America Concentration Account, and the Administrative Agent shall have received an Agency Account Agreement executed by each depository institution with a Local Account or an Interim Concentration Account.

11.10.  Borrowing Base Report; Excess Availability. The Administrative Agent shall have received from the Borrowers the initial Borrowing Base Report dated as of the Effective Date, which Borrowing Base Report shall show Excess Availability of not less than $40,000,000 (after giving effect to the repayment of the Indebtedness to be repaid on or about the Effective Date as described in §7.17.1 and the payment of all sums and expenses, the issuance of all Letters of Credit and the funding of all Loans to be paid, issued or funded on the Effective Date).

11.11.  Accounts Receivable Aging Report. The Administrative Agent shall have received from the Borrowers the most recent Accounts Receivable aging report of the Borrowers and their Subsidiaries dated as of a date which shall be no more than fifteen (15) days prior to the Effective Date and the Borrowers shall have notified the Administrative Agent in writing on the Effective Date of any material deviation from the Accounts Receivable values reflected in such Accounts Receivable aging report and shall have provided the Administrative Agent with such supplementary documentation as the Administrative Agent may reasonably request with respect thereto.

11.12.  Solvency Certificate. Each of the Lenders shall have received an officer’s certificate of Parent dated as of the Effective Date as to the solvency of the Borrowers and their Subsidiaries following the consummation of the transactions contemplated herein and in form and substance satisfactory to the Lenders.

11.13.  Opinions of Counsel. Each of the Lenders and the Administrative Agent shall have received a favorable legal opinion addressed to the Lenders and the Administrative Agent, dated as of the Effective Date, in form and substance satisfactory to the Lenders and the Administrative Agent, from (a) Jaeckle Fleischmann & Mugel, LLP, counsel to the Borrowers and their Subsidiaries, and (b) Velikanje, Moore & Shore, P.S., special Washington state counsel to Seneca Snack.

11.14.  Payment of Fees. The Borrowers shall have paid to the Lenders or the Administrative Agent, as appropriate, the Fees pursuant to §§4.6, 5.1 and 11.19.

11.15.  Payoff Letter and/or Termination Agreement. The Administrative Agent shall have received a payoff letter and/or termination agreement from (a) Bank of America, N.A. as administrative agent for each of the Existing Signature Lenders, indicating the amount of the loan obligations of Signature Fruit to the Existing Signature Lenders which are to be discharged on the Effective Date and an acknowledgment by Bank of America, N.A. as administrative agent for the Existing Signature Lenders that upon receipt of such funds the Indebtedness owed to the Existing Signature Lenders will be paid in full and Bank of America, N.A. will forthwith execute and deliver to the Administrative Agent for filing all termination statements and take such other actions as may be necessary to discharge all mortgages, deeds of trust and security interests granted by Signature Fruit or any of its Subsidiaries in favor of Bank of America, N.A. as administrative agent for the Existing Signature Lenders, and (b) John Hancock Life Insurance Company and John Hancock Variable Life Insurance Company, indicating the amount of the loan obligations of Signature Fruit to such lenders under the Hancock 2003 Liquidity Loan Agreement which are to be discharged on the Effective Date and an acknowledgment by such lenders that upon receipt of such funds the Indebtedness owed to such lenders under the Hancock 2003 Liquidity Loan Agreement will be paid in full.

11.16.  Disbursement Instructions. The Administrative Agent shall have received disbursement instructions from the Borrowers, indicating that a portion of the proceeds of the Loans, in an amount equal to the aggregate loan obligations of the Borrowers to the Existing Signature Lenders, are to be paid to Bank of America, N.A., as administrative agent for the Existing Signature Lenders in accordance with the payoff letter referred to in §11.15.

11.17.  Signature Fruit Tax Sharing Agreement. The Administrative Agent shall have received evidence that the Agreement for the Responsibility and Allocation of Income Taxes, dated February 26, 2002, between Signature Fruit and John Hancock Life Insurance Company shall have been terminated without any payment by or other adverse consequence to Signature Fruit.

11.18.  Underwriting Fee. The Administrative Agent and Arranger shall have received the underwriting fee (the “Underwriting Fee”) for the Administrative Agent’s and Arranger’s own accounts on the Effective Date, as provided for in the Fee Letter.

12.	CONDITIONS TO ALL BORROWINGS.

The obligations of the Lenders to make any Loan and of the Issuing Bank to issue, extend or renew any Letter of Credit, in each case whether on or after the Effective Date, shall also be subject to the satisfaction of the following conditions precedent:

12.1.  Representations True; No Event of Default. Each of the representations and warranties of any of the Borrowers and their Subsidiaries contained in this Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Credit Agreement shall be true as of the date as of which they were made and shall also be true at and as of the time of the making of such Loan or the issuance, extension or renewal of such Letter of Credit, with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or permitted by this Credit Agreement and to the extent that such representations and warranties relate expressly to an earlier date) and no Default or Event of Default shall have occurred and be continuing.

12.2.  No Legal Impediment. No change shall have occurred in any law or regulations thereunder or interpretations thereof that in the reasonable opinion of any Lender would make it illegal for such Lender to make such Loan or to participate in the issuance, extension or renewal of such Letter of Credit or in the reasonable opinion of the Issuing Bank would make it illegal for the Issuing Bank to issue, extend or renew such Letter of Credit.

12.3.  Proceedings and Documents. All proceedings in connection with the transactions contemplated by this Credit Agreement, the other Loan Documents and all other documents incident thereto shall be satisfactory in substance and in form to the Lenders and to the Administrative Agent and the Administrative Agent’s Special Counsel, and the Lenders, the Administrative Agent and such counsel shall have received all information and such counterpart originals or certified or other copies of such documents as the Administrative Agent may reasonably request.

12.4.  Borrowing Base Report. The Administrative Agent shall have received the most recent Borrowing Base Report required to be delivered to the Administrative Agent in accordance with §8.4(e) and, if requested by the Administrative Agent, a Borrowing Base Report dated within five (5) days of the Drawdown Date of such Loan or of the date of issuance, extension or renewal of such Letter of Credit.

13.	EVENTS OF DEFAULT; ACCELERATION; ETC.

13.1.  Events of Default and Acceleration. If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur:

(a)  the Borrowers shall fail to pay any principal of the Loans or any Reimbursement Obligation when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(b)  the Borrowers or any of their Subsidiaries shall fail to pay any interest on the Loans, any Fees, or other sums due hereunder or under any of the other Loan Documents, when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(c)  the Borrowers shall fail to comply with any of their covenants contained in §§8.1, 8.4, 8.5, the first sentence of 8.6, 8.7, 8.12, 8.13, 8.14, 8.15, 8.16, 9 or 10;

(d)  the Borrowers or any of their Subsidiaries shall fail to perform any term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this §13.1) for fifteen (15) days after the earlier of (i) the date that written notice of such failure has been given to the Borrowers by the Administrative Agent, and (ii) the date that an officer of any Borrower or any Subsidiary of a Borrower becomes aware of such failure;

(e)  any representation or warranty of the Borrowers or any of their Subsidiaries in this Credit Agreement or any of the other Loan Documents or in any other document or instrument delivered pursuant to or in connection with this Credit Agreement shall be determined to have been false in any material respect upon the date when made or deemed to have been made or repeated;

(f)  any Borrower or any Subsidiary of a Borrower shall fail to pay when due, or within any applicable period of grace, any obligation for borrowed money (including any amount owed under the Master Reimbursement Agreement, the Hancock Amended and Restated Note Agreement, the Hancock Signature Note Agreement Loans and the Silgan Payable) or credit received or in respect of any Capitalized Leases, or fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound (including the Hancock Amended and Restated Note Agreement, the Master Reimbursement Agreement, and the documents evidencing and securing the Hancock Signature Note Agreement Loans and the Silgan Payable), evidencing or securing borrowed money or credit received or in respect of any Capitalized Leases for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof, or any such holder or holders shall rescind or shall have a right to rescind the purchase of any such obligations;

(g)  any Borrower or any Subsidiary of a Borrower shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of any Borrower or any Subsidiary of a Borrower or of any substantial part of the assets of any Borrower or any Subsidiary of a Borrower or shall commence any case or other proceeding relating to any Borrower or any Subsidiary of a Borrower under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against any Borrower or any Subsidiary of a Borrower and such Borrower or Subsidiary shall indicate its approval thereof, consent thereto or acquiescence therein or such petition or application shall not have been dismissed within sixty (60) days following the filing thereof;

(h)  a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating any Borrower or any Subsidiary of a Borrower bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any Borrower or any Subsidiary of a Borrower in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

(i)  there shall remain in force, undischarged, unsatisfied and unstayed, for more than forty-five days, whether or not consecutive, any final judgment against any Borrower or any Subsidiary of a Borrower that, with other outstanding final judgments undischarged against any Borrower or any Subsidiary of a Borrower, exceeds in the aggregate $500,000;

(j)  any Borrower, any holder of Hancock Signature Note Agreement Loans, any holder of Hancock Amended and Restated Note Agreement Loans or any collateral agent (other than Bank of America, N.A.) shall breach any of its agreements or obligations under the Intercreditor Agreement;

(k)  if any of the Loan Documents shall be cancelled, terminated, revoked or rescinded or the Administrative Agent’s security interests or liens in a substantial portion of the Collateral shall cease to be perfected, or shall cease to have the priority contemplated by the Security Documents, in each case otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Lenders, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of any Borrower or any Subsidiary of any Borrower or any of their respective stockholders, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

(l)  any Borrower or any ERISA Affiliate incurs any liability to the PBGC or a Guaranteed Pension Plan pursuant to Title IV of ERISA in an aggregate amount exceeding $500,000, or any Borrower or any ERISA Affiliate is assessed withdrawal liability pursuant to Title IV of ERISA by a Multiemployer Plan requiring aggregate annual payments exceeding $500,000, or any of the following occurs with respect to a Guaranteed Pension Plan: (i) an ERISA Reportable Event, or a failure to make a required installment or other payment (within the meaning of §302(f)(1) of ERISA), provided that the Administrative Agent reasonably determines that such event (A) could be expected to result in liability of the Borrowers or any of their Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $500,000 and (B) could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC, for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan or for the imposition of a lien in favor of such Guaranteed Pension Plan; or (ii) the appointment by a United States District Court of a trustee to administer such Guaranteed Pension Plan; or (iii) the institution by the PBGC of proceedings to terminate such Guaranteed Pension Plan;

(m)  any Borrower or any Subsidiary of any Borrower shall be enjoined, restrained or in any way prevented by the order of any Governmental Authority from conducting any material part of its business and such order shall continue in effect for more than thirty (30) days;

(n)  there shall occur any material damage to, or loss, theft or destruction of, any Collateral which could have a Material Adverse Effect, (which is not covered by insurance for which the insurance company has confirmed coverage in writing) or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty, which in any such case causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of any Borrower or any Subsidiary of any Borrower if such cessation or curtailment of revenue producing activities could have a Material Adverse Effect;

(o)  there shall occur the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by any Borrower or any Subsidiary of a Borrower if such loss, suspension, revocation or failure to renew could have a Material Adverse Effect;

(p)  any Borrower, any Subsidiary of a Borrower or any of Senior Management shall be indicted for a state or federal crime, or any criminal action shall otherwise have been brought against the Borrowers, any of their Subsidiaries or any Senior Management, a punishment for which in any such case could include the forfeiture of any assets of such Borrower or such Subsidiary included in the Borrowing Base or any assets of such Borrower, such Subsidiary or such Senior Management not included in the Borrowing Base but having a fair market value in excess of $100,000;

(q)  any Adverse GMOI Event shall occur;

(r)  any PACA Claim, PACA Claims or claim or claims under the California Producer’s Lien Law in excess of $100,000 individually or in the aggregate shall be asserted against any Borrower or any Subsidiary of a Borrower; or

(s)  a Change of Control shall occur;

then, and in any such event, so long as the same may be continuing, the Administrative Agent may, and upon the request of the Required Lenders shall, by notice in writing to the Borrowers declare all amounts owing with respect to this Credit Agreement, the Notes and the other Loan Documents and all Reimbursement Obligations to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of any Event of Default specified in §§13.1(g), 13.1(h) or 13.1(k), all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Administrative Agent or any Lender.

13.2.  Termination of Commitments. If any one or more of the Events of Default specified in §13.1(g), §13.1(h) or §13.1(k) shall occur, any unused portion of the credit hereunder shall forthwith terminate and each of the Lenders shall be relieved of all further obligations to make Loans to the Borrowers and the Issuing Bank shall be relieved of all further obligations to issue, extend or renew Letters of Credit. If any other Event of Default shall have occurred and be continuing, or if on any Drawdown Date or other date for issuing, extending or renewing any Letter of Credit the conditions precedent to the making of the Loans to be made on such Drawdown Date or (as the case may be) to issuing, extending or renewing such Letter of Credit on such other date are not satisfied, the Administrative Agent may and, upon the request of the Required Lenders, shall, by notice to the Borrowers, terminate the unused portion of the credit hereunder, and upon such notice being given such unused portion of the credit hereunder shall terminate immediately and each of the Lenders shall be relieved of all further obligations to make Loans and the Issuing Bank shall be relieved of all further obligations to issue, extend or renew Letters of Credit. No termination of the credit hereunder shall relieve the Borrowers or any of their Subsidiaries of any of the Obligations.

13.3.  Remedies. In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Lenders shall have accelerated the maturity of the Loans pursuant to §13.1, each Lender and the Issuing Bank, if owed any amount with respect to the Loans or the Reimbursement Obligations, may, with the consent of the Required Lenders but not otherwise, proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Credit Agreement and the other Loan Documents or any instrument pursuant to which the Obligations to such Lender are evidenced, including as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of such Lender or Issuing Bank. No remedy herein conferred upon any Lender or the Issuing Bank or Administrative Agent or the holder of any Note or purchaser of any Letter of Credit Participation is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

13.4.  Distribution of Collateral Proceeds. In the event that the Administrative Agent receives proceeds as contemplated by §2.12 or in the event that, following the occurrence or during the continuance of any Default or Event of Default, the Administrative Agent, the Issuing Bank or any Lender, as the case may be, receives any monies in connection with the enforcement of any of the Security Documents, or otherwise with respect to the realization upon any of the Collateral, such monies shall, subject to the provisions of the Intercreditor Agreement, be distributed for application as follows:

(a)  First, to the payment of, or (as the case may be) the reimbursement of the Administrative Agent for or in respect of all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Administrative Agent in connection with the collection of such monies by the Administrative Agent, for the exercise, protection or enforcement by the Administrative Agent of all or any of the rights, remedies, powers and privileges of the Administrative Agent under this Credit Agreement or any of the other Loan Documents or in respect of the Collateral or in support of any provision of adequate indemnity to the Administrative Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Administrative Agent to such monies;

(b)  Second, to all other Obligations (other than Obligations arising under any Hedging Agreement or the Cash Management Services) in such order or preference as the Required Lenders may determine; provided, however, that (i) distributions shall be made (A) pari passu among Obligations with respect to the Administrative Agent’s Fee, the Letter of Credit Fees and all other Obligations and (B) with respect to each type of Obligation owing to the Lenders, such as interest, principal, fees and expenses, among the Lenders pro rata, and (ii) the Administrative Agent may in its discretion make proper allowance to take into account any Obligations not then due and payable;

(c)  Third, to obligations of the Borrowers and their Subsidiaries to any of the Lenders and/or the Administrative Agent and/or any of their Affiliates with respect to Obligations relating to Hedging Agreements and the Cash Management Services;

(d)  Fourth, upon payment and satisfaction in full or other provisions for payment in full satisfactory to the Lenders and the Administrative Agent of all of the Obligations, to the payment of any obligations required to be paid pursuant to §9-608(a)(1)(C) or 9-615(a)(3) of the Uniform Commercial Code; and

(e)  Fifth, the excess, if any, shall be returned to the Borrowers or to such other Persons as are entitled thereto.

14.	THE ADMINISTRATIVE AGENT.

14.1.  Authorization.

(a)  The Administrative Agent is authorized to take such action on behalf of each of the Lenders and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Administrative Agent, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Administrative Agent.

(b)  The relationship between the Administrative Agent and each of the Lenders is that of an independent contractor. The use of the term “Administrative Agent” is for convenience only and is used to describe, as a form of convention, the independent contractual relationship between the Administrative Agent and each of the Lenders. Nothing contained in this Credit Agreement or any other Loan Document shall be construed to create an agency, trust or other fiduciary relationship between the Administrative Agent and any of the Lenders.

(c)  As an independent contractor empowered by the Lenders to exercise certain rights and perform certain duties and responsibilities hereunder and under the other Loan Documents, the Administrative Agent is nevertheless a “representative” of the Lenders, as that term is defined in Article 1 of the Uniform Commercial Code, for purposes of actions for the benefit of the Lenders and the Administrative Agent with respect to all collateral security and guaranties contemplated by the Loan Documents. Such actions include the designation of the Administrative Agent as “secured party” or the like on all financing statements and other documents and instruments, whether recorded or otherwise, relating to the attachment, perfection, priority or enforcement of any security interests in collateral security intended to secure the payment or performance of any of the Obligations, all for the benefit of the Lenders, the Issuing Bank and the Administrative Agent.

14.2.  Employees and Administrative Agents. The Administrative Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Credit Agreement and the other Loan Documents. The Administrative Agent may utilize the services of such Persons as the Administrative Agent in its sole discretion may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrowers.

14.3.  No Liability. Neither the Administrative Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent or employee thereof, shall be liable for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Administrative Agent or such other Person, as the case may be, may be liable for losses due to its willful misconduct or gross negligence.

14.4.  No Representations.

14.4.1.  General. The Administrative Agent shall not be responsible for the execution or validity or enforceability of this Credit Agreement, the Notes, the Letters of Credit, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Obligations, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Obligations, or for any recitals or statements, warranties or representations made herein or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Borrowers or any of their Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any instrument at any time constituting, or intended to constitute, collateral security for the Obligations or to inspect any of the properties, books or records of the Borrowers or any of their Subsidiaries. The Administrative Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrowers or any holder of any of the Obligations shall have been duly authorized or is true, accurate and complete. The Administrative Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Lenders or the Issuing Bank, with respect to the creditworthiness or financial conditions of the Borrowers or any of their Subsidiaries. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement.

14.4.2.  Closing Documentation, etc. For purposes of determining compliance with the conditions set forth in §11, each Lender that has executed this Credit Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document and matter either sent, or made available, by the Administrative Agent or the Arranger to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be to be consent to or approved by or acceptable or satisfactory to such Lender, unless an officer of the Administrative Agent or the Arranger active upon the Borrowers’ account shall have received notice from such Lender not less than three days prior to the Effective Date specifying such Lender’s objection thereto and such objection shall not have been withdrawn by notice to the Administrative Agent or the Arranger to such effect on or prior to the Effective Date.

14.5.  Payments.

14.5.1.  Payments to Administrative Agent. A payment by the Borrowers to the Administrative Agent hereunder or under any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender. The Administrative Agent agrees promptly to distribute to each Lender such Lender’s pro rata share of payments received by the Administrative Agent for the account of the Lenders except as otherwise expressly provided herein or in any of the other Loan Documents.

14.5.2.  Distribution by Administrative Agent. If in the opinion of the Administrative Agent the distribution of any amount received by it in such capacity hereunder, under this Credit Agreement or any of the other Loan Documents might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Administrative Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Administrative Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

14.5.3.  Delinquent Lenders. Notwithstanding anything to the contrary contained in this Credit Agreement or any of the other Loan Documents, any Lender that fails (a) to make available to the Administrative Agent its pro rata share of any Loan or to purchase any Letter of Credit Participation or (b) to comply with the provisions of §16.1 with respect to making dispositions and arrangements with the other Lenders, where such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Lenders, in each case as, when and to the full extent required by the provisions of this Credit Agreement, shall be deemed delinquent (a “Delinquent Lender”) and shall be deemed a Delinquent Lender until such time as such delinquency is satisfied. A Delinquent Lender shall be deemed to have assigned any and all payments due to it from the Borrowers, whether on account of outstanding Loans, Unpaid Reimbursement Obligations, interest, fees or otherwise, to the remaining nondelinquent Lenders for application to, and reduction of, their respective pro rata shares of all outstanding Loans and Unpaid Reimbursement Obligations. The Delinquent Lender hereby authorizes the Administrative Agent to distribute such payments to the nondelinquent Lenders in proportion to their respective pro rata shares of all outstanding Loans and Unpaid Reimbursement Obligations. A Delinquent Lender shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Loans and Unpaid Reimbursement Obligations of the nondelinquent Lenders, the Lenders’ respective pro rata shares of all outstanding Loans and Unpaid Reimbursement Obligations have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.

14.6.  Holders of Loans. The Administrative Agent may deem and treat the payee of any Loan or the purchaser of any Letter of Credit Participation as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

14.7.  Indemnity. The Lenders ratably agree hereby to indemnify and hold harmless the Administrative Agent and its affiliates from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Administrative Agent or such affiliate has not been reimbursed by the Borrowers as required by §16.2), and liabilities of every nature and character arising out of or related to this Credit Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Administrative Agent’s actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Administrative Agent’s willful misconduct or gross negligence.

14.8.  Administrative Agent as Lender. In its individual capacity, the Administrative Agent shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loans made by it, and as the holder of any of the Loans and as the purchaser of any Letter of Credit Participations, as it would have were it not also the Administrative Agent.

14.9.  Resignation. The Administrative Agent may resign at any time by giving sixty (60) days prior written notice thereof to the Lenders and the Borrowers. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. Unless a Default or Event of Default shall have occurred and be continuing, such successor Administrative Agent shall be reasonably acceptable to the Borrowers. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a financial institution indebtedness of which has a rating of not less than A or its equivalent by S&P. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation, the provisions of this Credit Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

14.10.  Notification of Defaults and Events of Default. Each Lender hereby agrees that, upon learning of the existence of a Default or an Event of Default, it shall promptly notify the Administrative Agent thereof. The Administrative Agent hereby agrees that upon receipt of any notice under this §14.10 it shall promptly notify the other Lenders of the existence of such Default or Event of Default.

14.11.  Duties in the Case of Enforcement. In case one of more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Administrative Agent shall, if (a) so requested by the Required Lenders and (b) the Lenders have provided to the Administrative Agent such additional indemnities and assurances against expenses and liabilities as the Administrative Agent may reasonably request, proceed to enforce the provisions of the Security Documents authorizing the sale or other disposition of all or any part of the Collateral and exercise all or any such other legal and equitable and other rights or remedies as it may have in respect of such Collateral. The Required Lenders may direct the Administrative Agent in writing as to the method and the extent of any such sale or other disposition, the Lenders hereby agreeing to indemnify and hold the Administrative Agent, harmless from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, provided that the Administrative Agent need not comply with any such direction to the extent that the Administrative Agent reasonably believes the Administrative Agent’s compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction.

14.12. Documentation and Syndication Agents. Each party hereto agrees and acknowledges that the Syndication Agent and the Documentation Agent do not have any duties or responsibilities in their capacities as syndication agent and documentation agent, respectively, hereunder and shall not have, or become subject to, any liability hereunder in such capacities.

15.	SUCCESSORS AND ASSIGNS.

15.1.  General Conditions. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (a) to an Eligible Assignee in accordance with the provisions of §15.2, (b) by way of participation in accordance with the provisions of §15.4 or (c) by way of pledge or assignment of a security interest subject to the restrictions of §15.6 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in §15.4 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement or any of the other Loan Documents.

15.2.  Assignments. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (a) except in the cases of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or of an assignment to a Lender or a Lender Affiliate, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loan of the assigning Lender subject to each such assignment (determined as of the date on which the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed); (b) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loan or the Commitment assigned, it being understood that non-pro rata assignments of or among any of the Commitments, the Loans, and Reimbursement Obligations are not permitted; (c) any assignment of a Commitment must be approved by the Administrative Agent unless the Person that is the proposed assignee is itself a Lender with a Commitment (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and (d) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Subject to acceptance and recording thereof by the Administrative Agent pursuant to §15.3, from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Acceptance have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of §§5.2.2, 5.6, 5.7, 5.9 and 16.3  with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this paragraph shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with §15.4.

15.3.  Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

15.4.  Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (a) such Lender’s obligations under this Credit Agreement shall remain unchanged, (b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (c) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that would reduce the principal of or the interest rate on any Loans, extend the term or increase the amount of the Commitment of such Lender as it relates to such Participant, reduce the amount of any Unused Fee or Letter of Credit Fees to which such Participant is entitled or extend any regularly scheduled payment date for principal or interest. Subject to §15.5, the Borrowers agree that each Participant shall be entitled to the benefits of §§5.2.2, 5.6, 5.7 and 5.9 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to §15.2. To the extent permitted by law, each Participant also shall be entitled to the benefits of §16.1 as though it were a Lender, provided such Participant agrees to be subject to §16.1 as though it were a Lender.

15.5.  Payments to Participants. A Participant shall not be entitled to receive any greater payment under §§5.2.2, 5.6 and 5.7 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of §5.2.2 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with §5.2.3 as though it were a Lender.

15.6.  Miscellaneous Assignment Provisions. A Lender may at any time grant a security interest in all or any portion of its rights under this Credit Agreement to secure obligations of such Lender, including without limitation (a) any pledge or assignment to secure obligations to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341 and (b) with respect to any Lender that is a Fund, to any lender or any trustee for, or any other representative of, holders of obligations owed or securities issued by such Fund as security for such obligations or securities or any institutional custodian for such Fund or for such lender; provided that no such grant shall release such Lender from any of its obligations hereunder, provide any voting rights hereunder to the secured party thereof, substitute any such secured party for such Lender as a party hereto or affect any rights or obligations of the Borrowers or Administrative Agent hereunder.

15.7.  Assignee or Participant Affiliated with a Borrower. If any assignee Lender is an Affiliate of a Borrower, then any such assignee Lender shall have no right to vote as a Lender hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or other modifications to any of the Loan Documents or for purposes of making requests to the Administrative Agent pursuant to §13.1 or §13.2, and the determination of the Required Lenders shall for all purposes of this Credit Agreement and the other Loan Documents be made without regard to such assignee Lender’s interest in any of the Loans or Reimbursement Obligations. If any Lender sells a participating interest in any of the Loans or Reimbursement Obligations to a Participant, and such Participant is a Borrower or an Affiliate of a Borrower, then such transferor Lender shall promptly notify the Administrative Agent of the sale of such participation. A transferor Lender shall have no right to vote as a Lender hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or modifications to any of the Loan Documents or for purposes of making requests to the Administrative Agent pursuant to §13.1 or §13.2 to the extent that such participation is beneficially owned by any Borrower or any Affiliate of any Borrower, and the determination of the Required Lenders shall for all purposes of this Credit Agreement and the other Loan Documents be made without regard to the interest of such transferor Lender in the Loans or Reimbursement Obligations to the extent of such participation.

15.8.  New Notes. Upon its receipt of an Assignment and Acceptance executed by the parties to such assignment, together with each Revolving Credit Note subject to such assignment, the Administrative Agent shall (a) record the information contained therein in the Register, and (b) give prompt notice thereof to the Borrowers and the Lenders (other than the assigning Lender). Within five (5) Business Days after receipt of such notice, the Borrowers, at their own expense, shall execute and deliver to the Administrative Agent, in exchange for each surrendered Note, a new Note to the order of such Assignee in an amount equal to the amount assumed by such Assignee pursuant to such Assignment and Acceptance and, if the assigning Lender has retained some portion of its obligations hereunder, a new Note to the order of the assigning Lender in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the assigned Notes. Within five (5) days of issuance of any new Notes pursuant to this §15.8, the Borrowers shall, upon the request of the assignee Lender, deliver an opinion of counsel, addressed to the Lenders and the Administrative Agent, relating to the due authorization, execution and delivery of such new Notes and the legality, validity and binding effect thereof, in form and substance satisfactory to the assignee Lender. The surrendered Notes shall be cancelled and returned to the Borrowers.

15.9.  Special Purpose Funding Vehicle. Notwithstanding anything to the contrary contained in this §15, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”) of such Granting Lender, identified as such in writing from time to time delivered by the Granting Lender to the Administrative Agent and the Borrowers, the option to provide to the Borrowers all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrowers pursuant to this Credit Agreement, provided that (a) nothing herein shall constitute a commitment to make any Loan by any SPC, (b) the Granting Bank’s obligations under this Credit Agreement shall remain unchanged, (c) the Granting Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement and (d) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by the Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any expense reimbursement, indemnity or similar payment obligation under this Credit Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Credit Agreement) that, prior to the date that is one year and one day after the later of (i) the payment in full of all outstanding senior indebtedness of any SPC and (ii) the Maturity Date, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States of America or any State thereof. In addition, notwithstanding anything to the contrary contained in this §15.9, any SPC may (A) with notice to, but (except as specified below) without the prior written consent of, the Borrowers or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to its Granting Lender or to any financial institutions (consented to by the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrowers, which consents shall not be unreasonably withheld or delayed) providing liquidity and/or credit facilities to or for the account of such SPC to fund the Loans made by such SPC or to support the securities (if any) issued by such SPC to fund such Loans and (B) disclose on a confidential basis any non-public information relating to its Loans (other than financial statements referred to in §§7.4 or 8.4) to any rating agency, commercial paper dealer or provider of a surety, guarantee or credit or liquidity enhancement to such SPC. In no event shall the Borrowers be obligated to pay to an SPC that has made a Loan any greater amount than the Borrowers would have been obligated to pay under this Credit Agreement if the Granting Lender had made such Loan. An amendment to this §15.9 without the written consent of an SPC shall be ineffective insofar as it alters the rights and obligations of such SPC.

16.	PROVISIONS OF GENERAL APPLICATIONS.

16.1.  Setoff. The Borrowers hereby grant to the Administrative Agent, the Issuing Bank and each of the Lenders a continuing lien, security interest and right of setoff as security for all liabilities and obligations to the Administrative Agent, the Issuing Bank and each Lender, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of the Administrative Agent, the Issuing Bank or such Lender or any Lender Affiliate and their successors and assigns or in transit to any of them. Regardless of the adequacy of any collateral, if any of the Obligations are due and payable and have not been paid or any Event of Default shall have occurred, any deposits or other sums credited by or due from any of the Lenders or the Issuing Bank to any Borrower and any securities or other property of any Borrower in the possession of such Lender or Issuing Bank may be applied to or set off by such Lender or the Issuing Bank against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrowers to such Lender or Issuing Bank. ANY AND ALL RIGHTS TO REQUIRE ANY LENDER OR ISSUING BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWERS ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED. Each of the Lenders agrees with each other Lender that (a) if an amount to be set off is to be applied to Indebtedness of the Borrowers to such Lender, other than the Loans or Reimbursement Obligations owed to such Lender, such amount shall be applied ratably to such other Indebtedness and to the Loans and Reimbursement Obligations owed to such Lender, and (b) if such Lender shall receive from the Borrowers, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the Loans or Reimbursement Obligations owed to such Lender by proceedings against any Borrower at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Loans or Reimbursement Obligations owed to such Lender any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Loans and Reimbursement Obligations owed to all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving, in respect of the Loans and Reimbursement Obligations owed to it, its proportionate payment as contemplated by this Credit Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

16.2.  Expenses. The Borrowers jointly and severally agree to pay (a) the reasonable costs of producing and reproducing this Credit Agreement, the other Loan Documents, and the other agreements and instruments mentioned herein or executed or delivered in connection herewith, (b) any taxes (including any interest and penalties in respect thereto) payable by the Administrative Agent, the Issuing Bank or any of the Lenders (other than taxes based upon the Administrative Agent’s, Issuing Bank’s or any Lender’s net income) on or with respect to the transactions contemplated by this Credit Agreement (the Borrowers hereby jointly and severally agreeing to indemnify the Administrative Agent, the Issuing Bank and each Lender with respect thereto), (c) the reasonable fees, expenses and disbursements of the Administrative Agent’s Special Counsel or any local counsel to the Administrative Agent incurred in connection with the preparation, syndication, administration or interpretation of the Loan Documents and other instruments mentioned herein, each closing hereunder, any amendments, modifications, approvals, consents or waivers hereto or hereunder, or the cancellation of any Loan Document upon payment in full in cash of all of the Obligations or pursuant to any terms of such Loan Document for providing for such cancellation, (d) the fees, expenses and disbursements of the Administrative Agent or any of its affiliates incurred by the Administrative Agent or such affiliate in connection with the preparation, syndication, administration or interpretation of the Loan Documents and other instruments mentioned herein, including all appraisal and examination charges, (e) any fees, costs, expenses and bank charges, including bank charges for returned checks, incurred by the Administrative Agent in establishing, maintaining or handling agency accounts, lock box accounts and other accounts for the collection of any of the Collateral, (f) all reasonable out-of-pocket expenses (including without limitation reasonable attorneys’ fees and costs, which attorneys may be employees of any Lender, the Issuing Bank or the Administrative Agent, and reasonable consulting, accounting, appraisal, investment banking and similar professional fees and charges) incurred by any Lender or the Administrative Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrowers, or any of their Subsidiaries or the administration thereof after the occurrence of a Default or Event of Default and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to any Lender’s, the Issuing Bank’s or the Administrative Agent’s relationship with the Borrowers or any of their Subsidiaries and (g) all reasonable fees, expenses and disbursements of any Lender, the Issuing Bank or the Administrative Agent incurred in connection with UCC searches, UCC filings, intellectual property searches, or intellectual property filings or recordings. The covenants contained in this §16.2 shall survive payment or satisfaction in full of all other obligations.

16.3.  Indemnification. The Borrowers jointly and severally agree to indemnify and hold harmless the Administrative Agent, the Issuing Bank and the Lenders and the affiliates, directors, officers, employees, agents and representatives of each of them (collectively, the “Indemnified Parties”) from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages, costs and expenses of every nature and character, arising out of or in connection with this Credit Agreement or any of the other Loan Documents or the transactions contemplated hereby including, without limitation, (a) any actual or proposed use by the Borrowers or any of their Subsidiaries of the proceeds of any of the Loans or Letters of Credit, (b) the reversal or withdrawal of any provisional credits granted by the Administrative Agent upon the transfer of funds from lock box, bank agency, concentration accounts or otherwise under any cash management arrangements with any Borrower or any Subsidiary of a Borrower or in connection with the provisional honoring of funds transfers, checks or other items, including without limitation with respect to any Cash Management Services, (c) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of the Borrowers or any of their Subsidiaries comprised in the Collateral, (d) the Borrowers or any of their Subsidiaries entering into or performing this Credit Agreement or any of the other Loan Documents, or (e) with respect to the Borrowers and their Subsidiaries and their respective properties and assets, the violation of any Environmental Law, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property), in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding except to the extent any of the foregoing are directly caused by the gross negligence or willful misconduct of the otherwise Indemnified Party. In litigation, or the preparation therefor, the Indemnified Parties shall be entitled to select their own counsel and, in addition to the foregoing indemnity, the Borrowers jointly and severally agree to pay promptly the reasonable fees and expenses of such counsel. If, and to the extent that the obligations of the Borrowers under this §16.3 are unenforceable for any reason, the Borrowers hereby agree to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The covenants contained in this §16.3 shall survive payment or satisfaction in full of all other Obligations.

16.4.  Treatment of Certain Confidential Information.

16.4.1.  Confidentiality. Each of the Lenders, the Issuing Bank and the Administrative Agent agrees, on behalf of itself and each of its affiliates, directors, officers, employees and representatives, to use reasonable precautions to keep confidential, in accordance with their customary procedures for handling confidential information of the same nature and in accordance with safe and sound banking practices, any non-public information supplied to it by the Borrowers or any of their Subsidiaries pursuant to this Credit Agreement that is identified by such Person as being confidential at the time the same is delivered to the Lenders, the Issuing Bank or the Administrative Agent, provided that nothing herein shall limit the disclosure of any such information (a) after such information shall have become public other than through a violation of this §16.4, or becomes available to any of the Lenders, the Issuing Bank or the Administrative Agent on a nonconfidential basis from a source other than the Borrowers, (b) to the extent required by statute, rule, regulation or judicial process, (c) to counsel for any of the Lenders, the Issuing Bank or the Administrative Agent, (d) to bank examiners or any other regulatory authority having jurisdiction over any Lender, the Issuing Bank or the Administrative Agent, or to auditors or accountants, (e) to the Administrative Agent, the Issuing Bank, any Lender or any Financial Affiliate, (f) in connection with any litigation to which any one or more of the Lenders, the Issuing Bank, the Administrative Agent or any Financial Affiliate is a party, or in connection with the enforcement of rights or remedies hereunder or under any other Loan Document, (g) to a Lender Affiliate or a Subsidiary or affiliate of the Administrative Agent or the Issuing Bank, (h) to any actual or prospective assignee or participant or any actual or prospective counterparty (or its advisors) to any swap or derivative transactions referenced to credit or other risks or events arising under this Credit Agreement or any other Loan Document so long as such assignee, participant or counterparty, as the case may be, agrees to be bound by the provisions of this §16.4 or (i) with the consent of the Borrowers. Moreover, each of the Administrative Agent, the Issuing Bank, the Lenders and any Financial Affiliate is hereby expressly permitted by the Borrowers to refer to any of the Borrowers and their Subsidiaries in connection with any advertising, promotion or marketing undertaken by the Administrative Agent, such Lender, the Issuing Bank or such Financial Affiliate and, for such purpose, the Administrative Agent, such Lender, the Issuing Bank or such Financial Affiliate may utilize any trade name, trademark, logo or other distinctive symbol associated with the Borrowers or any of their Subsidiaries or any of their businesses.

16.4.2.  Prior Notification. Unless specifically prohibited by applicable law or court order, each of the Lenders, the Issuing Bank and the Administrative Agent shall, prior to disclosure thereof, notify the Borrowers of any request for disclosure of any such non-public information by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender, the Issuing Bank or the Administrative Agent by such governmental agency) or pursuant to legal process.

16.4.3.  Other. In no event shall any Lender, the Issuing Bank or the Administrative Agent be obligated or required to return any materials furnished to it or any Financial Affiliate by the Borrowers or any of their Subsidiaries. The obligations of each Lender under this §16.4 shall supersede and replace the obligations of such Lender under any confidentiality letter in respect of this financing signed and delivered by such Lender to the Borrowers prior to the date hereof and shall be binding upon any assignee of, or purchaser of any participation in, any interest in any of the Loans or Reimbursement Obligations from any Lender.

16.5.  Survival of Covenants, Etc. All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrowers or any of their Subsidiaries pursuant hereto shall be deemed to have been relied upon by the Lenders, the Issuing Bank and the Administrative Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of any of the Loans and the issuance, extension or renewal of any Letters of Credit, as herein contemplated, and shall continue in full force and effect so long as any Letter of Credit or any amount due under this Credit Agreement or the Notes or any of the other Loan Documents remains outstanding or any Lender has any obligation to make any Loans or the Issuing Bank has any obligation to issue, extend or renew any Letter of Credit, and for such further time as may be otherwise expressly specified in this Credit Agreement. All statements contained in any certificate or other paper delivered to any Lender, the Issuing Bank or the Administrative Agent at any time by or on behalf of the Borrowers or any of their Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrowers or such Subsidiary hereunder.

16.6.  Notices. Except as otherwise expressly provided in this Credit Agreement, all notices and other communications made or required to be given pursuant to this Credit Agreement, any Note, any Letter of Credit Application or any other Loan Document shall be in writing and shall be delivered in hand, mailed by United States registered or certified first class mail, postage prepaid, sent by overnight courier, or sent by telecopy, facsimile or telex and confirmed by delivery via courier or postal service, addressed as follows:

(a)  if to any Borrower, c/o Seneca Foods Corporation, 3736 South Main Street, Marion, New York 14505, Attention: Chief Financial Officer, telecopy no. 315-926-8300, or at such other address or telecopy number for notice as such Borrower shall last have furnished in writing to the Person giving the notice;

(b)  if to the Administrative Agent, at 200 Glastonbury Boulevard, Glastonbury, Connecticut 06033, Attention: Lisa Freeman, telecopy no. 860-368-6029, or such other address or telecopy number for notice as the Administrative Agent shall last have furnished in writing to the Person giving the notice; and

(c)  if to the Issuing Bank or any Lender, at such Issuing Bank’s or Lender’s address or telecopy number set forth on Schedule 1 hereto, or such other address or telecopy number for notice as such Lender shall have last furnished in writing to the Person giving the notice.

Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer, (ii) if delivered by overnight courier or facsimile, at the time of the receipt thereof (except that, if a facsimile is received on a day that is not a Business Day or after 4:00 p.m. on a Business Day, it will be deemed to have been received on the next Business Day), and (iii) if sent by registered or certified first-class mail, postage prepaid, on the fourth Business Day following the mailing thereof. Any notice or other communication to be made hereunder or under any Note, any Letter of Credit Application or any other Loan Document, even if otherwise required to be in writing under other provisions of this Credit Agreement, any Note, any Letter of Credit Application or any other Loan Document, may alternatively be made in an electronic record transmitted electronically under such authentication and other procedures as the parties hereto may from time to time agree in writing (but not an electronic record), and such electronic transmission shall be effective at the time set forth in such procedures. Unless otherwise expressly provided in such procedures, such an electronic record shall be equivalent to a writing under the other provisions of this Credit Agreement, any Note, any Letter of Credit Application or any other Loan Document, and such authentication, if made in compliance with the procedures so agreed by the parties hereto in writing (but not an electronic record), shall be equivalent to a signature under the other provisions of this Credit Agreement, any Note, any Letter of Credit Application or any other Loan Document.

16.7.  Governing Law. THIS CREDIT AGREEMENT AND, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, EACH OF THE OTHER LOAN DOCUMENTS ARE CONTRACTS UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID STATE OF NEW YORK (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). THE BORROWERS AGREE THAT ANY SUIT FOR THE ENFORCEMENT OF THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN AND CONSENT TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE APPLICABLE BORROWERS BY MAIL AT THE ADDRESS SPECIFIED IN §16.6. THE BORROWERS HEREBY WAIVE ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

16.8.  Headings. The captions in this Credit Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

16.9.  Counterparts. This Credit Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when executed and delivered shall be an original, and all of which together shall constitute one agreement. In proving this Credit Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought. Delivery by facsimile by any of the parties hereto of an executed counterpart hereof or of any amendment or waiver hereto shall be as effective as an original executed counterpart hereof or of such amendment or waiver and shall be considered a representation that an original executed counterpart hereof or such amendment or waiver, as the case may be, will be delivered.

16.10.  Entire Agreement, Etc. The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Credit Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §16.12.

16.11.  Waiver of Jury Trial. THE PARTIES HERETO HEREBY WAIVE THEIR RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS CREDIT AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE ADMINISTRATIVE AGENT OR ANY LENDER RELATING TO THE ADMINISTRATION OF THE LOANS OR ENFORCEMENT OF THE LOAN DOCUMENTS AND AGREE THAT NO PARTY HERETO WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. Except as prohibited by law, the Borrowers hereby waive any right they may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. The Borrowers (a) certify that no representative, agent or attorney of any Lender or the Administrative Agent has represented, expressly or otherwise, that such Lender or the Administrative Agent would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledge that the Administrative Agent and the Lenders have been induced to enter into this Credit Agreement, the other Loan Documents to which any of them is a party and the Intercreditor Agreement by, among other things, the waivers and certifications contained herein.

16.12.  Consents, Amendments, Waivers, Etc. Any consent or approval required or permitted by this Credit Agreement to be given by the Lenders may be given, and any term of this Credit Agreement, the other Loan Documents or any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrowers or any of their Subsidiaries of any terms of this Credit Agreement, the other Loan Documents or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Borrowers and the written consent of the Required Lenders. Notwithstanding the foregoing, no amendment, modification or waiver shall:

(a)  without the written consent of each Lender directly affected thereby:

(i)  reduce or forgive the principal amount of any Loans or Reimbursement Obligations, or reduce the rate of interest on the Revolving Credit Notes or the amount of the Unused Fee or Letter of Credit Fees (other than interest accruing pursuant to §5.10);

(ii)  increase the amount of such Lender’s Commitment or extend the expiration date of such Lender’s Commitment;

(iii)  postpone or extend the Maturity Date or any other regularly scheduled dates for payments of principal of, or interest on, the Loans or Reimbursement Obligations or any Fees or other amounts payable to such Lender (it being understood that (A) a waiver of the application of the default rate of interest pursuant to §5.10, and (B) any vote to rescind any acceleration made pursuant to §13.1 of amounts owing with respect to the Loans and other Obligations and (C) any modifications of the provisions relating to amounts, timing or application of prepayments of Loans and other Obligations, including under §3.2.2 shall require only the approval of the Required Lenders); and

(iv)  other than pursuant to a transaction permitted by the terms of this Credit Agreement, release a material portion of the Collateral (excluding, if any Borrower or any Subsidiary of a Borrower becomes a debtor under the federal Bankruptcy Code, the release of “cash collateral”, as defined in Section 363(a) of the federal Bankruptcy Code pursuant to a cash collateral stipulation with the debtor approved by the Required Lenders);

(b)  without the written consent of all of the Lenders:

(i)  amend or waive this §16.12, the definition of Required Lenders or the portions of §2.1, §2.3, §2.11.2(c), §13.4(b), §14.5.1 or §14.5.3, which provide for amounts to be paid, distributed or allocated on a pro rata basis (it being understood that the addition of one or more additional credit facilities, the allowance of the credit extensions, interest and fees thereunder on a subordinated basis with the Loans, Letters of Credit, interest and Fees in the benefits of the Loan Documents and the inclusion of the holders of such facilities in the determination of Required Lenders shall require only the approval of the Required Lenders); and

(ii)  increase the advance rates used in the calculation of the Borrowing Base or amend the definition of “Borrowing Base” or of any definition of any component thereof, such that more credit would be available to the Borrowers, based on the same assets, as would have been available to the Borrowers immediately prior to such amendment, it being understood, however, that the foregoing shall not (A) limit the adjustment by the Administrative Agent of any Reserve in the Administrative Agent’s administration of the Loans as otherwise permitted by this Credit Agreement or (B) prevent the Administrative Agent from restoring any component of the Borrowing Base, which had been lowered by the Administrative Agent back to the value of such component, as stated in this Credit Agreement or to an intermediate value;

(c)  without the written consent of the Administrative Agent, amend or waive §2.6.2 or any other provision applicable to the Swing Line Loans or the Swing Line Lender, §14, the amount or time of payment of the Administrative Agent’s Fee or any other provision applicable to the Administrative Agent; or

(d)  without the written consent of the Issuing Bank, amend or waive any provision of §4 or any other provision applicable to the issuance, extension or renewal of any Letters of Credit, the amount or time of payment of the Letter of Credit Fees payable for the Issuing Bank’s account or any other provision applicable to the Issuing Bank.

No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Administrative Agent, the Issuing Bank or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrowers shall entitle the Borrowers to other or further notice or demand in similar or other circumstances.

16.13.  Notices to and Consents from the Borrowers. When any provision hereof or of any other Loan Document permits or requires notice to be given to the Borrowers or refers to or provides for the consent or approval of the Borrowers, notice to any one Borrower will constitute notice to all of the Borrowers and the consent or approval of any one Borrower will constitute the consent or approval of all of the Borrowers.

16.14.  Severability. The provisions of this Credit Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Credit Agreement in any jurisdiction.

16.15.  Effective Date. This Credit Agreement shall become effective among the parties hereto as of the Effective Date. Until the Effective Date, the terms of the Original Credit Agreement shall remain in full force and effect.

16.16.  Patriot Act Notice. Administrative Agent and Lenders hereby notify the Borrowers that, pursuant to the requirements of the Patriot Act, Administrative Agent and Lenders are required to obtain, verify and record information that identifies the Borrowers, including their legal names, addresses, tax ID numbers and other information that will allow Administrative Agent and Lenders to identify them in accordance with the Patriot Act. Administrative Agent and Lenders will also require information regarding each personal guarantor, if any, and may require information regarding the Borrowers’ management and owners, such as legal names, addresses, social security numbers and dates of birth.

16.17.  Restatement. This Credit Agreement amends, restates and supersedes the Original Credit Agreement. All references in the Loan Documents or any other document or instrument executed or delivered in connection therewith to the Credit Agreement shall hereafter be deemed to be references to this Credit Agreement. It is the intention of the parties hereto that this Credit Agreement shall not constitute a novation or discharge of the indebtedness evidenced by the Original Credit Agreement, nor shall this Credit Agreement affect or impair the priority of the security interests and mortgages created by the Security Documents, it being the intention of the parties hereto to preserve all security interests and mortgages securing payment of the Obligations, which security interests and mortgages are acknowledged by the Borrowers to be valid and subsisting against the Collateral.

[Signatures Follow on Next Page]

CTDOCS/1667596.9

IN WITNESS WHEREOF, the undersigned have duly executed this Credit Agreement as of the date first set forth above.

SENECA FOODS CORPORATION

By: /s/Kraig H. Kayser
Name: Kraig H. Kayser
Title: President

SIGNATURE FRUIT COMPANY, LLC

By: /s/Kraig H. Kayser
Name: Kraig H. Kayser
Title: President

SENECA SNACK COMPANY

By: /s/James L. McClelland
Name: James L. McClelland
Title: President

[Signature Page to Amended and Restated Credit Agreement]
CTDOCS/1667596.9

BANK OF AMERICA, N.A.,
individually, as a Lender, as Administrative Agent, as Collateral Agent and as Issuing Bank

By /s/Lisa Freeman ________________________
Name: Lisa Freeman
Title: Senior Vice President

GENERAL ELECTRIC CAPITAL CORPORATION,
as a Lender and as Syndication Agent

By: /s/Meeno Sameer________________________
Name: Meeno Sameer
Title: Duly Authorized Signatory

COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK INTERNATIONAL”, NEW YORK BRANCH, as a Lender and as Documentation Agent

By: /s/Betty Mills___________________________
Name: Betty Mills
Title: Executive Director

By: /s/Brett Delfino_________________________
Name: Brett Delfino
Title: Executive Director

MANUFACTURERS & TRADERS TRUST COMPANY, as a Lender

By: /s/Jon M. Fogle_____________
Name: Jon M. Fogle
Title: Vice President

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By: /s/John W. Ball_____________
Name: John W. Ball
Title: Vice President

[Signature Page to Amended and Restated Credit Agreement]
CTDOCS/1667596.9

SCHEDULE 1

LENDERS AND COMMITMENTS

Lender	Commitments
	Amount	Percentage
Bank of America, N.A. c/o Bank of America Business Capital 200 Glastonbury Boulevard Glastonbury, CT 06033 Attention: Lisa Freeman, Senior Vice President Facsimile: 860-368-6029	$65,000,000	26%
General Electric Capital Corporation 201 Merritt 7 Norwalk, CT 06851 Attention: Seneca Foods Account Manager Facsimile: 203-956-4112	$65,000,000	26%
Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank International”, New York Branch 245 Park Avenue New York, NY 10167 Attention: Betty Mills, Executive Director Facsimile: 404-870-8025	$45,000,000	18%
U.S. Bank National Association Suite 350, DN-CO-T3CS 950 17th Street Denver, CO 80202 Attention: John Ball, Vice President Facsimile: 303-585-4732	$40,000,000	16%
Manufacturers & Traders Trust Company 255 East Avenue Rochester, NY 14604 Attention: Jon Fogle, Vice President Facsimile: 585-325-5105	$35,000,000	14%
TOTAL:	$250,000,000	100%